Profit Announcement

For the year ended 30 September 2006

Incorporating the requirements of Appendix 4E

RESULTS FOR ANNOUNCEMENT TO THE MARKET	Year End Profit Announcement 2006

Revenues from ordinary activities(1,2)	up	5.8%	to	$9,217m
Profit from ordinary activities after tax attributable to equity holders(2)	up	13.8%	to	$3,071m
Net profit for the period attributable to equity holders(2)	up	13.8%	to	$3,071m

Dividend Distributions (cents per share)	Amount per security	Franked amount per security
Final Dividend	60	60
Interim Dividend	56	56

Record date for determining entitlements to the dividend	22 November 2006 (Sydney)
21 November 2006 (New York)

(1)             Comprises interest income, interest expense and non-interest income.

(2)             All comparisons with the twelve months ended 30 September 2005.

TABLE OF CONTENTS	Year End Profit Announcement 2006

1. Press Release

2. Results at a Glance
2.1 Earnings
2.2 Summary balance sheet
2.3 Extended performance scorecard

3. Review of Group Operations
3.1 Summary Results Overview
3.2 Basis of Reporting
3.3 Review of earnings
3.4 Credit quality
3.5 Capital and dividends
3.6 Regulatory developments
3.7 Corporate responsibility and sustainability
3.8 Outlook

4. Business Unit Performance
4.1 Business and Consumer Banking
4.2 Westpac Institutional Bank
4.3 BT Financial Group (Australia)
4.4 New Zealand
4.5 Pacific Banking
4.6 Group Business Unit

5. 2006 Financial Information
5.1 Consolidated income statement
5.2 Consolidated balance sheet
5.3 Consolidated cash flow statement
5.4 Consolidated statement of recognised income and expense
5.5 Notes to 2006 year end financial information
5.6 Statement in relation to the review of the financial statements

6. Other Information
6.1 Credit ratings and exchange rates
6.2 Disclosure regarding forward-looking statements
6.3 Shareholder calendar

7. Segment Result
7.1 Full year segment result
7.2 Half year segment result
7.3 New Zealand business unit performance (A$ equivalents to section 4.3)

8. A-IFRS Group Reconciliations
8.1 Full Year Earnings reconciliation
8.2 Half Year Earnings reconciliation
8.3 Average balance sheet excluding the impact of AASB132/139
8.4 Margin analysis excluding the impact of AASB 132/139
8.5 Half on half average Balance sheet

9. Economic Profit

10. Glossary

In this announcement references to ‘Westpac’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities.

1. PRESS RELEASE	Year End Profit Announcement 2006

WESTPAC REPORTS RECORD ANNUAL PROFIT

2006 Highlights: (All comparisons are with 2005 full year result, A-IFRS basis)

•              Record net profit of $3,071 million, up 14%

•              Record cash earnings of $3,079 million, up 10%

•              Record cash earnings per share of $1.67, up 10%

•              Record dividend $1.16, fully franked, up 16%, with higher payout ratio of 69%

•              Return on equity (cash basis) 23%

•              Expense to income ratio down 110 basis points to 47%

•              Solid loan growth, up 15% and deposit growth, up 12%

•              Sound asset quality with net impaired assets down 40 basis points to 1.5% as a proportion of equity and provisions

2nd Half 2006 Highlights:  (All comparisons are with 2006 interim result)

•              Net profit of $1,602 million, up 9% for the six months

•              Cash earnings of $1,568 million, up 4% for the six months

•              Expense to income ratio of 46%, down 40 basis points

•              Loans up 9% and deposits up 9% for the six months

Selected Financial Information	Full Year 2006	Full Year 2005	% Change
Earnings
Cash earnings per share	$1.67	$1.52	10
Cash earnings	$3,079m	$2,804m	10
Net profit	$3,071m	$2,698m	14
Returns
Return on equity	23.0%	21.7%	130bps

2006 Performance Overview

Westpac Banking Corporation today announced a record profit of $3,071 million, for the 12 months ended 30 September 2006, up 14%.  Cash earnings(1) increased 10% to $3,079 million.

Westpac also announced a final dividend of 60 cents fully franked, up 18% on the prior corresponding period. This takes the full year dividend to a record $1.16, up 16% on 2005, with a higher dividend payout ratio of 69%.

As previously disclosed, however, the result was disappointingly affected by a one-off credit card accrual error.  This issue has been thoroughly investigated and rectified.

Westpac’s Chief Executive Officer, David Morgan said: “This is a sound result. We have again delivered a record profit with good lending, deposit and wealth management growth.

“For the 8th year in a row Westpac has achieved double-digit earnings growth on a like-for-like basis(2), driven by sound revenue growth and disciplined expense growth.

“While our 2006 performance was sound, it was nevertheless below our potential.  However, operational momentum has successfully picked-up, particularly in the second half where our core businesses performed strongly.  Our major investments over recent years in leading-edge sales and service platforms are beginning to pay dividends.

(1)             Cash earnings are calculated as net profit after tax less distorting and one-off items (including Treasury shares impacts, NZ Class share distributions in 2005, fair value changes of hedges on hybrid equity and significant one-off non core items).

(2)             Cash earnings with the 2002 to 2003 growth normalised for the sale of AGC in 2002.

“As a result, revenue was up 9% to $9,184 million, on an adjusted basis(1). This reflected robust loan growth, up 15%, and sound deposit growth, up 12%, in the year.  Good loan growth was delivered in mortgages and cards and business lending was particularly strong in the second half of the year.

“BT remains a profitable growth engine, with wealth management an increasingly important performer for us. It is an increasingly significant contributor to our bottom line as we capitalise on superannuation and insurance opportunities.

“The rebuilding of volumes is pleasing and provides good momentum into 2007,” Dr Morgan said.

Increased volume growth was accompanied by a 10 basis points decline in underlying margins (16 basis points decline on a reported basis) which was at the top end of our medium term expectations.  Pricing at competitive levels, changes in the asset mix and strong growth in high yielding deposit accounts contributed to the margin decline.

Expenses were up 4% on an adjusted basis for the year.  The expense to income ratio is now at 46.6%, down 110 basis points for the year.

Credit quality remained sound with total impaired assets as a ratio of gross loans and acceptances falling to a low of 0.22% at year end from 0.27% at year end 2005.

“We will continue to drive future growth by taking full advantage of our unique competitive advantage in sales and service platforms.  Our Reach, Pinnacle, Corporate On-line and Wrap platforms give our people smarter ways to drive cross-sell.

“Adding to this we’ve employed an additional 581 front-line sales and service staff in the year, while adding 11 new branches and business banking centres and refurbished 188 of our 819 Australian branches in the last 12 months.

“We’ve also put on over 70 new agribusiness and regional managers to continue to grow this successful business and assist rural producers through this severe drought.

“Our decision to embrace sustainable and responsible business practices was the right one. It is now translating from workplace gains into business gains and positions us well to deliver future growth.  We’re a bank people want to work for and one that people want to deal with given our stance on sustainable development and strong communities,” Dr Morgan said.

Business Unit Performance

Cash earnings (in A$ millions)	Full Year 2006	Full Year 2005	% Change
Business and Consumer Banking	$1,682m	$1,517m	11
Institutional Banking (ex Structured Finance)	$433m	$361m	20
New Zealand	$423m	$405m	4
BT Financial Group	$339m	$309m	10
Pacific Banking	$76m	$65m	17

Business unit performance was strong, with the exception of the New Zealand consumer business.

In terms of cash earnings:

•              Australian Business and Consumer Banking was up 11%:

•              Consumer segment up 16%

•              Business segment up 7%

•                                          Institutional Bank delivered a solid 20% growth.  This excluded structured finance (down 42%) which was impacted by the previously announced exiting of the New Zealand structured finance activity. Including structured finance, cash earnings were up 4%;

•              New Zealand was up 4% in A$ terms but flat in NZ$ terms;

(1)             Adjusted results remove impacts that distort inter-period comparisons (including certain accounting standards and reclassifications and one-off significant items that don’t reflect ongoing underlying performance).

•                                          BT Financial Group up 21% on an underlying basis (after adjusting for the 2005 impact of the sale of JDV and the termination of the Life Company concessional tax rates) and up 10% on a reported basis.  It delivered a strong ROE of 16%.  The business achieved significant double digit growth in major portfolios including Wrap (34%), Margin Lending (48%), Advice sales (32%) and Corporate Super (18%).  A strong pipeline for institutional flows means BT is exceptionally well positioned for 2007; and

•              Pacific Banking result up 17%.

Outlook

Despite interest rates continuing to rise, the economic environment should remain supportive for 2007 with growth expected to improve modestly and unemployment remaining at historically low levels.

“Overall, we expect a slight easing in housing credit growth in 2007, while still remaining in double digits. Business credit should return to more sustainable levels after a very buoyant 2006.  We also expect wealth management conditions to remain very positive, with the recent superannuation taxation changes assisting in driving growth,” Dr Morgan said.

In New Zealand, economic growth is expected to remain subdued, as high interest rates and a strong currency continue to dampen activity.  As a result, credit growth should slow slightly in 2007.  Performance improvement in the New Zealand consumer segment remains a priority in this challenging environment.

“In 2007, we will be looking to take advantage of our improved operational momentum, our new branding campaign, and our orientation towards top line growth. We are targeting loan growth at least in line with system growth and, given current competitive intensity, expect margin decline to again be towards the upper end of our medium term expectations of 5 to10 basis points.

“Added to this our leading-edge sales and service platforms and infrastructure enhancements give us a further edge that others find hard to match.  That’s why we are confident that our straightforward strategy of putting more ‘feet on the street’, investing in our growth businesses and further enhancing our productivity is one that offers attractive top and bottom line growth upside.

“We go into 2007 in good shape. With our improved performance momentum we expect strong cash earnings growth in 2007,” Dr Morgan said.

2. RESULTS AT A GLANCE

2.1 EARNINGS(1)

$m	Half Year Sept 06	Half Year March 06	% Mov’t Mar 06 Sept 06	Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Net interest income	2,782	2,860	(3)	5,642	5,259	7
Non-interest income	1,872	1,703	10	3,575	3,454	4
Net operating income	4,654	4,563	2	9,217	8,713	6
Operating expenses	(2,160)	(2,135)	(1)	(4,295)	(4,159)	(3)
Core earnings	2,494	2,428	3	4,922	4,554	8
Impairment losses	(190)	(185)	(3)	(375)	(382)	2
Profit from ordinary activities before income tax	2,304	2,243	3	4,547	4,172	9
Income tax expense	(673)	(749)	10	(1,422)	(1,223)	(16)
Net profit	1,631	1,494	9	3,125	2,949	6
Net profit attributable to outside equity interests	(29)	(25)	(16)	(54)	(251)	78
Net profit attributable to equity holders of Westpac Banking Corporation (WBC)	1,602	1,469	9	3,071	2,698	14
Treasury shares	(3)	12	(125)	9	32	(72)
Distribution on other equity instruments	—	—	—	—	49	(100)
TPS revaluations	—	30	(100)	30	25	20
Sale of sub-custody business	(72)	—	—	(72)	—	—
Deferred tax asset write-off	41	—	—	41	—	—
Cash earnings	1,568	1,511	4	3,079	2,804	10

2.1.1 Key Financial Data — Earnings

	Half Year Sept 06	Half Year March 06	% Mov’t Mar 06- Sept 06	Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Shareholder value
Cash earnings per ordinary share (cents)	85.5	81.7	5	167.2	151.5	10
Earnings per ordinary share (cents)	87.5	79.7	10	167.2	148.9	12
Economic profit ($m)	1,174	1,129	4	2,303	2,033	13
Weighted average ordinary shares (millions) — Statutory(2)	1,830	1,844	(1)	1,837	1,845	—
Weighted average ordinary shares (millions) — Underlying(2)	1,835	1,849	(1)	1,842	1,851	—
Fully franked dividends per ordinary share (cents)	60	56	7	116	100	16
Dividend payout ratio — cash earnings (%)	70.2	68.5	170bps	69.4	66.0	340bps
Net tangible assets per ordinary share ($)	6.12	5.78	6	6.12	5.69	8

Productivity and efficiency
Expense to income ratio (%)	46.4	46.8	40bps	46.6	47.7	110bps
Total banking expense to income ratio (%)	45.6	46.1	50bps	45.8	46.7	90bps
Full-time equivalent employees (FTE)	27,224	26,932	1	27,224	27,138	—

Business Performance
Interest spread (%)(3)	1.82	2.03	(21bps)	1.92	1.99	(7bps)
Interest margin (%)(3)	2.19	2.40	(21bps)	2.29	2.45	(16bps)
Average interest earning assets ($m)	257,879	243,488	6	250,703	223,698	12

Notes explained on page 7.

2.2  SUMMARY BALANCE SHEET

$m	30 Sept 2006	31 March 2006	30 Sept 2005	% Mov’t Mar 06- Sept 06	% Mov’t Sept 05- Sept 06
Assets
Cash	2,478	2,536	2,853	(2)	(13)
Due from other financial institutions	12,865	17,124	14,355	(25)	(10)
Trading assets, financial assets and available-for-sale securities	17,811	19,692	14,464	(10)	23
Derivative financial instruments	10,311	14,656	9,944	(30)	4
Loans and acceptances	234,484	215,701	203,150	9	15
Life insurance assets	14,281	14,743	13,595	(3)	5
Other assets	7,348	7,427	7,902	(1)	(7)
Total assets	299,578	291,879	266,263	3	13
Liabilities
Due to other financial institutions	12,051	12,256	10,654	(2)	13
Deposits	167,741	153,891	149,252	9	12
Trading liabilities and other financial liabilities	7,497	9,036	3,154	(17)	138
Derivative financial instruments	9,342	12,389	10,514	(25)	(11)
Debt issues	61,476	63,153	48,754	(3)	26
Acceptances	—	—	4,864	—	100
Life insurance policy liabilities	13,476	13,655	11,717	(1)	15
Loan capital	5,957	6,375	4,214	(7)	41
Other liabilities	5,940	6,482	6,247	(8)	(5)
Total liabilities	283,480	277,237	249,370	2	14
Equity
Equity attributable to equity holders of WBC	14,186	13,478	13,561	5	5
Minority interests	1,912	1,164	3,332	64	(43)
Total equity	16,098	14,642	16,893	10	(5)

2.2.1  Key Financial Data — Balance Sheet

	Half Year Sept 06	Half Year March 06	% Mov’t Mar 06- Sept 06	Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Profitability and capital adequacy
Return on average ordinary equity	23.6%	22.3%	130bps	23.0%	21.7%	130bps
Cash earnings to average ordinary equity	23.1%	23.0%	10bps	23.0%	22.2%	80bps
Total capital ratio	9.6%	9.7%	(10bps)	9.6%	9.7%	(10bps)
Tier 1 capital ratio	6.9%	6.8%	10bps	6.9%	7.2%	(30bps)
Adjusted common equity to risk weighted assets(4)	4.6%	4.6%	—	4.6%	4.8%	(20bps)
Risk weighted assets ($m)	193,417	181,823	6	193,417	170,369	14
Total committed exposures ($m)	359,362	342,030	5	359,362	320,183	12
Average ordinary equity ($m)	13,552	13,186	3	13,369	12,651	6
Average total equity ($m)	15,214	14,468	5	14,842	16,158	(8)
Asset quality
Net impaired assets(5) to equity and collectively assessed provisions	1.5%	1.6%	(10bps)	1.5%	1.9%	(40bps)
Total impairment provisions to total impaired assets(5)	49.3%	56.1%	large	49.3%	36.0%	large
Collectively assessed provisions(6) to risk weighted assets	68bps	64bps	4bps	68bps	90bps	(22bps)
Collectively assessed provisions(6) to non-housing loans and acceptances	113bps	109bps	4bps	113bps	150bps	(37bps)
Total provisions(6) to risk weighted assets	76bps	77bps	(1bps)	76bps	101bps	(25bps)
Total provisions(6) to gross loans and acceptances	63bps	65bps	(2bps)	63bps	84bps	(21bps)
Impairment losses to average loans and acceptances annualised	17bps	17bps	—	17bps	19bps	2bps
Net impairment losses written-off to average loans and acceptances annualised	15bps	9bps	(6bps)	12bps	16bps	4bps

Notes explained on page 7

.

2.3  EXTENDED PERFORMANCE SCORECARD(7)

Human Capital

Strategic Objectives:

•              Improve employee attraction;

•              Improve retention and commitment; and

•              Reduce workplace costs.

Indicator	2002	2003	2004	2005	200(8)
Employee turnover (total)	19%	16%	17%	16%	17%
Employee commitment (% employees reporting a positive score)	65%	65%	68%	69%	68%
Lost Time Injury Frequency Rate (Injuries per one million hours worked)	12	7	7	6	5

Service Capital

Strategic Objectives:

•              Improve customer experience;

•              Improve retention and loyalty; and

•              Increase share of wallet.

Indicator	2002	2003	2004	2005	2006
Customer satisfaction (Aust) — Consumer Source: Roy Morgan Research	64%	66%	69%	72%	70%
Customer satisfaction (Aust) — Business Source: TNS	58%	60%	64%	67%	66%
Complaints resolution rates (Aust) — Average (% complaints resolved within 5 days)	75%	78%	81%	83%	82%
Customer satisfaction (Aust) — Institutional Bank (Index Score) Source: Peter Lee	40	42	44	47	46
Customer satisfaction (NZ) — Consumer Source: ACNielsen	50% (9)	53% (9)	55% (9)	58% (9)	58%
Customer satisfaction (NZ) — Business Source: TNS	Not available	Not available	51% (9)	57% (9)	60%	(10)

Social & Environmental Capital

Strategic Objectives:

•              Improve social licence to operate;

•              Reduce regulatory and operational costs;

•              Improve operational efficiency; and

•              Improve reputational capital.

Indicator	2002	2003	2004	2005	2006
Community contributions (A$m)	$30m	$37m	$42m	$44m	$47m
Greenhouse gas emissions (Equivalent tonnes of CO2 emissions)	138,000	137,200	136,400	124,500	109,253
Paper consumption (Sheets/person)	12,000	9,300	9,500	10,100	9,551

Notes explained on page 7.

Notes to sections 2.1, 2.2 and 2.3

1                                         We consider cash earnings a more appropriate measure of financial performance than net profit after tax.  It adjusts the reported results for material items to ensure they appropriately reflect cash flows normally available to ordinary shareholders. These include:

•                                          Earnings on Westpac shares held by Westpac (Treasury shares), which are not permitted to be recognised as income under A-IFRS accounting standards but are reversed in deriving cash earnings to ensure there is no impact on cash flows available to ordinary shareholders;

•                                          The impacts of economic hedges relating to those hybrid instruments classified as outside equity instruments, where the hybrid instrument itself is not fair valued and the accounting treatment of the hedge does not match the hybrid. These are added back in deriving cash earnings as they do not affect cash flows available to ordinary shareholders;

•                                          For 2005, distributions on New Zealand Class shares classified in outside equity interests.  These distributions are added back in deriving cash earnings as it is considered that New Zealand Class shareholders had the same rights as ordinary shareholders; and

•                                          In addition, cash earnings adjusts for significant items.  These items have been detailed in this announcement as individually significant due to their size and non-recurring nature.

2                                       Weighted Average Ordinary Shares — adjusts for the impact of shares held by Westpac (Treasury shares) following the introduction of A-IFRS.  The “weighted average ordinary shares — underlying”, which is used to calculate cash earnings per share, reverses the impact of Treasury shares, consistent with our basis for determining cash earnings, which also reverses this impact.

3                                       Net interest spreads and margins are calculated on net interest income adjusted for tax equivalent gross up of $111 million in the year ended 30 September 2006, $214  million in the year ended 30 September 2005, $54 million in the six months ended 30 September 2006, and $57 million in the six months to 31 March 2006.  We have entered into various tax effective financing transactions that derive income subject to a reduced rate of income tax.  To provide comparability, this income is presented on a tax equivalent basis for margin calculations.  In the presentation of the average balance sheet, net interest spread and net interest margin are also presented on a tax equivalent basis.  Refer section 5.5, Note 3 Average Balance Sheet and Interest Rates, for a reconciliation of net interest income used in the calculation of net interest spread and net interest margins.

4                                       The Adjusted Common Equity (ACE) ratio has changed following the introduction of A-IFRS prudential standards from 1 July 2006.  Comparatives have also been restated for the effect of the adjustment applying at the date of transition.  The changes impact the capital deductions and Risk Weighted Asset measure used to determine capital adequacy and are detailed in section 5, Note 20.

5                                       Impaired assets for September 2005 and March 2006 have been restated to reflect the Australian Prudential Regulation Authority’s (APRA’s) expanded definition, which came into effect 1 July 2006.  Total impaired assets now includes an additional $72 million (30 September 2005) and $85 million (31 March 2006) of consumer accounts >90 days past due but not well secured.

6                                       Includes the APRA required capital deduction of $117 milion (pre-tax) above A-IFRS provisioning levels at 30 September 2006, and $112 million (pre-tax) at 31 March 2006 (2005: $nil), which forms part of the APRA termed General Reserve for Credit Losses (GRCL).

7                                       Year to 30 September, Australian indicator unless otherwise stated.

8                                       The 2006 information contained within the Extended Performance Scorecard has not been subject to audit or assurance. Final performance figures and commentary will be published in Westpac’s annual Stakeholder Impact Report, which is subject to external audit and assurance against the AA1000 Assurance Standard.

9                                         Year to 31 December.

10                                  Year to 30 June.

3. REVIEW OF GROUP OPERATIONS	Year End Profit Announcement 2006

3.1  SUMMARY RESULTS OVERVIEW

Full Year(1)

Cash earnings for the twelve months ended 30 September 2006 was a record $3,079 million, up 10% over 2005. Cash return on equity rose to 23%, with cash earnings per share growth of 10%.

The result was built on solid revenue growth of 9%, on an adjusted like-for-like basis, with improving operational momentum through the year.

This represents the 8th consecutive year that Westpac has achieved double digit earnings growth, excluding the one-off impact of the AGC sale in 2002.

Directors declared a fully franked final dividend of 60 cents per share, an 18% increase over the 2005 final dividend, reflecting solid earnings growth and confidence in the future.  The record full year dividend of $1.16 was up 16% on 2005.

In aggregate, Westpac has returned over $3 billion of capital to shareholders through share buy-backs and fully franked dividends in the year.

Key Features:

Cash earnings	up 10% to a record $3,079m
Cash earnings per share	up 10% to a record 167.2 cents
Cash return to average ordinary equity	up 80 basis points to 23.0%
Net interest margin	down 16 basis points to 2.29%, and 10 basis points on an underlying basis
Expense to income ratio	down 110 basis points to a historical low of 46.6%
Dividend per share	up 16% to a record 116 cents fully franked, with higher payout ratio of 69.4%, up 340bps
Gross impaired assets	down 7% to $521m

(1)          Reporting basis is set out in Section 3.2 on page 11.

(2)          Cash earnings Return on Ordinary Equity (ROE) is the return delivered to ordinary shareholders.  Under A-IFRS, this is calculated by dividing cash earnings by average ordinary equity.  Under previous AGAAP, this was calculated by dividing cash earnings by average adjusted ordinary equity, where ordinary equity was adjusted for the average balance of accumulated amortised goodwill and the average estimated final dividend net of the dividend reinvestment.

(3)          Reported cash earnings adjusted for non-recurring significant items.

Second Half: Reported and Underlying Results

In the second half of 2006 reported cash earnings increased 4% on the first half. Reported half on half earnings growth understates underlying growth due to the impact of the one-off negative $34 million cash earnings adjustment from the reversal of credit card over-accruals relating to prior periods. Adjusting for this one-off impact the underlying growth rate is closer to 7%.

The $34 million negative impact of credit cards on cash earnings ($49 million revenue) related to the reversal of over-accruals of interest income in the Australian and New Zealand credit cards businesses. This reversal includes $18 million cash earnings impact ($26 million revenue impact) relating to prior years and reduced second half cash earnings in our Australian Business and Consumer Bank (BCB) by $29 million and New Zealand by $5 million. The over-accrual of interest income arose from inaccuracies in the accounting methodology used to estimate accrued credit card interest income earned.

(1)          Trading and tax provision movements broadly offset.

Business Unit Summary

At a business unit level performance was mostly very positive, although not all businesses fully met our aspirations for the year:

Business and Consumer Banking up 11% to $1,682m

•                                          Sound result impacted by some carry forward impact of more subdued operational growth in the prior year, particularly in the first half, and the write down of the credit card over-accruals;

•                                          Investment in systems, improved price competitiveness and increased sales focus are paying dividends via improved growth in lending;

•                                          Investment in ‘feet on the street’ with 440 additional bankers.

Westpac Institutional Bank up 4% to $504m

•                                          Earnings up 20% excluding Structured Finance (NZ structured finance transaction business run off);

•              Achieving good market share in core products and strong customer deal flow.

BT Financial Group up 10% to $339m;

•                                          Building momentum in the business with continuing FUA growth;

•                                          Growth, adjusted for JDV sale and Life Company tax changes, up 21%.

New Zealand up 4% to $423m (AUD). In NZD, earnings were flat at NZ$464m;

•                                          Sub-optimal operational performance in consumer with high customer attrition;

•                                          Strong Business Banking result;

•                                          Tight expense management;

•              Program to rectify the consumer segment issues has been implemented.

Pacific Banking up 17% to $76m;

•                                          A revenue led result benefiting from strong PNG resource sector growth.

Group Business Unit up 129% to $55m;

•                                          Reflecting increased Treasury contribution and earnings on Group capital.

(1)          The Group Business Unit segment includes the results of Group Treasury and the Corporate Centre, as well as certain accounting entries to facilitate the presentation of the performance of our operating businesses.

3.2  BASIS OF REPORTING

A-IFRS

The financial results are presented by applying Australian Equivalents to International Financial Reporting Standards (A-IFRS).  The majority of A-IFRS standards require prior period comparative results to be restated. Exemptions from having to restate comparative results are available for certain standards, principally AASB 132, AASB 139 and for certain insurance standards.  Consequently, these exempted standards have been applied to the results prospectively from 1 October 2005.

The impact of these prospective standards on the composition of operating income and impairment losses is significant and reconciling adjustments are provided in both the Group and Business unit analysis.  However, the impact on 2006 cash earnings is minor, with the exception of one item.  The impact of the fair value of financial assets, previously classified as Investment securities and held at historic amortised cost will be on-going and is separately identified.  In addition, we have not attempted to quantify the impact on cash earnings of the changes to credit provisioning, but have reflected the compositional impacts on operating income and impairment losses.

Cash earnings

In assessing Group performance, cash earnings are provided as the most effective measure of profit generated for shareholders.  Cash earnings have been calculated as net profit after tax after adjusting for:

•                                          The impact of Treasury shares;

•                                          New Zealand Class share distributions (2005 only);

•                                          Fair value changes on economic hedges of Westpac’s hybrid equity instruments for which hedge accounting treatment under A-IFRS is unavailable and other related adjustments; and

•                                          One-off items that are significant in size but not part of ongoing business operations.

Adjusted results

Reported cash earnings continues to be our key measure of financial performance.  However, the impact of A-IFRS, certain cash earnings adjustments, and some existing accounting standards are significant when analysing the composition of the financial results. Our approach is to adjust for these items when evaluating inter-period movements of the components of the results.  Specifically:

•                                          The impact of accounting standards that are only applicable from 1 October 2005.  These standards result in significant changes in the composition of our results, but do not have a material impact on overall cash earnings.  They are reversed to allow for a more meaningful comparison of individual line items in our results;

•                                          One-off significant items.  These are reversed as they are not reflective of ongoing underlying performance, consistent with their treatment for cash earnings purposes; and

•                                          The impact of certain accounting standards and classifications, which gross up line items in the income statement.  These have minimal impact on cash earnings but do impact individual line items and are reversed given their volatility between periods and that they do not directly relate to the underlying business.  Refer section 8 notes for further information.

Throughout the announcement we use the term ‘adjusted’ to reflect the impact.

Glossary

A full glossary of definitions is detailed in section 10.

3.3 REVIEW OF EARNINGS

Net Interest Income
Reported ↑ 7% to $5,642m Adjusted(1) ↑ 6% to $5,456m	Strong balance sheet growth accelerating in the second half, partially offset by margin decline.

Non-Interest Income
Reported ↑ 4% to $3,575m Adjusted(1) ↑ 12% to $3,728m	Strong growth in fees, wealth management business and financial markets income.

Net Operating Income
Reported ↑ 6% to $9,217m Adjusted(1) ↑ 9% to $9,184m	Overall strong growth in revenue.

Operating Expenses
Reported ↑ 3% to $4,295m Adjusted(1) ↑ 4% to $4,325m	Continued productivity benefits flowing through, offset by increased investment in front line bankers and amortisation expenses on large projects.

Core earnings
Reported ↑ 8% to $4,922m Adjusted(1) ↑ 13% to $4,859m	Revenue growth delivered with disciplined expense growth.

Impairment losses on loans
Reported ↓ 2% to $375m Adjusted(1) ↑ 20% to $457m	Increase in provisioning driven by growth in outstandings offset by decline in write-offs.

Income Tax Expense and OEI
Reported ← → 0% to $1,476m Adjusted(1) ↑ 17% to $1,322m	Impacted by a net $39 million tax provision, run off of Structured Finance portfolio and change in Life company tax rate.

Cash earnings
Reported ↑ 10% to $3,079m Adjusted(1),(2) ↑ 10% to $3,077m	Sound cash earnings growth.

(1)          Adjusted for the impacts of A-IFRS, accounting reclassifications NZ$ exchange rate impacts and one-off significant items

(2)          Not adjusted for net $3 million impact of NZ$ exchange rate in cash earnings  — refer Section 8.

3.3.1 Net Operating Income

$m	Half Year Sept 06	Half Year March 06	% Mov’t Mar 06- Sept 06	Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Reported net operating income	4,654	4,563	2	9,217	8,713	6
AASB 132/139 adjustments:
Hybrids - debt/equity classification	40	41	(2)	81	—	—
Reclassification of interest to impairment losses	48	33	45	81	—	—
Other	3	(6)	150	(3)	—	—
Accounting reclassifications:
Treasury shares	(1)	13	(108)	12	32	(63)
Policyholder tax recoveries	(3)	(58)	95	(61)	(88)	31
TPS revaluation	(19)	43	(144)	24	25	(4)
Managed investment schemes	—	—	—	—	(94)	100
Epic	—	—	—	—	(11)	100
Hybrid capital benefit	(68)	(59)	(15)	(127)	(113)	(12)
NZ$ impact on operating income	44	10	large	54	—	—
Sale proceeds of sub-custody business	(94)	—	—	(94)	—	—
Total adjustments	(50)	17	large	(33)	(249)	87
Adjusted net operating income	4,604	4,580	1	9,184	8,464	9

Full Year

Reported net operating income increased $504 million (6%) over the year ended 30 September 2005.  On an adjusted basis net operating income increased $720 million (9%) on 2005.  This was a solid result with operational momentum restored through improved volume growth across core portfolios.  Key features were:

•                                          Resolution of Pinnacle issues and investing in “feet on the street” to re-invigorate our business lending activities (14% growth for the year) in Australia with subsequent increases in our share of system growth;

•                                          Regaining our competitive intensity and with improved sales productivity, reflected in strong mortgage (12%) and cards (21%) growth in Australia and Business lending (11%) in New Zealand;

•                                          A decrease in margins as we moved to match the market on price while asset growth outstripped retail liability growth; and

•                                          Strong non-interest income growth over the year, particularly in trading income, with some volatility between halves.

Second Half

Reported revenue growth was 2% with second half revenue growth impacted by the reversal of the credit card over-accrual. In addition, the exceptional first half contribution from Financial Markets and Treasury operations as identified in our first half reporting, also impacted the half on half growth. Adjusting for the impact of these one-off factors the underlying second half reported revenue growth is closer to 4%.

3.3.2 Net Interest Income

Full Year

Reported net interest income increased $383 million (7%) on 2005 and was up 6% on an adjusted basis.  The key drivers were the 12% increase in average interest earning assets, partially offset by a 16 basis point decline in margins (including a 2 basis point impact of the one-off reversal of credit card over-accruals).

While loan growth was strong for the year, it was not fully reflected in net interest income as growth was skewed towards the latter part of the year.  This dynamic is reflected in the spot loan growth being significantly higher (at 15%) than average interest earning assets growth (at 12%).

Second Half

Net interest income declined 3% on the first half (1% decline on an adjusted basis) principally due to:

•                                          The reversal of the credit card over-accruals ($49 million deduction from net interest income); and

•                                          Lower Treasury income following a very strong contribution in the first half.

The credit card over-accrual adjustment ($49 million) reduced growth in the second half by 2 percentage points.

$m	Half Year Sept 06	Half Year March 06	% Mov’t Mar 06- Sept 06	Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Reported net interest income	2,782	2,860	(3)	5,642	5,259	7
AASB 132/139 adjustments:
Hybrids - debt/equity classification	40	41	(2)	81	—	—
Effective yield/DACS	(142)	(131)	(8)	(273)	—	—
Fair value and hedging	(9)	(9)	—	(18)	—	—
Reclassification of interest to impairment losses	48	33	45	81	—	—
Other	22	1	large	23	—	—
Accounting reclassifications
Hybrid capital benefit	(68)	(59)	(15)	(127)	(113)	(12)
NZ$ impact on net interest income	43	4	large	47	—	—
Total adjustments	(66)	(120)	45	(186)	(113)	(65)
Adjusted net interest income	2,716	2,740	(1)	5,456	5,146	6

Loans and Acceptances

$m	As at 30 Sept 2006	As at 31 March 2006	As at 30 Sept 2005	% Mov’t Sept 05- Sept 06	% Mov’t Mar 06- Sept 06
Business Unit
Business and Consumer Banking	166,004	155,632	146,672	13	7
Consumer (Australia)	120,266	113,432	106,929	12	6
Housing	111,498	105,240	99,442	12	6
Personal (loans and cards)	8,768	8,192	7,487	17	7
Business (incl. equip. finance)	43,823	40,324	38,456	14	9
Other	1,915	1,876	1,287	49	2
Westpac Institutional Bank	32,083	26,897	24,054	33	19
New Zealand(1) (NZ$)	36,605	34,387	32,271	13	6
BT Financial Group(2)	3,621	2,996	2,454	48	21
Pacific Banking	1,153	1,048	901	28	10

Group
Net loans(3)	234,484	215,701	203,150	15	9

Full Year

Adjusting for A-IFRS and exchange rate impacts, net loans across the Group were up 16% on 2005.

Growth was strong across our key portfolios:

•                                          In Australia, net loans and acceptances increased 15%, which was above system credit growth of 14%(4);

—                                   Business and Consumer Banking loans up 13% to $166.0 billion, with growth accelerating through the year in response to growth initiatives including increased ‘feet on the street’ particularly in small and medium business banking.  The majority of the new staff were employed during the second half of 2006 and will not reach full operating capacity until 2007.

—                                   WIB’s net loans increased by 33% over the year to $32.1 billion, with strong growth in short term finance to support customers’ growth or acquisition initiatives. It is expected that many of these balances will be refinanced through syndicated facilities or capital markets early in the new year with flow on impacts to loan growth in 2007.

•                                          In New Zealand banking, loan growth increased by 13% in NZ$ terms, in-line with private sector credit growth5. Housing growth was up 14% to NZ$25 billion and business lending up 11% to NZ$11 billion.

•                                          BTFG growth was driven by margin lending with loans up 48% in 2006 to $3.6 billion.

Second Half

Growth in loans and acceptances accelerated in the half, up $18.8 billion to 9% (17% annualised).

WIB lending was a key driver behind this increase with much of the short term funding identified above being drawn down in the second half of 2006.

Small and medium business lending was up $3.5 billion or 17% annualised, reflecting stronger growth in system lending and an improvement in Westpac’s relative market growth, following resolution of Pinnacle issues and the growing contribution of additional customer serving staff.

(1)                                New Zealand comprises our New Zealand retail banking operations and wealth management businesses.

(2)                               BT Financial Group includes margin lending of $3,694 million (refer section 4.3) less unearned and other income of $73 million, as at 30 September 2006.

(3)                               Net loans and acceptances.  Includes $4,864 million of acceptances at 30 September 2005.  For 31 March 2006 and 30 September 2006, acceptances are classified as loans as required under A-IFRS.

(4)                               Source:  RBA 12 months to September 2006.

(5)                               Source:  RBNZ 12 months to August 2006.

Deposits

$m	As at 30 Sept 2006	As at 31 March 2006	As at 30 Sept 2005	% Mov’t Sept 05- Sept 06	% Mov’t Mar 06- Sept 06
Business Unit
Business and Consumer Banking	92,788	87,027	84,345	10	7
Consumer	46,899	44,724	42,885	9	5
Business	28,710	27,196	25,776	11	6
Working Capital	14,753	12,723	13,407	10	16
Other	2,426	2,384	2,277	7	2
Westpac Institutional Bank	7,369	5,971	6,288	17	23
New Zealand(1)(NZ$)	21,796	20,787	19,936	9	5
Pacific Banking	1,421	1,327	1,195	19	7
Other(2)	47,121	41,809	39,297	20	13
Group
Total Deposits	167,741	153,891	149,252	12	9

Full Year

Total deposits grew $18.5 billion or 12% for the year with growth in retail and business deposits of $10 billion across Australia and New Zealand assisted by continued strong growth in a range of deposit products introduced throughout 2005.  Growth was broadly in line with system.

Two trends dominated deposit growth over the year:

•                                          High interest, online savings accounts in both Australia and New Zealand, which have captured the majority of retail deposit growth in the period. Importantly, these accounts have assisted in improving customer retention, as they are typically accompanied by additional products.

•                                          The large increase in more volatile working capital balances in the second half of the year, evident in both the strong growth in BCB Working capital balances and deposits in the Institutional bank. In the first half of 2006, working capital balances moderated, and the increased balances in the second half partly reflects a return to more normal levels.

However, deposit growth did not match loan growth, with the differential being funded by a rise in wholesale funding.

Second Half

Total deposits increased 9% or $13.8 billion in the second half of the year.

A major contributor to this improvement was the increase in working capital balances identified above. In addition, the Group more actively sought to enhance deposit growth over the half to support the stronger lending growth being achieved.

(1)                               New Zealand comprises our New Zealand retail banking operations and wealth management businesses.

(2)                               Includes Treasury short term wholesale funding.

Margins

$m	Half Year Sept 06	Half Year March 06	% Mov’t Mar 06- Sept 06	Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Net Interest Income	2,782	2,860	(3)	5,642	5,259	7
Tax equivalent gross-up	54	57	(5)	111	214	(48)
Adjusted Net Interest Income	2,836	2,917	(3)	5,753	5,473	5
Average Interest Earning Assets	257,879	243,488	6	250,703	223,698	12
Interest margin (%)	2.19%	2.40%	(21bps )	2.29%	2.45%	(16bps	)

AASB 132/139 Adjustments

$m	Full Year Sept 06	A-IFRS Adjustments(1)	Adjusted Full Year Sept 06	% Mov’t Sept 05- Sept 06
Net Interest Income	5,642	(106)	5,536	5
Tax equivalent gross-up	111	0	111	(48)
Adjusted Net Interest Income	5,753	(106)	5,647	3
Average Interest Earning Assets	250,703	(3,453)	247,250	11
Interest margin (%)	2.29%	1bp	2.28%	(17bps	)

Full Year

Overall, reported interest margins were down 16 basis points to 2.29% compared to reported margins for the year ended 30 September 2005.  Excluding the impacts of A-IFRS (1 basis point) margins were 17 basis points lower.

In 2006, earnings volatility (partly A-IFRS related) and a number of one-off factors have impacted reported margins.  This impact is expected to continue resulting in the headline margin number being less meaningful. Adjusting for these impacts is necessary to determine the underlying margin decline and provide a more accurate measure of the competitive and compositional factors impacting net interest income.

The underlying decline in margins was 10 basis points, at the top end of our expected medium term expectations of decline of 5-10 basis points per annum.  The 7 basis point difference between the underlying margin decline and the adjusted margin was principally due to:

•                                          The correction of the overstatement of credit card income, which contributed 2 basis points;

•                                          The effect of the roll off of our New Zealand Structured Finance portfolio in mid 2005, which contributed a further 2 basis points; and

(1)                               Adjustments disclosed in section 8 Earnings Reconciliation.

•                                          The remaining 3 basis points were largely generated from the change in mix between net interest income and non-interest income in our Treasury business in 2006 and hence has no impact on total income growth.

Impacts relating to credit cards and New Zealand Structured Finance are not expected to be ongoing given that the credit card adjustment was a one-off and the run-off of the New Zealand Structured Finance portfolio is complete.

The key drivers of the underlying decline of 10 basis points were:

•                                          Assets - competitive pressures and our decision to meet the market on price saw spreads decline on mortgages, cards and business lending in BCB (5 basis points).  New Zealand contributed 2 basis points of the decline, mainly due to the residual impact of the switch between floating and fixed rate mortgages which occurred in 2005, working its way through the book.  Spread contraction on Corporate lending and other assets contributed 2 basis points to the decline.

•                                          Liability impacts reduced the interest margin by a further 1 basis point, mainly due to the increased use of wholesale funding.  Whilst our online savings accounts exhibited strong growth, reducing overall interest margins, this was offset by increases in retail liability spreads on traditional deposit products.

Second Half

Overall, the second half interest margin was down 21 basis points to 2.19%.

The underlying decline in margins was 3 basis points for the half.  Annualised this is 6 basis points which is within our expected medium term expectations of 5-10 basis points per annum.

The reported margins were impacted by:

•              The correction of the overstatement of credit card income, which contributed 6 basis points; and

•                                          Treasury earnings volatility and the growth in low margin assets in our Institutional business, contributing a further 12 basis points to the decline.

The key drivers of the underlying decline of 3 basis points were(1):

•                                          A decrease in asset spread/mix of 3 basis points in BCB, due to competitive impacts in mortgages and business lending.

•                                          The overall liability spread/mix impact was flat with benefits from spread increases in traditional retail deposit products in BCB being offset by increased wholesale funding and the strong growth of online savings accounts in both BCB and New Zealand.

(1)                               Excludes NZ$ exchange rate impacts.

3.3.3 Non-Interest Income

$m	Half Year Sept 06	Half Year March 06	% Mov’t Mar 06- Sept 06	Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Fees & commissions	924	842	10	1,766	1,853	(5)
Trading income	197	328	(40)	525	332	58
Wealth management operating income	484	496	(2)	980	1,038	(6)
Other income	267	37	large	304	231	32
Reported non-interest income	1,872	1,703	10	3,575	3,454	4
AASB 132/139 adjustments:
Effective yield/ DACS	138	134	3	272	—	—
Other	(6)	(1)	large	(7)	—	—
Accounting reclassifications:
Treasury shares	(1)	13	(108)	12	32	(63)
Policyholder tax recoveries	(3)	(58)	95	(61)	(88)	31
TPS revaluation	(19)	43	(144)	24	25	(4)
Managed investment schemes	—	—	—	—	(94)	100
Epic	—	—	—	—	(11)	100
NZ$ impact on non-interest income	1	6	(83)	7	—	—
Sale proceeds of sub-custody business	(94)	—	—	(94)	—	—
Total adjustments	16	137	(88)	153	(136)	213
Adjusted non-interest income	1,888	1,840	3	3,728	3,318	12

Reported non-interest income increased $121 million (4%) over the year ended 30 September 2006.  On an adjusted basis, non-interest income rose by 12% over the prior year.  Half on half reported non-interest income grew by 10% and by 3% on an adjusted basis.  Our adjusted non-interest income growth, particularly in the second half of 2006, has been impacted by volatility in our trading income results.

Full Year

The key changes in non-interest income over the year were:

•                                          Reported fees & commissions decreased 5%.  After adjusting for the impact of A-IFRS ($256 million), mainly related to effective yield, fees & commissions increased 9%.  This adjusted growth was driven by improved loan growth across our businesses and recalibration of some fees over the year.

•                                          Trading income increased by $193 million on the prior year, driven by improved performance in Financial Markets and Treasury.

•                                          Reported wealth management income decreased by $58 million (6%).  Adjusted wealth management income increased $59 million or 7%, as disclosed below.

$m	Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Reported wealth management operating income	980	1,038	(6)
AASB 132/139 adjustments	16	—	—
Accounting reclassifications:
Treasury shares	12	32	(63)
Policyholder tax recoveries	(61)	(88)	31
Managed investment schemes	—	(94)	100
Total adjustments	(33)	(150)	78
Adjusted wealth management operating income	947	888	7

The adjusted 7% increase was driven by strong growth in Funds under Administration.

•                                          Reported Other income increased by $73 million.  Adjusted Other income decreased by $18 million or 7%, as disclosed below.

$m	Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Reported Other income	304	231	32
AASB 132/139 adjustments	(7)	—	—
Accounting reclassifications:
TPS revaluation	24	25	(4)
Epic	—	(11)	100
Sale proceeds of sub-custody business	(94)	—	—
Total adjustments	(77)	14	large
Adjusted Other income	227	245	(7)

•                                          Key features of the change in adjusted Other income were:

—                                   A decrease in dividend income ($19 million), primarily in Financial Markets;

—                                   The sale of a portion of the Group’s shareholding in MasterCard Inc ($15 million)(1) which was largely offset by the sale of JDV Limited in 2005;

—                                   Revaluation gains on financial assets in 2006 ($74 million) relating to investment securities and credit derivatives, were also largely offset by realised and unrealised gains on sale of investment securities in 2005 ($64 million);

—                                   SCG income included in Other income was lower than 2005 although the total income from this business was unchanged and is included in other non-interest income line items; and

—                                   An increase of $31 million in hedging of overseas operations after excluding TPS revaluations. This increase includes the hedging of our New Zealand earnings which is offset across other income and expense lines with minimal cash earnings impact.

•                                          The sale of the sub-custody business generated income of $94 million.  This item is excluded from the adjusted income analysis.

•                                          Hedge ineffectiveness across the Group generated a $5 million gain for the year.  Hedge ineffectiveness represents the amount by which the changes in the fair value of the hedging derivative differ from changes in the fair value of the hedged item or the amount by which changes in the cash flow of the hedging derivative differ from changes (or expected changes) in the cash flow of the hedged item.  Of this gain, $3 million was included in other operating income, with the remaining $2 million recorded in net interest income.

Second Half

The key drivers of the growth over the six months to 30 September 2006 compared to 31 March 2006 were:

•                                          Fees & commissions increased 10%, resulting from acceleration in loan growth over the period, fee changes in BCB and strong transactional banking revenues in the Institutional bank.

•                                          Trading income decreased by $131 million, from the very strong first half performance, as income in Financial Markets trading was slightly below normal levels.

•                                          Reported wealth management income decreased by $12 million or 2% over the first half.  Adjusted wealth management income increased $19 million or 4%, as disclosed below.

$m	Half Year Sept 06	Half Year Mar 06	% Mov’t Mar 06- Sept 06
Reported wealth management operating income	484	496	(2)
AASB 132/139 adjustments	3	13	(77)
Accounting reclassifications:
Treasury shares	(1)	13	(108)
Policyholder tax recoveries	(3)	(58)	95
Managed investment schemes	—	—	—
Total adjustments	(1)	(32)	97
Adjusted wealth management operating income	483	464	4

(1)   $13 million profit on sale of MasterCard Inc. recognised in Business and Consumer Banking, and $2 million recognised in New Zealand operations.

The adjusted 4% increase was consistent with growth in our Funds under Administration and related fee income in the second half.

•                     Reported Other income increased by $230 million over the first half.  Adjusted Other income increased $83 million, as disclosed below.

$m	Half Year Sept 06	Half Year Mar 06	% Mov’t Mar 06- Sept 06
Reported Other income	267	37	large
AASB 132/139 adjustments	1	(8)	113
Accounting reclassifications:
TPS revaluation	(19)	43	(144)
Epic	—	—	—
Sale proceeds of sub-custody business	(94)	—	—
Total adjustments	(112)	35	large
Adjusted Other income	155	72	115

•                     Key features in adjusted Other income were:

-                      The sale of a portion of the Group’s shareholding in MasterCard Inc ($15 million);

-                      SCG income was $20 million higher in the second half due to the completion of some large transactions; and

-                      An increase of $40 million in hedging of overseas operations.  This increase is largely a result of hedging our New Zealand earnings which is offset across other income and expense lines with minimal cash earnings impact.

Financial Markets

$m	Half Year Sept 06	Half Year March 06	% Mov’t Mar 06- Sept 06	Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Product
Foreign exchange(1)	120	148	(19)	268	214	25
Capital markets(1)	34	62	(45)	96	114	(16)
Other(2)	30	46	(35)	76	38	100
Total financial markets product income	184	256	(28)	440	366	20
Income classification
Net interest income	(10)	(5)	(100)	(15)	(40)	63
Non-interest income	194	261	(26)	455	406	12
Trading income	164	265	(38)	429	323	33
Dividend income	7	5	40	12	30	(60)
Other non-interest income	23	(9)	large	14	53	(74)
Total financial markets product income	184	256	(28)	440	366	20

Financial Markets delivered a strong overall result, with particularly strong earnings in the first half of the year.  This business underwent a strategic repositioning through 2004/05, which sought to improve the focus of trading activities while diversifying the sources of income.  This contributed to a significant lift in trading income over the year, with the average Value at Risk (VaR) demonstrating no change in overall risk.  The strong result from Foreign Exchange was partially offset by earnings in our interest rate businesses.  The latter was down due to reduced hedging activity principally related to the introduction of A-IFRS, which has tempered customer demand for hedging given the difficulty in achieving hedge accounting for such transactions.

After a very strong first half trading performance, trading revenues in the second half were lower. This decline was more a reflection of the outstanding trading performance in the first half, with second half revenues only slightly below what we would normally expect.

(1)          Includes corporate client income.

(2)          Other comprises structured equities, energy and other international income.

3.3.4 Operating Expenses

$m	Half Year Sept 06	Half Year March 06	% Mov’t Mar 06- Sept 06	Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Salaries & employee expenses	(1,159)	(1,165)	1	(2,324)	(2,186)	(6)
Equipment & occupancy expenses	(310)	(304)	(2)	(614)	(596)	(3)
Other expenses	(691)	(666)	(4)	(1,357)	(1,377)	1
Reported expenses	(2,160)	(2,135)	(1)	(4,295)	(4,159)	(3)

AASB 132/139 adjustments:
Effective yield/DACS	2	3	(33)	5	—	—
Other	(1)	—	—	(1)	—	—
Accounting reclassifications:
Epic	—	—	—	—	8	(100)
Managed investment schemes	—	—	—	—	4	(100)
NZ$ impact on expenses	(32)	(2)	large	(34)	—	—
Total adjustments	(31)	1	large	(30)	12	large
Adjusted expenses	(2,191)	(2,134)	(3)	(4,325)	(4,147)	(4)

Expenses

Operating expenses increased 3% or $136 million over the year ended 30 September 2006.  On an adjusted basis, expenses increased by 4%, with a $34 million movement in translation of NZ expenses to A$ accounting for much of the difference.

As in prior years, Westpac has sought to manage expense growth in light of revenue generation.  In 2006, the gap between revenue and expenses was 3 percentage points on a reported basis but 5 percentage points on an adjusted basis. The reported expense to income ratio fell 110 basis points to 46.6%, while the adjusted expense to income ratio fell 190 basis points to 47.1%(1).

The sale of the sub-custody business provided an opportunity to accelerate our organic growth options in the second half. Most investment has been directed at additional front line staff and associated infrastructure.

Salaries & staff expenses

•                     Employee expenses increased 6% over the year, contributing to most of the increase in reported operating expenses.  In addition to general pay increases of 4%, a change in the mix of our workforce to more customer serving staff contributed to a $119 million increase in salary expenses.  Employee expenses in our New Zealand operations were reduced by about $10 million following the movement in NZ$ exchange rates.

(1)          Refer section 4, page 37.

•                     Restructuring costs increased by $19 million over the prior year, driven by initiatives to change our staffing mix. A reduction in FTE across support functions, had a flow on to restructuring and redundancy costs incurred over the prior year.

Equipment and Occupancy Expenses

•                     Equipment and occupancy costs increased 3% to $614 million.  This has been driven by a $33 million increase in software amortisation expenses over the prior year following the completion of large projects during 2006, including Pinnacle, Reach and Service Online.

Other Expenses

•                     Other expenses were 1% lower than the prior year, principally driven by lower non-lending losses.

•                     Outsourcing costs decreased by 6% due to savings and efficiencies built into our outsourcing contracts.

Second Half

Operating expenses increased $25 million (1%) over the six months ended 30 September 2006 compared to the six months ended 31 March 2006 and increased 3% on an adjusted basis over the same period.  The reported expense ratio fell 40 basis points to 46.4%, while the adjusted ratio increased 60 basis points to 46.7%.  The increase in the adjusted ratio in the second half is a result of lower adjusted income growth combined with slightly higher expense growth. The capacity to increase expense growth in the second half was assisted by the sale of Westpac’s sub-custody business enabling the acceleration of investment in revenue generating activities.

Expense growth in the second half was also impacted by:

•                     Software amortisation increased $21 million (27%) in the second half due to the completion of some large projects; and

•                     Outsourcing costs decreasing $13 million (6%) in the second half of 2006 due to efficiencies and savings from our outsource contracts.

Compliance

During 2006 compliance projects associated with a range of regulatory requirements and standards absorbed $29 million in expenses, $26 million lower than 2005.  Major compliance expenses included Basel II ($13 million), A-IFRS ($5 million) and Anti-Money Laundering ($6 million).

Capitalised Software

Capitalised software balances increased $33 million (7%) to $480 million over the year, with key increases including:

•                     One Bank Platform (1BP), the Bank’s PC technology platform, carrying value up $19 million to $95 million;

•                     Connect@Westpac, the new online payroll and personnel management system, which replaced a number of legacy systems, carrying value of $35 million;

•                     Enhancements to our Advice platform in BTFG adding $13 million; and

•                     A number of smaller projects, mainly in New Zealand and WIB, up $28 million over the year.

Our investment in Reach and Pinnacle is now largely complete and these systems have been rolled out across the business.  The combined carrying value of these projects declined over the year by $37 million to $100 million, as increased amortisation charges more than offset amounts capitalised over the year.

Full Time Equivalent Employees (FTE)

Analysis of movement in FTE	Half Year Sept 06	Half Year Mar 06	Mov’t Mar 06- Sept 06	Full Year 2006	Full Year 2005	Mov’t Sept 05- Sept 06
Permanent employees	25,363	25,595	(232)	25,363	25,583	(220)
Temporary employees	1,861	1,337	524	1,861	1,555	306
Total FTE employees	27,224	26,932	292	27,224	27,138	86

Group FTE has increased 86 over the year ended 30 September 2005.  We have continued to realign our workforce, with an additional 581 customer serving staff employed to strengthen our network across a number of businesses, including:

•                     440 additional customer serving staff in BCB.  These have been employed across a number of business segments, with a primary focus in business banking as we have sought to increase our footprint in the market;

•                     22 additional business banking staff in our New Zealand operations as we look to improve customer satisfaction and profitability of our branch network; and

•                     119 new customer serving staff in BTFG, primarily in the Advice network.  We have been steadily increasing the level of financial planners to take advantage of this growing market segment.

Increases in customer serving staff were partially offset by decreases in non-customer serving staff via productivity driven efficiencies in support functions and processes, including:

•                     247 less positions in support areas; and

•                     A decline in project resources as key projects such as Reach and Pinnacle have neared completion.

FTE has also reduced by 65 due to the sale of our sub-custody business to HSBC, with the majority of these employees relocating to HSBC.

3.3.5 Impairment Losses

$m	Half Year Sept 06	Half Year March 06	% Mov’t Mar 06- Sept 06	Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Individually assessed provisions(1)	(66)	(78)	15	(144)	(170)	15
Write-backs	76	37	105	113	100	13
Write-offs	(123)	(100)	(23)	(223)	(307)	27
Recoveries	11	14	(21)	25	86	(71)
Collectively assessed provisions(2)	(88)	(58)	(52)	(146)	(91)	(60)
Reported impairment losses	(190)	(185)	(3)	(375)	(382)	2
Adjustments:
A-IFRS reclassification of interest	(48)	(33)	(45)	(81)	—	—
NZ$ impact on impairment losses	(1)	—	—	(1)	—	—
Adjusted impairment losses	(239)	(218)	(10)	(457)	(382)	(20)

Full Year

Reported impairment losses were lower by $7 million (2%) for the year. Adjusting for the impact of A-IFRS, under which a portion of net interest income is recognised in the balance sheet provision for impairment losses, impairment losses were $75 million (20%) higher for the year.  This equates to 21(3) basis points of average gross loans and acceptances, up 2 basis points on 2005.

Key movements in adjusted impairment losses have been:

•                       Lower individually assessed provisions in the Institutional bank ($54 million), partially offset by higher charges in BCB ($25 million);

•                       Write-offs net of recoveries are lower year on year despite increased growth in the unsecured lending portfolios in BCB;

•                       The collectively assessed provisions, including the interest reclassification, have increased on 2005.  The 2005 result benefited from the reversal of $38 million in general provisioning previously set aside for credit litigation.  The provisioning levels in the current year reflects the increases in the unsecured consumer portfolio (cards portfolio up 21%), some deterioration in the business segment in Australia, as well as some downgrades in individual exposures in the Institutional bank. Stressed loans were up 7 basis points on 2005 to 0.81% but remain modest and in line with 31 March 2005 levels.

Second Half

Adjusted impairment losses were $21 million higher over the six months to 30 September 2006.  Write-offs increased mainly in the unsecured lending books in BCB.  The increase was not unexpected, given the lag effect of the increase in delinquency rates recorded in the first half.  Delinquency rates have subsequently fallen in the second half, and remain below long term averages.

The increased write-backs were driven by the upgrade of one exposure in the Institutional bank.

The increase in the collectively assessed provision was driven by individual downgrades in the Institutional bank and increased provisioning in the unsecured portfolio in BCB. As noted above, the delinquency levels of this portfolio fell in the second half however the growth in the portfolio drove an increase in the absolute level of provisioning.

(1)          2005 : Specific provisions.

(2)          2005 : General provisions.

(3)          Adjusted Impairment Losses to Average Loans & Acceptances.

3.3.6 Tax Expense

$m	Half Year Sept 06	Half Year March 06	% Mov’t Mar 06- Sept 06	Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Reported income tax expense	(673)	(749)	10	(1,422)	(1,223)	(16)
Tax effect of AASB 132/139 adjustments	(17)	(12)	(42)	(29)	—	—
Accounting reclassifications:
Policyholder tax recoveries	3	58	(95)	61	88	(31)
Deferred tax asset write off	41	—		41	—	—
Hybrid capital benefit	20	18	11	38	34	12
Tax effect of reclassifications	39	(14)	large	25	—	—
NZ$ impact on income tax expense	(14)	(2)	large	(16)	—	—
Total adjustments	72	48	50	120	122	(2)
Adjusted income tax expense	(601)	(701)	14	(1,302)	(1,101)	(18)
Reported effective tax rate (%)	29.2%	33.4%	420bps	31.3%	29.3%	(200bps )
Adjusted effective tax rate (%)	27.6%	31.5%	390bps	29.6%	28.0%	(160bps )

Reported tax expenses were up $199 million (16%) in 2006, resulting in an increase in the effective tax rate of 200 basis points to 31.3%.  The adjusted tax expense increased $201 million, while the adjusted effective tax rate of 29.6% was 160 basis points higher than 2005.  Key drivers of the increase were:

•                                          Structured finance deals — during 2005 a number of structured finance deals in New Zealand were terminated.  These deals generated income which was subject to a reduced rate of income tax at a Group level.  The deals have not been replaced with business of a similar nature, and are not expected to have a material impact on movements in the effective tax rate going forward;

•                                          Life company concessional tax rates — the concessional tax rates applicable to earnings from life insurance companies ceased in July 2005, resulting in higher tax charges going forward. The higher tax charges impacted the 2005 results for only 3 months, while being in effect for all of 2006; and

•                                          Movements in tax provisions in 2006 (net $39 million charge) were little changed from 2005 ($48 million charge).

Second Half

The reported tax expense for the second half was 10% lower than the first of half of 2006, while the adjusted tax expense was 14% lower.  The major drivers for the movement were:

•                                          Results for the first half of 2006 included additional tax provisions of $61 million, which were raised based of the level of tax risk of the Group; and

•                                          Results for the second half included the release of $22 million of tax provisions raised in prior periods that were no longer required.

NZIRD Review

The New Zealand Inland Revenue Department (NZIRD) is reviewing a number of structured finance transactions undertaken in New Zealand and has issued reassessments in respect of seven transactions, three undertaken in the 1999 tax year, two undertaken in the 2000 tax year and two undertaken in the 2001 tax year.  The maximum potential tax liability reassessed for the 1999 year is NZ$18 million (A$16 million) (NZ$25 million (A$22 million) with interest), for the 2000 year is NZ$61 million (A$53 million) (NZ$85 million (A$74 million) with interest) and for the 2001 year is NZ$90 million (A$79 million) (NZ$127 million (A$111 million) with interest).

The NZIRD is also investigating other transactions undertaken by the New Zealand branch (NZ branch), which have materially similar features to those for which assessments have been received.  Should the NZIRD take the same position across all of these transactions, for the periods up to and including 30 September 2006, the overall primary tax in dispute will be approximately NZ$611 million (A$534 million) (this includes the amounts noted above).  With interest this increases to approximately NZ$793 million (A$693 million) (calculated to 30 September 2006).

Proceedings disputing the reassessments with respect to the 1999, 2000 and 2001 tax years have commenced. Westpac is confident that the tax treatment applied in all cases is correct. A ruling was sought from the NZIRD on an initial transaction in 1999 which, following extensive review by the NZIRD, was confirmed in early 2001.  The principles underlying that ruling are applicable to, and have been followed in, all subsequent transactions.

3.3.7 Outside Equity Interests

$m	Half Year Sept 06	Half Year March 06	% Mov’t Mar 06- Sept 06	Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Reported net profit attributable to outside equity interests	(29)	(25)	(16)	(54)	(251)	78
AASB 132/139 adjustments:
Hybrids	(27)	(27)	—	(54)	—	—
Other	(1)	—	—	(1)	—	—
Accounting reclassifications:
Managed investment schemes	—	—	—	—	90	(100)
New Zealand class shares	—	—	—	—	49	(100)
Hybrid capital benefit	48	41	17	89	79	13
NZ$ impact on outside equity interest	—	—	—	—	—	—
Total adjustments	20	14	43	34	218	(84)
Adjusted net profit attributable to outside equity interests	(9)	(11)	18	(20)	(33)	39

Adjusting for accounting classifications and A-IFRS, and the reclassification of the debt portion of the distributions to net interest income, the expense for outside equity interests was relatively flat on 2005. Additional distributions for the TPS 2006 instrument (issued in June 2006), were offset by lower distributions to minority shareholders in Hastings Funds Management, following our acquisition of the remaining 49% of equity in July 2005. The adjusted expense represents the equity premium on distributions of our hybrid equity instruments TPS 2003, TPS 2004, TPS 2006 and FIRsTS as well as other distributions to minority interests.

3.4 CREDIT QUALITY

The credit environment in Australia and New Zealand has continued to be supportive, although we are beginning to see delinquency levels gradually trend higher from an historically low base.

Some sectors, such as transport, are being affected by higher fuel costs, which have led to some downgrades and defaults.  However there are no broad sectors or industries that are showing undue signs of stress.

While the current Australian drought is impacting farmers, its effects are localised. We have seen no significant deterioration in this portfolio given Westpac’s diversity and the generally solid balance sheets of farmers.

Key credit indicators and trends include:

•                                          Stressed exposures as a percentage of total commitments increased 7 basis points from 30 September 2005 and 6 basis points from 31 March 2006.  This was largely driven by business customers in our Australian retail division (BCB), due to a more challenging economic environment (interest rate increases and higher input costs such as fuel). We track these exposures closely and have benefited in the past by early identification and monitoring of potential problem exposures together with prompt remediation steps to avoid / minimise losses.

•                                          Australian Business Products 90 days past due, as a proportion of business lending outstandings, increased 13 basis points from 30 September 2005 (4 basis points up from 31 March 2006) to 0.61%, but still remains well below historic levels (long term average 0.92%). The increase was a result of a small number of larger overdrafts and a maturing Equipment Finance book.

•                                          The proportion of other consumer loans, which includes cards and personal loans, 90 days past due as a proportion of other consumer outstandings, increased 14 basis points from September 2005 to 0.85%. This was anticipated because of the impact interest rate rises historically have on delinquencies. Improvements in collection activities, partially driven by new technology, have not fully offset the impact of higher interest rates.  However it remains under the long term average of 0.90%.  The investment in collection processes combined with seasonal trends resulted in the ratio decreasing by 4 basis points over the half from 31 March 2006.

•                                          The proportion of mortgage loans accruing but 90 days past due as a proportion of mortgage outstandings increased 5 basis points from 30 September 2005 (1 basis point up from 31 March 2006) to 0.25% but still remains below the long term average of 0.27%. The upward trend was driven by the impact of higher interest rates.

•                                          Impaired assets to gross loans and acceptances remain at low levels at 0.22% at 30 September 2006. Only two impaired exposures were greater than $50 million, accounting for 24% of total impaired assets. A further 7 impaired exposures were between $5 million and $50 million.

•                                          Total impairment provisions to total impaired assets coverage was 49% at 30 September 2006, up from 36% at 30 September 2005 and down from 56% at 31 March 2006.  The decrease since 31 March 2006 was driven by the write-back of provisions on an impaired exposure following its upgrade and the partial write-off of an individually assessed exposure.

3.4.1 Credit Quality Key Metrics

Stressed Loans — Exposure by Credit Grade as a % of Total Commitments	2H06	1H06	2H05	1H05
Impaired(1)	0.14%	0.16%	0.18%	0.25%
90 days past due, well secured	0.14%	0.15%	0.09%	0.09%
Watchlist and substandard	0.53%	0.44%	0.47%	0.47%
Total Stressed Loans	0.81%	0.75%	0.74%	0.81%

Australian business products	2H06	1H06	2H05	1H05
90 days past due (3 month moving average)	0.61%	0.57%	0.48%	0.73%

5 year historic average = 0.63%

8 year historic average = 0.92%

Other consumer loans	2H06	1H06	2H05	1H05
90 days past due	0.85%	0.89%	0.71%	1.03%

5 year historic average = 0.92%

10 year historic average = 0.90%

Mortgage Loans	2H06	1H06	2H05	1H05
90 days past due	0.25%	0.24%	0.20%	0.21%

5 year historic average = 0.18%

10 year historic average = 0.27%

Other	2H06	1H06	2H05	1H05
Total impaired assets /Gross loans and acceptances(1)	0.22%	0.26%	0.27%	0.38%
Total impairment provisions to total impaired assets(1)	49.3%	56.1%	36.0%	38.1%
Collectively assessed provisions to risk weighted assets (basis points)(2)	68	64	90	90
Impairment losses on loans to average loans and acceptances annualised (basis points)	17	17	18	21

(1)          To allow for comparisons, Impaired assets for prior periods have been restated to reflect APRA’s prudential approach to the adoption of A-IFRS by ADI’s, which came into effect 1 July 06.  Total impaired assets now includes $87 million (31 March 2005), $72 million (30 September 2005) and $85 million (31 March 2006) of consumer loans > 90 days past due but not well secured.

(2)          Includes the APRA required capital deduction of $117 million (pre-tax) above A-IFRS provisioning levels at 30 September 2006, and $112 million (pre-tax) at 31 March 2006 (2005: $nil), which forms part of the APRA termed General Reserve for Credit Losses (GRCL).

3.5 CAPITAL AND DIVIDENDS

Capital

Westpac’s strong cash earnings growth and high return on equity has enabled the Bank to return over $3 billion of capital to shareholders during the year, including an off-market buy-back of $1 billion, completed in December 2005.

During the year, APRA finalised its A-IFRS prudential standards, which included the introduction of a number of new Tier 1 capital deductions.  The calculation of Westpac’s ACE ratio has been updated to include the new Tier 1 capital deductions, including the requirement to deduct capitalised expenses, originally introduced in 2004. The impact of these changes on the Group ACE and Tier 1 ratios is as follows:

Measure	ACE $m	Tier 1 $m
Capitalised Software	(440)	(440)
Credit Provisioning	290	290
Defined benefit pension funds	(260)	(260)
Capitalised expenses	(320)	—
Effective yield, hybrid swap/revaluation, other	(250)	(250)
Total	(980)	(660)
Less transitional relief	—	660
Impact on capital position	(980)	0

As APRA has provided transitional relief for the $660 million noted above, there is no immediate impact on the calculated Tier 1 capital ratio. Therefore, Westpac has retained its existing Tier 1 target capital ratio range of 6.0% to 6.75%.

The rating agency, Standard and Poor’s, has provided guidance that APRA’s transitional relief should not be included in the ACE calculation and Westpac has adopted this approach, given the A-IFRS changes do not impact the underlying economics of the business.  Westpac has as a result changed its target ACE ratio range to 4.0% — 4.75%, from 4.50% — 5.0%.

At the end of September, Westpac’s capital ratios were towards the top end, or above, target ranges:

• ACE ratio of 4.55% — target 4.0% - 4.75%

• Tier 1 ratio of 6.89% — target 6.0% - 6.75%

ACE Movement

The ACE ratio includes $82 million ($117 million pre-tax) for the APRA required deduction above A-IFRS provisioning levels at 30 September 2006 which forms part of the APRA termed General Reserve for Credit Losses.  At 31 March 2006 the estimated deduction was $78 million ($112 million pre-tax).

(1)          Includes movements in the foreign currency translation reserve and deferred tax balances.

Dividends

The Directors have declared a fully franked dividend of 60 cents per share, an increase of 9 cents (18%) over the 2005 final dividend.  The 2006 payout ratio has increased to 69%, compared with 66% in the prior corresponding period.  This increases the total dividend paid for the year to 116 cents, an increase of 16 cents (16%) over 2005, reflecting both our track record and our confidence in the future.

Our ability to continue to frank dividends remains strong, with our adjusted franking account balance at $417 million as at 30 September 2006, after allowing for the final dividend (30 September 2005:  $583 million).

In 2006, a review of our dividend policy has led Westpac to reassess its sustainable dividend pay-out ratio. This review concluded that fully franked dividends are the optimum method for distributing surplus capital to shareholders and that Westpac could consistently support a higher dividend pay-out ratio of around 70% as opposed to the 60% to 65% dividend payout ratio of recent years (AGAAP measure).

The actual pay-out ratio in any one year will depend on a number of factors, including the additional earnings volatility created by A-IFRS, franking capacity and growth expectations.

Hybrid Tier 1 Capital

In June 2006, we completed the issue of the Westpac Trust Preferred Securities (2006 TPS) raising $763 million of APRA qualifying innovative Tier 1 capital.

As at 30 September 2006 Westpac has $3.2 billion of innovative Tier 1 capital instruments on issue, representing 24% of the current hybrid capital limit of 25% of fundamental Tier 1 capital.

APRA has introduced revised prudential standards for hybrid capital instruments, applying from January 2008.  Under the revised standards, the current 25% limit will be replaced by a new Residual Tier 1 limit of 25% of net Tier 1 capital, which will include both Innovative and Non-Innovative Tier 1 capital. Although Westpac’s aggregate hybrid capacity will not be materially affected by the new rules, Innovative Tier 1 will be limited to a maximum of 15%. As Westpac is currently above the 15% sub-limit, consideration will be given to applying during 2007 for transitional relief (as contemplated in the standards) until January 2010 in relation to this limit.

Off-market structured buy-back

On 19 December 2005 Westpac completed an off-market buy-back of ordinary shares returning $1 billion of capital to shareholders.  Strong demand led Westpac to increase the size of the buy back from the initial target size of $700 million.  Westpac bought back a total of 52.3 million shares, or 2.8% of Westpac’s ordinary shares on issue, at the buyback price of $19.13 per ordinary share.

Exchange Rate Risk on Future NZD Earnings

Following the introduction of A-IFRS, the bank revised its policy in relation to the hedging of the future earnings of our NZ retail business.  The revised policy provides for the economic risk of future New Zealand dollar earnings to be managed where the bank believes there is a strong likelihood of significant adverse moves in the AUD/NZD exchange rate. Westpac manages these flows over a time horizon under which up to 100% of the expected earnings for the following financial year and 50% of the expected earnings for the subsequent financial year can be hedged. Hedges are executed on a pre-tax basis.

At 30 September 2006, the bank had outstanding hedges for a principal amount of NZ$540 million relating to 2007 earnings, at an average rate of 1.21.  The change to A-IFRS will have the following impacts:

•                                          Unrealised losses on the hedges totalling $23 million that have been deferred in reserves will be brought to account in the 2007 financial year over the term of the underlying contracts.

•                                          From 1 October 2006 onwards, ongoing movements in the value of these contracts will be recognised immediately through the income statement.

The recognition in the income statement of the change in fair value of the hedge contracts will potentially create additional reported earnings volatility due to the timing of income recognition.  To provide clarity around underlying earnings, these items will be adjusted when calculating cash earnings.

The average rate of existing 2007 financial year hedges of 1.21 compares with a hedged rate of 1.10 for the 2006 financial year with an expected reduction in cash earnings of approximately 1%.

3.6 REGULATORY AND OTHER DEVELOPMENTS

The need to adopt major regulatory, reporting and governance requirements has required considerable additional resourcing and associated cost.  Key regulatory developments in the year were:

Basel II

The regulatory limits applied to our capital ratios are consistent with the Bank of International Settlements capital accord, which was first released in 1988.  In June 2004 the Basel Committee on Banking Supervision released the ‘International Convergence of Capital Management and Capital Standards: A Revised Framework’ also known as Basel II.  This framework reflects the advances in risk management practices since the introduction of the 1988 Basel Accord, improving the sensitivity of capital calculation through a broader array of risk classes and enhanced measurement processes.

We are targeting compliance with the most sophisticated methods for both credit and operational risk.  In September 2005 we submitted an application to APRA to be accredited to use the Advanced Internal Ratings Based (AIRB) approach for credit risk and the Advanced Measurement Approach (AMA) for operational risk. That submission was in the form of a self assessment against criteria outlined by APRA and the requirements of Basel II.

We believe that using the advanced approaches for risk monitoring and measurement is in the interests of all our stakeholders.  Effective risk management is regarded as a key activity performed at all levels of the Group.  A broad array of changes to risk management practices have been implemented across all risk classes.  We recognised at the time of the submission that there is still work required to embed these principles and practices into day-to-day activities of business units and to achieve the full benefits of these changes.  We continue with this work in addition to addressing issues identified by APRA as they arise.

APRA have commenced the release of draft Australian Prudential Standards based on Basel II.  The timeframes for release of all relevant standards is unknown.  APRA has considerable discretion over the application of Basel II to the banks it regulates and has announced that Australian banks using the most sophisticated models for credit and operational risk will also be required to hold regulatory capital for the interest rate risk taken in the banking book. The models used to quantify this risk are similar to the models used today for traded market risk.

Following accreditation, any reduction in the level of regulatory capital required is subject to transitional arrangements in the first two years of operation.  At present the extent of any reduction in regulatory capital is unclear.

US Sarbanes-Oxley

The US Congress passed the Public Company Accounting Reform and Investor Protection Act (SOX) in July 2002. SOX is commonly known as the Sarbanes-Oxley Act.  SOX is a wide ranging piece of US legislation concerned largely with financial reporting and corporate governance. We are obligated to comply with SOX by virtue of being a foreign registrant with the US Securities and Exchange Commission (SEC).

Section 404 of SOX requires us to maintain an effective system of internal control over financial reporting. We and our external auditors are required to report annually on its effectiveness for the first time at 30 September 2006.

We have established procedures to ensure compliance with all applicable requirements of SOX and are in compliance with these for the year ended 30 September 2006.

NZ Incorporation

Westpac agreed to incorporate systemically important operations in New Zealand in December 2004.  Our proposed incorporation model received in principle agreement from the Reserve Bank of New Zealand (RBNZ) in October 2005.  The incorporation model involves Westpac operating as a branch and an incorporated entity concurrently (dual registration).  This model will principally see:

•                                          Retail and business operations become part of the locally incorporated entity; and

•                                          Institutional business will remain in the New Zealand Branch.

The legislative process required to implement local incorporation has been completed; the Westpac New Zealand Act 2006 (legislation that effects incorporation) was enacted on 13 September 2006, and transition to dual registration occurred on 1 November 2006.

RBNZ Outsourcing

In January 2006 the RBNZ issued its final outsourcing policy. The policy seeks to ensure that large registered banks have the ability to control and execute core business functions carried out by parties outside the bank, sufficient to ensure they can continue to operate under both normal business and stressed conditions and that they are managed by, or under the direction or supervision of, their board.  All large registered banks, including Westpac, have been requested by the RBNZ to complete a self assessment against the policy and develop a compliance plan.  Westpac has completed its self assessment and is in the process of finalising its compliance plan.

3.7 CORPORATE RESPONSIBILITY AND SUSTAINABILITY

Enhancing Westpac’s Total Value

Westpac’s corporate responsibility and sustainability program continues to deliver material value to the company as an integral part of the Group’s core strategy.

In the year, the program delivered direct financial value, through lowering operational and other risks, greater efficiency, enhanced reputation and innovative products.  Examples include:

•                                          High levels of employee attraction, retention and commitment:

-                                            Westpac remains a preferred employer, with an 80% acceptance rate for first round graduate offers.

-                                            Doubling of paid parental leave to 12 weeks, as part of up to 104 weeks of approved parental leave (91% of our employees now return to work following parental leave).

-                                            Opening two new workplace childcare centres in 2006, increasing workplace childcare places to 453.

-                                            Employee commitment remains at the high levels achieved since 2004.

-                                            Employee turnover at 17% is 4 percentage points below the median for the financial sector, despite having risen 1 percentage point in 2006, largely as a result of the full employment conditions in the sector.

•                                          Reduced costs for the Group:

-                                            The Lost Time Injury Frequency Rate has been cut 58% since 2002, resulting in some $3 million saving from reduced claims costs over the past two years.

-                                            Complaints resolution rates (% complaints resolved within 5 days) at 82% remains above our target of 80% having risen from 75% in 2002;

-                                            Paper consumption cut by 22% or 1,500 tonnes since 2001, resulting in estimated savings of $3 million.

-                                            Electricity consumption reduced 16% since 2001, delivering $1 million of estimated cost savings.

-                                            Overall, Westpac’s greenhouse gas emissions have been cut by 45% in the past 10 years, equating to $1.8 million of implicit annual value based on EU emission trading prices.

•              Value creating initiatives:

-                                            Expanding the e-statements initiative, with 183,000 customers now participating, delivering $0.7 million of ongoing savings so far.

-                                            Launching two sustainability-linked products: the Eco-nomical Home Loan providing discounts and rebates on a range of environmentally friendly products and services; and the Westpac Landcare Term Deposit which allows customers to direct funds towards sustainable farming initiatives;

-                                            Signing the Equator 2 Principles, furthering Westpac’s leadership in Project Finance (named Best Bank in Australasia for Project Finance in 2006 by Global Finance magazine).

-                                            Beginning trading of EU Emission Trading Scheme (EU ETS) credits.

External Governance and Sustainability Ratings

Westpac’s governance and sustainability performance was again benchmarked through a range of external assessments in 2006.  Key external ratings outcomes included:

•              The global banking sector leader in the Dow Jones Sustainability Index, for the fifth year in a row.

•              Rated one of the Global 100 Most Sustainable Corporations, 2006 World Economic Forum.

•              Australian Sustainable Company of the Year - Ethical Investor Annual Australian Sustainability Awards.

•              No 1 in the Australian Corporate Responsibility Index (third consecutive year) - rating of 99.8%.

•                                          One of only 38 companies worldwide (some 3,800 companies rated) to receive the maximum rating of 10.0 by GovernanceMetrics International.

Details of Westpac’s Corporate Responsibility and Sustainability policies, performance and ratings can be found at http://www.westpac.com.au/corporateresponsibility

3.8 OUTLOOK

Our 2006 performance, while sound, was nevertheless below our potential largely due to softer operational performances in the first half of 2005.

Initiatives to lift performance have been successfully implemented resulting in a pick-up of operational momentum through the year.  In particular:

•                                          Housing lending in Australia has grown closer to system throughout the year;

•                                          Momentum in small and medium business lending has improved, growing above system in the last quarter; and

•                                          Customer attrition in New Zealand is being addressed.

As a result, cash earnings improved through the year with underlying growth (excluding the impact of the cards over-accruals) closer to 7% in the second half.

Both BTFG and the Institutional Bank continued to perform strongly and have a number of growth options yet to be fully tapped. Wealth management conditions, in particular, are also expected to remain positive, with the recent superannuation taxation changes to drive growth.

Despite interest rates continuing to rise, the economic environment should remain supportive for 2007, with growth expected to improve modestly and unemployment remaining at historically low levels. However, some easing in credit growth is anticipated in the year ahead. Business credit growth is likely to return to more normal levels after a very buoyant 2006. Housing credit growth is expected to ease modestly, although double digit growth is still anticipated.

In New Zealand, economic growth is expected to remain subdued, as high interest rates and a strong currency continue to dampen activity.  As a result, credit growth should slow slightly in 2007.

With the improved operational performance and an additional 581 employees in customer sales and service across our businesses, we are well positioned to increase loan growth in line with system.

Margin declines, however, will offset some of this top line. It is expected that given current competitive pressures, margin decline will again be towards the top end of our 5 to 10 basis points medium term expectations.

Expenses have increased on average 4% per annum over the last 5 years.  With the increased focus on growth,  expense growth in 2007 is expected to be slightly higher, although still maintaining a healthy gap to revenue growth.

With the credit cycle returning to more normal levels, we remain cautious but are not seeing any broad based credit deterioration in our books.  We remain well provisioned and anticipate that the increase in impairment losses will only be moderately higher than loan growth in the period ahead.

Tax expense should reflect normal business activity in 2007 after one-off impacts in recent years such as the tax provisioning and the impact of exiting the NZ structured financing deals.

Strategically, Westpac will focus on its three strategic themes of ‘feet on the street’, investing in its growth businesses, and improving productivity to drive top and bottom line income growth.  At the same time, a cautious approach to credit will be maintained.

Westpac goes into 2007 in good shape. With the improved performance momentum, strong cash earnings growth is expected in 2007.

4. BUSINESS UNIT PERFORMANCE	Year End Profit Announcement 2006

Business unit results are presented on a management reporting basis.  Internal charges and transfer pricing adjustments are included in the performance of each business reflecting the management, rather than the legal structure (these results cannot be compared to results for individual legal entities). Where management reporting structures or accounting classifications have changed, comparatives have been restated and may differ from results previously reported.  Cash earnings results below are on a reported basis.

Our internal transfer-pricing framework attributes value between business units.  Its primary attributes are:

•                                          Product balances are fully transfer-priced at inter-bank rates according to the tenor of the underlying transactions; and

•                                          All overhead costs are allocated to revenue generating businesses, and capital is allocated to business groups using designated risk factors.

Cash earnings

$m	Half Year Sept 06	Half Year March 06	% Mov’t Mar 06- Sept 06	Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Business and Consumer Banking	840	842	—	1,682	1,517	11
Westpac Institutional Bank	263	241	9	504	484	4
New Zealand(1)	213	210	1	423	405	4
BT Financial Group (Australia)(2)	174	165	5	339	309	10
Pacific Banking	40	36	11	76	65	17
Group Business Unit	38	17	124	55	24	129
Total Group cash earnings	1,568	1,511	4	3,079	2,804	10

Less Wealth Management
Australia	174	165	5	339	309	10
New Zealand	11	11	—	22	17	29
Total Wealth Management	185	176	5	361	326	11

Total banking cash earnings	1,383	1,335	4	2,718	2,478	10

Expense to income ratio

%	Half Year Sept 06	Half Year March 06	% Mov’t Mar 06- Sept 06	Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Business and Consumer Banking	49.0%	48.0%	(100bps)	48.5%	49.9%	140bps
Westpac Institutional Bank	43.2%	43.3%	10bps	43.2%	42.5%	(70bps)
New Zealand(1)	47.8%	48.3%	50bps	48.0%	48.0%	—
BT Financial Group (Australia)(2)	53.2%	52.9%	(30bps)	53.1%	56.0%	290bps
Pacific Banking	31.5%	31.0%	(50bps)	31.3%	35.3%	400bps
Total group ratio	46.4%	46.8%	40bps	46.6%	47.7%	110bps
Adjusted Group ratio(3)	47.6%	46.6%	(100bps)	47.1%	49.0%	190bps

Wealth Management(4)
Funds Management	63.6%	63.6%	—	63.6%	67.8%	420bps
Insurance	28.2%	27.2%	(100bps)	27.7%	27.5%	(20bps)
Total Wealth Management ratio	52.6%	52.4%	(20bps)	52.5%	56.2%	370bps
Adjusted Wealth Management ratio(3)	53.0%	52.2%	(80bps)	52.6%	56.2%	360bps

Total banking ratio	45.6%	46.1%	50bps	45.8%	46.7%	90bps
Adjusted banking ratio(3)	46.9%	45.9%	(100bps)	46.4%	48.1%	170bps

(1)                               New Zealand comprises our New Zealand retail banking operations and wealth management businesses including our New Zealand Life business and BT New Zealand. New Zealand results are converted to Australian dollars at the average hedge exchange rate for the year (2006: 1.0959, 2005: 1.1424).  Refer section 4.3 for New Zealand segment results in New Zealand dollars.

(2)                               BTFG (Australia) represents our entire Australian wealth management business.

(3)                               Adjusts for the impacts of AASB 132/139 and insurance standards for the year ended 30 September 2006 and half years ended 31 March 2006 and 30 September 2006, certain accounting reclassifications across all periods, the impact of significant, one off items and the impact of exchange rate movements.  Details of these reclassifications are included in section 8 Earnings Reconciliation.

(4)                               Includes the BT Financial Group (Australia) and our New Zealand wealth management business.

Basis of Reporting Business Units

In analysing the compositional impacts on the performance of our business units, we have identified the impacts of AASB 132/139 on our full year reported results as their introduction has a significant impact on the composition of the reported results and interpretation of inter-period movements.  However reported cash earnings will be our focus, as the cash earnings impact on business unit results is largely immaterial.

The reclassification of interest expense under the new methodology for determining credit provisioning, back to impairment losses, is included in the adjustments.  However we have not adjusted the impairment losses incurred by business units back to a basis equivalent to comparative data as this is not a meaningful comparison.  In addition, we have not adjusted the results for the fair value impacts of the investment grade securities and derivatives portfolio in WIB as we believe this would be inappropriate.

We have not adjusted business unit results for the six months ended 31 March 2006 and the six months ended 30 September 2006 as they have been prepared on the same basis.

4.1 BUSINESS AND CONSUMER BANKING

Business and Consumer Banking (BCB) is responsible for product development, sales and servicing for all retail banking customers and small to medium sized businesses.  Activities are conducted through a nationwide network of branches, business banking and call centres, ATMs, internet banking and mobile sales forces.  BCB’s front line employees are responsible for the delivery of sales and service related functions for a broad range of financial products including home, personal and business finance lending, savings and investment accounts, credit cards and wealth products.

4.1.1 Total BCB

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 06-	Full Year	Full Year	Sept 05-
$m	Sept 06	March 06	Sept 06	Sept 06	Sept 05	Sept 06
Net interest income	2,058	2,020	2	4,078	3,770	8
Non-interest income	596	547	9	1,143	1,170	(2)
Net operating income	2,654	2,567	3	5,221	4,940	6
Operating expenses	(1,301)	(1,233)	(6)	(2,534)	(2,467)	(3)
Core earnings	1,353	1,334	1	2,687	2,473	9
Impairment losses	(165)	(124)	(33)	(289)	(312)	7
Operating profit before tax	1,188	1,210	(2)	2,398	2,161	11
Tax and outside equity interests	(348)	(368)	5	(716)	(644)	(11)
Net profit after tax/cash earnings	840	842	—	1,682	1,517	11

Economic profit	792	798	(1)	1,590	1,393	14
Expense to income ratio (%)	49.0%	48.0%	(100bps )	48.5%	49.9%	140bps
	$ bn	$ bn		$ bn	$ bn
Deposits	92.8	87.0	7	92.8	84.3	10
Net loans	166.0	155.6	7	166.0	146.7	13
Total assets	168.6	158.0	7	168.6	149.5	13

AASB 132/139 Adjustments

		A-IFRS Adjustments
$m	Full Year Sept 06	Effective Yield	Credit Provisions	Adjusted Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Net interest income	4,078	(181)	64	3,961	3,770	5
Non-interest income	1,143	182	—	1,325	1,170	13
Net operating income	5,221	1	64	5,286	4,940	7
Operating expenses	(2,534)	5	—	(2,529)	(2,467)	(3)
Core earnings	2,687	6	64	2,757	2,473	11
Impairment losses	(289)	—	(64)	(353)	(312)	(13)
Operating profit before tax	2,398	6	—	2,404	2,161	11
Tax and outside equity interests	(716)	(2)	—	(718)	(644)	(11)
Net profit after tax/cash earnings	1,682	4	—	1,686	1,517	11

Expense to income ratio (%)	48.5%			47.8%	49.9%	210bps

Financial Performance

Full Year

Features:

•                                          Sound cash earnings growth of 11% year on year

•                                          Volume growth restored in 2006 - increasing revenues

•                                          Improved growth and meeting market on price - resultant spread decline

•                                          Increased front line investment while holding cost growth to 3%

The 2006 result was again characterised by strong revenue growth while holding costs below inflation.  This revenue/expense mix has improved revenue productivity and delivered an 11% increase in cash earnings.

The result was also impacted by a one off write-off in the second half of the year relating to an over-accrual of interest income in the credit card business.  Much of the over-accrual related to prior periods.  The impact on current and prior periods is detailed below:

Credit Cards — prior period impact $m	2H06	1H06	FY06	FY05
Net interest income	(42)	22	(20)	20
Cash earnings	(29)	15	(14)	14

The one off credit card adjustment (+$14 million 2006 and -$14 million 2005) reduced BCB cash earnings growth by 2% for the year.  Excluding this, cash earnings growth would have been 13%.

In 2006 volume growth was restored across the major portfolios after below system growth in 2005.

•                                          Mortgage lending growth was restored to system (0.9(1) times) from 0.6 times a year ago.  Improved sales force productivity and increased broker usage helped drive the increase.

•                                          Credit card outstandings growth was strong at 21% with much of the increase due to existing customers increasing limits.  Improved branch origination and innovative products also captured growth from new card customers.

•                                          Business and other lending increased 15% to $46 billion, with much of the growth skewed to the second half of the year.  Behind the improvement has been the resolution of issues in Pinnacle and an increase in the Business lending sales force.  Through-out the year, an additional 440 customer serving staff were employed, mostly in the second half of the year. We do not expect them to achieve optimum sales effectiveness until 2007.  In addition, BCB has looked to enhance its distribution reach and grow customer relationships by actively seeking to increase business referred from third parties.  An additional $1 billion in loans through referral partners were originated through the year.

•                                          The repositioning of our deposit portfolio in 2004 and 2005 has contributed to deposit growth of 10%, which is close to system growth.  Behind that performance has been particularly strong growth in both Business and Consumer Max-i Direct products (high interest online account) introduced in 2005 which increased balances by $10 billion over the year. While a lower spread product, Max-i Direct has been effective at slowing overall spread compression by improving customer retention and reducing the reliance on more expensive wholesale funding.

The solid volume growth drove adjusted non-interest income 13% higher over the year, together with fee changes introduced over 2005 and 2006 and changes to our product suite.  $13 million proceeds received on the partial sale of MasterCard Inc. also contributed to non-interest income growth.

In moving to improve price to match the competition and with asset growth exceeding deposit growth, we have seen reductions in the BCB divisional margin with both mortgage and business lending spread declining. Overall deposit spreads were little changed over the year with increased usage of high interest online savings accounts offset by improved spreads on traditional savings and transaction accounts.

Expenses growth has been contained at 3% over the year, a strong performance given:

(1)                               Australian Prudential Regulation Authority data — 12 months to September 2006.

•                                          A 4% general wage rise effective 1 October 2005, together with other salary increases from 1 January 2006;

•                                          An increase in software amortisation expenses associated with prior investments in Pinnacle and Reach; and

•                                          Continued investment in front line capabilities, with customer facing staff increasing 440 in the Business segment.

Partially offsetting these increases has been benefits achieved from productivity initiatives implemented over the year.

Adjusted impairment losses increased 13% on 2005.  The increase was mainly driven by the strong growth in credit cards.  Delinquencies greater than 90 days within the housing portfolio have also risen from 21 to 27 basis points, however these remain below industry benchmarks.

Second Half

Features:

•                                          Underlying cash earnings growth of 5% (adjusted for credit cards).

•                                          Improving volume and market share will flow into 2007 financial results.

•                                          6% expense growth a direct result of investing for the future.

•                                          Increases in impairment losses consistent with portfolio growth.

A flat cash earnings result was impacted by the $29 million credit card write off.  Adjusting for this, underlying cash earnings grew 5% and core earnings a sound 6%.

With underlying growth sound, the improved volume and market share growth throughout the course of 2006 will flow through positively into 2007:

•                                          Business lending growth was solid with momentum picking up through the half.  Sales productivity initiatives and the role out of training programs for new staff was reflected in improving volumes with internal estimates showing our system multiple for small business lending at 1.7 times for the June 2006 quarter, up from 0.7 times system for the first half.  We are seeing our new relationship managers achieving full productivity in around six months, providing good momentum into 2007.

•                                          Mortgage lending growth continued to be solid, increasing 6%. Much of the increase in loan growth can be attributed to an improvement in sales from Home Finance Managers.  The contribution from third party sources was stable at 38%.

•                                          Deposit growth increased 7% or $6 billion in the second half with a strong increase in working capital balances of 16% a major contributor to this growth.

•                                          The decline in the divisional margin eased to just 1 basis point(1) after adjusting for the impact of the credit card accrual write off with some product spread increases offsetting declines in the competitive mortgage and business lending businesses.

•                                          Non-interest income is growing strongly, up 9% driven by both the improved volumes and the full impact of fee increases in the first half of the year. The partial sale of the Mastercard Inc. shareholding was also reflected in this growth.

Expense growth of 6% was consistent with the increase in customer serving roles, largely in business lending and supporting infrastructure.  However, overall FTE growth was lower, reflecting the benefits of productivity initiatives in our operations and call centres, together with branch resource management tools. With the FTE to support the ‘feet on the street’, now largely in place, further benefits from the productivity initiatives will be seen in 2007.

Impairment losses increased 33% in the second half.  This was largely driven by growth in credit cards where the provisioning charge increased despite a decline in delinquency rates in the second half. Write-offs also increased, largely due to the lagged effect of increased credit card delinquency rates in the first half. The increase in Mortgage delinquencies greater than 90 days, which had increased by 5 basis points to 26 in the first half, increased by 1 basis point in the second half.  This result reflects some seasonality and increased collection resources in the second half.

(1)                               Excludes A-IFRS impacts.

4.1.2  BCB Key Metrics

Loans Outstanding Growth Rates (%)(1)	2H06	1H06	2H05	1H05
Consumer loans	12	12	10	5
Business loans	17	12	9	5
Growth in total loans outstanding	13	12	9	5

Deposits Outstanding Growth Rates (%)(1)	2H06	1H06	2H05	1H05
Consumer deposits	9	9	12	5
Business deposits	18	3	17	11
Growth in total deposits	13	6	14	8

Market Share (%)(2)	2H06	1H06	2H05	1H05
Housing credit(3)	13	13	13	13
Cards	18	18	18	18
WBC Business credit(4)	13	12	12	13
Retail deposits(5)	13	13	13	13

System Mulitples(6)	2H06	1H06	2H05	1H05
Housing credit(3)	0.8	0.9	0.7	0.4
Cards	1.2	1.2	0.7	0.3
WBC business credit(4)	1.7	1.1	0.4	1.1
Retail business credit(7)	1.7	0.7	0.6	0.5
Retail deposits(5)	0.9	0.6	1.0	0.5

Third Party Orgination (%)	2H06	1H06	2H05	1H05
Consumer lending (mortgages)	38	38	35	29

Product Spread (%)	2H06	1H06	2H05	1H05
Mortgages(8)	0.96	1.01	1.05	1.07
Cards adjusted(9)	6.11	6.23	6.65	6.68
S&I deposits	1.91	1.83	1.85	1.86
Business lending	1.75	1.81	1.84	1.85

Credit Quality (%)	2H06	1H06	2H05	1H05
Business impaired assets to total committed exposure	0.16	0.17	0.14	0.32
Business delinquencies > 90 days (3 month moving avg)	0.61	0.57	0.48	0.73
Mortgage delinquencies > 90 days	0.27	0.26	0.21	0.21
Other personal lending delinquencies > 90 days	0.89	0.91	0.82	1.18

Customer Satisfaction(10)	2H06	1H06	2H05	1H05
Westpac consumer	70	72	72	71
Peer group(11)	72	73	72	71

(1)          Annualised.

(2)          Source: Australian Prudential Regulation Authority/Reserve Bank of Australia.  Second half 2006 based off data to September 2006, except for cards which is based on data to August 2006.

(3)          Includes securitised loans.

(4)          Source:  Total Business Credit for Westpac Australia.

(5)          Total Retail Deposits for Westpac Australia.

(6)          Source:  Australian Prudential Regulation Authority/Reserve Bank of Australia data.  Second half 2006 is based off data to September 2006, except for retail business credit which is to June 2006, and cards which is to August 2006.

(7)          Our estimates of retail system are derived from reported RBA data based on size of loan facility.  2H06 multiple is for the quarter to June 2006.

(8)          Product spreads have been restated to include the impact of broker commissions.

(9)          Adjusted for the over accrual of interest income.

(10)   Source: Roy Morgan Research (September 2006).  12 month rolling average.  Satisfaction defined as “very” or “fairly” satisfied among those that regard each bank as their main financial institution.

(11)   Peer Group average includes CBA, NAB, ANZ and St George.

4.1.3  Consumer Segment

The Consumer segment is responsible for sales, servicing and product development for our consumer customers in Australia. Activities are conducted via our nationwide network of branches, Home Finance Managers (HFMs), specialised consumer relationship managers, call centres, automatic teller machines (ATMs) and internet banking services.  The Consumer segment includes the management of our third party consumer product relationships and also includes our retail branch operations in Hong Kong and Singapore.

$m	Half Year Sept 06	Half Year March 06	% Mov’t Mar 06 Sept 06	Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Net interest income	1,224	1,227	—	2,451	2,334	5
Non-interest income	379	335	13	714	663	8
Net operating income	1,603	1,562	3	3,165	2,997	6
Operating expenses	(927)	(888)	(4)	(1,815)	(1,776)	(2)
Core earnings	676	674	—	1,350	1,221	11
Impairment losses	(136)	(84)	(62)	(220)	(241)	9
Operating profit before tax	540	590	(8)	1,130	980	15
Tax and outside equity interests	(155)	(180)	14	(335)	(292)	(15)
Net profit after tax/cash earnings	385	410	(6)	795	688	16

Expense to income ratio (%)	57.8%	56.9%	(90bps)	57.3%	59.3%	200bps
	$bn	$bn		$bn	$bn
Deposits	48.0	46.0	4	48.0	43.8	10
Net loans	120.3	113.4	6	120.3	106.9	12
Total assets	121.0	114.7	5	121.0	108.6	11

AASB 132/139 Adjustments

		A-IFRS Adjustments
$m	Full Year Sept 06	Effective Yield	Credit Provisions	Adjusted Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Net interest income	2,451	(80)	44	2,415	2,334	3
Non-interest income	714	74	—	788	663	19
Net operating income	3,165	(6)	44	3,203	2,997	7
Operating expenses	(1,815)	4	—	(1,811)	(1,776)	(2)
Core earnings	1,350	(2)	44	1,392	1,221	14
Impairment losses	(220)	—	(44)	(264)	(241)	(10)
Operating profit before tax	1,130	(2)	—	1,128	980	15
Tax and outside equity interests	(335)	—	—	(335)	(292)	(15)
Net profit after tax/cash earnings	795	(2)	—	793	688	15

Financial Performance

Full Year

Features: • Volume growth restored. • Improved growth and meeting the market on price — resultant spread decline.

The consumer segment delivered a strong 16% increase in cash earnings over the year. This increase includes the cost of the credit card reversal.

A 7% increase in adjusted operating revenues, with particularly strong growth in non-interest income was the key driver of the increase with expenses rising by a modest 2%.

Non-interest income growth has been boosted by higher fee income and the proceeds on the partial sale of Westpac’s Mastercard Inc. shareholding.  Fee increases can be traced back to our product repricing initiatives implemented in March and April 2006.

The 12% increase in loan growth was supported by strong credit card growth (21%) and solid mortgage growth (12%).  Housing lending growth has been supported by both improved productivity from the Westpac sales force and increased broker usage.  Improved sales productivity reflects the successful roll-out of the Westpac Way sales management process and further improvement of customer targeting from our Reach customer relationship management tool.

The pick-up in credit card lending can be traced back to three factors:

•              Assisting credit card holders that have taken up products in the last 18 months (and who now have established payment  histories) to consolidate their credit card and other personal borrowings with Westpac;

•               Improving the capability of our sales force, particularly within branches, to originate credit cards; and

•               A revamp of the cards product suite including the launch of the Earth and Altitude Platinum cards.

Consumer Max-i direct balances increased by $6 billion contributing to a 10% growth in consumer deposits. The launch of the Westpac One transaction account has also been highly successful with 285,000 new accounts opened over the year.

Product spreads declined during the year as we sought to meet the market on price or through the availability of lower spread products such as lower rate consumer credit cards and on-line savings accounts.

Expenses increased 2% over the year with the growth weighted to the second half.  The low year on year growth in expenses was achieved through productivity savings in our operations and call centre areas and the deployment of branch resource management tools.

Adjusted impairment losses increased by 10% over the year, in line with balance sheet growth.

Second Half

Features: • Underlying cash earning growth at 4%, led by strong non-interest income growth. • Impairment losses increases in line with loan growth.

The cash earnings decline in the second half was dominated by the one-off credit card write off, with the majority ($38 million income) of the impact being incurred by the Consumer business.  Adjusting for this, cash earnings growth for the half was 4% and core earnings growth a solid 9%.  The growth was revenue led, with continued solid volume and fee income growth.

Mortgage lending growth remained strong at 6%.  A pleasing aspect of the growth was the strong performance of the proprietary channels with new business growth relatively stronger than third party channel growth.  Credit card growth of 8% continued to be strong as the initiatives to increase growth continued to be rolled out.  Spread declines slowed as the continuing decrease in mortgage and credit card spreads was offset by increases in deposit products.

Fee income growth increased by 13% supported by the continuing volume growth, the partial sale of MasterCard Inc., and the impact of the fee changes introduced in the first half of the year.

The 4% expense growth in the second half was driven by the full period effect of staff salary increases awarded in January 2006, increasing branch relief pool staff, increased project investment, and a nonrecurring increase in non-lending losses.

Impairment losses increased significantly on the first half.  This was largely driven by a recalibration of factors used under A-IFRS to assess collective provisions in the credit portfolio.  Adjusting for this impact, impairment losses were up 20% primarily due to higher credit cards write-offs and collectively assessed provision charge in the second half.

4.1.4  Business Segment

The Business segment is responsible for sales, servicing and product development for our Small to Medium Enterprise (SME) customers within Australia. Activities are conducted via our specialised Commercial Banking and SME relationship managers supported by Debt, Financial Markets and Wealth specialists.  The Business segment also includes our working capital and specialised trade solutions operations for corporate and SME customers and the management of our third party business product relationships.

$m	Half Year Sept 06	Half Year March 06	% Mov’t Mar 06 Sept 06	Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Net interest income	834	793	5	1,627	1,436	13
Non-interest income	217	212	2	429	507	(15)
Net operating income	1,051	1,005	5	2,056	1,943	6
Operating expenses	(374)	(345)	(8)	(719)	(691)	(4)
Core earnings	677	660	3	1,337	1,252	7
Impairment losses	(29)	(40)	28	(69)	(71)	3
Operating profit before tax	648	620	5	1,268	1,181	7
Tax and outside equity interests	(193)	(188)	(3)	(381)	(352)	(8)
Net profit after tax/cash earnings	455	432	5	887	829	7

Expense to income ratio (%)	35.6%	34.3%	(130bps)	35.0%	35.6%	60bps
	$bn	$bn		$bn	$bn
Deposits	44.8	41.0	9	44.8	40.5	11
Net loans	45.7	42.2	8	45.7	39.8	15
Total assets	47.6	43.3	10	47.6	40.9	16

AASB 132/139 Adjustments

		A-IFRS Adjustments
$m	Full Year Sept 06	Effective Yield	Credit Provisions	Adjusted Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Net interest income	1,627	(101)	20	1,546	1,436	8
Non-interest income	429	108	—	537	507	6
Net operating income	2,056	7	20	2,083	1,943	7
Operating expenses	(719)	1	—	(718)	(691)	(4)
Core earnings	1,337	8	20	1,365	1,252	9
Impairment losses	(69)	—	(20)	(89)	(71)	(25)
Operating profit before tax	1,268	8	—	1,276	1,181	8
Tax and outside equity interests	(381)	(2)	—	(383)	(352)	(9)
Net profit after tax/cash earnings	887	6	—	893	829	8

Financial Performance

Full Year

Features: • Volume growth restored. • Increased ‘feet on the street’. • Good momentum for 2007.

The business segment delivered a 7% increase in cash earnings.

In 2005, underlying growth in business lending was sub-optimal as problems associated with the Pinnacle lending origination platform constrained growth.  This below market performance impacted the division’s growth momentum and impacted earnings into 2006.

Business lending growth of 15% was significantly higher than the prior period.  The improved growth has seen Westpac’s growth relative to system increase from a sub-optimal 0.5 times in 2005 to 1.0(1) in 2006. The resolution of Pinnacle issues and the enhanced capability it now provides has driven the turnaround, together with the increase in customer serving employees and initiatives to drive sales productivity.  As a consequence, we are seeing our new relationship managers achieving full productivity at around 6 months, providing good momentum for 2007.

Supporting improved growth from our business banking sales force has been an increase in the proportion of loans originated by third parties via brokers and referral partners. Just under half of the equipment finance portfolio is originated by brokers, although the proportion written through this channel has changed little over the year.

Growth in loans from referral partners has however, been particularly strong growing from $0.3 billion in 2005 to $1.3 billion at the end of September 2006.

Deposit growth has also been solid with the Business Max-i Direct account balances rising by $3.6 billion. This product now represents 16% of overall business deposit balances, up from 9% in 2005.

On an adjusted basis non-interest income increased 6% in line with the improved loan growth through the year.

Cost growth of 4% in 2006 reflects the additional sales personnel employed in the year with most of the increase occurring in the later half of the year.

Adjusted impairment losses increased 25% over the year. This is due to strong loan growth at 15% and an increase in individually assessed provisions reflecting a more challenging credit environment. Business delinquencies have increased moderately from historic lows and are being actively managed.

Second Half

Features: • Volume growth accelerating. • 8% expense growth due to investing for the future.

Cash earnings grew 5% in the second half as strong revenue growth and a decline in impairment losses offset the anticipated increase in expense growth.

Business lending growth at 8% accelerated during the half as the momentum gained from sales productivity initiatives gained traction.  The increases in customer serving staff were providing 27% of new lending by the fourth quarter, up from nil at the beginning of the year.  With further increases in productivity expected, this contribution is likely to increase in 2007.

Impairment losses reduced 28% on the half mainly due to a lower level of individually assessed provisions in the second half.

(1)          Derived from RBA data to June 2006.

4.2 WESTPAC INSTITUTIONAL BANK

Westpac Institutional Bank delivers a broad range of financial services to corporate, institutional and government customers either based in, or with interests in Australia and New Zealand. WIB operates through dedicated industry teams, supported by specialist knowledge in financial and debt capital markets, transactional banking, specialised capital and alternative investment solutions.  Customers are supported through branches and subsidiaries located in Australia, New Zealand, New York, London and Asia.

$m	Half Year Sept 06	Half Year March 06	% Mov’t Mar 06 Sept 06	Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Net interest income	246	228	8	474	431	10
Non-interest income	421	424	(1)	845	864	(2)
Net operating income	667	652	2	1,319	1,295	2
Operating expenses	(288)	(282)	(2)	(570)	(550)	(4)
Core earnings	379	370	2	749	745	1
Impairment losses	(1)	(38)	97	(39)	(37)	(5)
Operating profit before tax	378	332	14	710	708	—
Tax and outside equity interests	(115)	(91)	(26)	(206)	(224)	8
Net profit after tax/cash earnings	263	241	9	504	484	4

Economic profit	162	147	10	309	330	(6)
Expense to income ratio (%)	43.2%	43.3%	10bps	43.2%	42.5%	(70bps )
	$ bn	$ bn		$ bn	$ bn
Deposits	7.4	6.0	23	7.4	6.3	17
Net loans	32.1	26.9	19	32.1	24.1	33
Total assets	56.5	56.8	(1)	56.5	47.1	20

AASB 132/139 Adjustments

		A-IFRS Adjustments			Adjusted		% Mov’t
$m	Full Year Sept 06	Effective Yield	Credit Provisions	Other	Full Year Sept 06	Full Year Sept 05	Sept 05- Sept 06
Net interest income	474	(60)	9	1	424	431	(2)
Non-interest income	845	58	—	(1)	(902)	(864)	(4)
Net operating income	1,319	(2)	9	—	1,326	1,295	2
Operating expenses	(570)	—	—	(1)	(571)	(550)	(4)
Core earnings	749	(2)	9	(1)	755	745	1
Impairment losses	(39)	—	(9)	—	(48)	(37)	(30)
Operating profit before tax	710	(2)	—	(1)	707	708	—
Tax and outside equity interests	(206)	1	—	1	(204)	(224)	9
Net profit after tax/cash earnings	504	(1)	—	—	503	484	4
Expense to income ratio (%)	43.2%				43.1%	42.5%	(60bps)

The analysis of WIB’s performance has been disaggregated into Institutional Banking (IB) and Structured Finance (SF), due to the significant changes in the nature of the Structured Finance business, particularly in New Zealand.

4.2.1 Institutional Bank (IB) (Excluding Structured Finance)

$m	Half Year Sept 06	Half Year March 06	% Mov’t Mar 06 Sept 06	Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Net interest income	185	177	5	362	250	45
Non-interest income	421	424	(1)	845	870	(3)
Net operating income	606	601	1	1,207	1,120	8
Operating expenses	(280)	(278)	(1)	(558)	(542)	(3)
Core earnings	326	323	1	649	578	12
Impairment losses	(1)	(38)	97	(39)	(36)	(8)
Operating profit before tax	325	285	14	610	542	13
Tax and outside equity interests	(92)	(85)	(8)	(177)	(181)	2
Net profit after tax/cash earnings	233	200	17	433	361	20

Economic profit	132	94	40	226	206	10
Expense to income ratio (%)	46.2%	46.3%	10bps	46.2%	48.4%	220bps
	$ bn	$ bn		$ bn	$ bn
Deposits	6.8	6.0	13	6.8	6.3	8
Net loans	31.3	26.2	19	31.3	23.3	34
Total assets	50.5	50.2	1	50.5	42.3	19

AASB 132/139 Adjustments

		A-IFRS Adjustments			Adjusted		% Mov’t
	Full Year	Effective	Credit		Full Year	Full Year	Sept 05
$m	Sept 06	Yield	Provisions	Other	Sept 06	Sept 05	Sept 06
Net interest income	362	(60)	9	(2)	309	250	24
Non-interest income	845	58	—	(1)	902	870	4
Net operating income	1,207	(2)	9	(3)	1,211	1,120	8
Operating expenses	(558)	—	—	(1)	(559)	(542)	(3)
Core earnings	649	(2)	9	(4)	652	578	13
Impairment losses	(39)	—	(9)	—	(48)	(36)	(33)
Operating profit before tax	610	(2)	—	(4)	604	542	11
Tax and outside equity interests	(177)	1	—	1	(175)	(181)	3
Net profit after tax/cash earnings	433	(1)	—	(3)	429	361	19
Expense to income ratio (%)	46.2%				46.2%	48.4%	220bps

Financial Performance

Full Year

Features:

•                                          Sound cash earnings growth of 20% with improved contributions from most divisions.

•                                          Financial Markets revenue growth of 20% year on year, very strong in the first half.

WIB delivered a strong overall result in its core businesses during the 12 months and has continued to capitalise on leading market positions in Australia and New Zealand.

Cash earnings for the year increased by 20% to $433 million.  This result was achieved despite intense competition within the institutional banking market.

WIB’s underlying performance was driven by revenue growth of 8% over the prior year, which included solid contributions from the Financial Markets and Transactional Banking(1) businesses.

Financial Markets delivered a strong overall result, driven by a significant lift in trading revenue particularly in the first half. Foreign exchange (FX) earnings were up $54 million or 25% over the prior year, due to increased market volatility driving additional customer demand for FX products and the success of the strategic repositioning made in this division through 2004/05.

These FX results were partially tempered by earnings in our interest rate businesses.  This was due to reduced hedging activities during relatively stable monetary conditions and a changed accounting regime.

The Transactional Banking(1) business delivered revenue growth of $14 million or 9% over the prior year, to $173 million.  This business has built a strong foundation through its online technology capability and is recognised as the leading provider(2) of web based transactional banking solutions.  Strong results from this business have been achieved through its focus on delivering superior customer service, product innovation and a thorough understanding of customers’ transactional needs.

The result for the Specialised Capital Group (SCG) was significant in the face of intense market competition and lower levels of suitably valued assets. For the year, SCG generated $96 million of revenue, with $80 million being recognised in the second half.  This business is well positioned for 2007, with a strong pipeline of transactions.  At September 2006, total funds under management for SCG (including Hastings Funds Management Limited) were $5.8 billion, up 11% over the prior year.

Performance from the Financing business also improved, with strong loan volume growth albeit with continuing margin contraction consistent with general market trends.  Net loans and acceptances increased by 31% or $6 billion, with the majority of the growth in the second half.  This growth is largely associated with active customer use of short term underwriting and bridging facilities and is therefore likely to be unwound in future reporting periods.  WIB’s market leading positions in Debt Capital Markets, Securitisation, and Syndicated Lending position it well to capitalise on the associated refinancing opportunities.

Operating expenses increased by 3% over the prior year.  The increase was due to revenue related costs in the SCG and Financial Markets businesses, resulting from new growth initiatives and additional performance-based personnel costs.  This has been partially offset by personnel cost savings within WIB’s support functions as a result of cost saving initiatives undertaken during the year.  Overall, WIB’s cost to income ratio reduced by 220 basis points to 46%.

The total charge for impairment losses, adjusted for A-IFRS impacts, increased $12 million over the prior year, and remains well under historic averages.  This reflects a continuing benign credit environment boosted by the impact of write-backs on accounts previously provisioned.

In August 2006, WIB completed the sale of its sub-custody business in Australia and New Zealand.  The sale of this business had minimal impact on WIB’s full year results with net sale proceeds recognised within the Group Business Unit.

Second Half

Features:

•                                          Impairment losses lower due to higher recoveries.

•                                          Financial Markets outperformance in first half impacting second half core earnings growth.

Second half cash earnings were $33 million or 17% higher than the first half.  Underpinning the results for the second half was a turnaround in the net charge for impairment losses, and a strong performance from SCG. Offsetting these factors was a decline in the Financial Markets trading performance.

After a strong performance in the first half, revenues from Financial Markets in the second half were down by $72 million.  Despite this decline, financial markets revenue for the second half of 2006 was up 10% on the second half of 2005.

Transactional Banking(1) generated a solid result for the second half, with a revenue increase of $7 million or 8% over the first half.  This was driven by improved liability balances while maintaining margins throughout the second half.

(1)          Represents WIB’s 50% share of overall Group transactional banking business.

(2)          Large Corporate & Institutional Transactional Banking Survey - Australia, Peter Lee Associates, August 2006.

SCG generated $80 million of revenue in the second half through the completion of a number of major transactions.  This represents a $64 million improvement over the first half, and includes contributions from the launch of the $275 million Westpac Diversified Property Fund and the successful redemption of FIELDS securities following the acquisition of the Delhi Group of Companies by Beach Petroleum Limited.

Net loans and acceptances in the Financing business increased by $4 billion or 18%, with net interest income growing by 7% over the first half.  Business credit spreads continued to contract but at a less significant rate in the second half.

Expenses increased by 1% to $280 million.  This was mainly driven by additional transactional and performance related costs linked to the SCG business result in the second half, offset by support area productivity improvements.

The total charge for credit impairment losses was down by $37 million or 97% over the first half due to increased write-backs on a number of previously provisioned loans.

4.2.2 IB Key Metrics

Financial Markets Product Income $m	2006	2H06	1H06	2005	2H05
Foreign exchange	268	120	148	214	100
Capital markets	96	34	62	114	44
Other	76	30	46	38	24
Total	440	184	256	366	168

Revenue Contribution by Business Segments(1) $m	2006	2H06	1H06	2005	2H05
Financing	229	119	110	234	104
Financial markets	440	184	256	366	168
Transactional(2)	173	90	83	159	83
Debt capital markets	62	52	10	30	13
Specialised capital group	96	80	16	96	60

Net Loans and Acceptances $bn	2006	2H06	1H06	2005	2H05
Financing loans	24.8	24.8	21.1	19.0	19.0
Other loans	6.5	6.5	5.1	4.3	4.3

(1)          Revenue contribution by business segment does not include certain internal revenues and fair value gains on high yield securities.

(2)          Represents WIB’s 50% share of overall Group transactional banking business.

4.2.3 Structured Finance (SF)

$m	Half Year Sept 06	Half Year March 06	% Mov’t Mar 06 Sept 06	Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Net interest income(1)	61	51	20	112	181	(38)
Non-interest income	—	—	—	—	(6)	100
Net operating income	61	51	20	112	175	(36)
Operating expenses	(8)	(4)	(100)	(12)	(8)	(50)
Core earnings	53	47	13	100	167	(40)
Impairment losses	—	—	—	—	(1)	100
Operating profit before tax	53	47	13	100	166	(40)
Tax and outside equity interests(1)	(23)	(6)	large	(29)	(43)	33
Net profit after tax/cash earnings	30	41	(27)	71	123	(42)

Economic profit	30	53	(43)	83	124	(33)
Expense to income ratio (%)	13.1%	7.8%	large	10.7%	4.7%	large
	$bn	$bn		$bn	$bn
Deposits	0.5	—	100	0.5	—	100
Net loans	0.8	0.7	14	0.8	0.8	—
Total assets	6.0	6.6	(9)	6.0	4.8	25

AASB 132/139 Adjustments

$m	Full Year Sept 06	A-IFRS Adjustments	Adjusted Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Net interest income	112	3	115	181	(36)
Non-interest income	—	—	—	(6)	100
Net operating income	112	3	115	175	(34)
Operating expenses	(12)	—	(12)	(8)	(50)
Core earnings	100	3	103	167	(38)
Impairment losses	—	—	—	(1)	100
Operating profit before tax	100	3	103	166	(38)
Tax and outside equity interests	(29)	—	(29)	(43)	33
Net profit after tax/cash earnings	71	3	74	123	(40)
Expense to income ratio (%)	10.7%		10.4%	4.7%	large

Financial Performance

Features:

•                                          Cash earnings down following unwind of certain New Zealand transactions in 2005.

•                                          New, lower risk transactions in the pipeline for 2007.

Consistent with prior disclosures, the results for Structured Finance have been disaggregated due to significant changes in the nature of this business, particularly in New Zealand.

For the current year, cash earnings from Structured Finance fell by 42% to $71 million.  In the second half, cash earnings were down by 27% to $30 million.  These movements reflect the run-off of certain structured finance transactions.  This was partially offset by two new transactions entered into in the second half.

(1)          Net interest income includes a tax equivalent gross up relating to tax benefits on structured finance transactions of $111 million for the year ended 30 September 2006, $57 million in the six months ended 31 March 2006 and $214 million in the year ended 30 September 2005, which are reversed in the tax expense line.

4.3 BT FINANCIAL GROUP (AUSTRALIA)

BT Financial Group Australia (BTFG) is Westpac’s wealth management business.  BTFG designs, manufactures and distributes financial products that enable our customers to achieve their financial goals by accumulating, managing and protecting their wealth.  These products include retail investments, personal and business superannuation (pensions), life and general insurance, discount securities broking, margin lending, client portfolio administration (Wrap platforms) and portfolio management.  BTFG also provides financial planning advice.

$m	Half Year Sept 06	Half Year March 06	% Mov’t Mar 06 Sept 06	Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Net interest income	33	34	(3)	67	31	116
Non-interest income	497	467	6	964	910	6
Net operating income	530	501	6	1,031	941	10
Operating expenses	(282)	(265)	(6)	(547)	(527)	(4)
Core earnings	248	236	5	484	414	17
Impairment losses	—	—	—	—	—	—
Operating profit before tax	248	236	5	484	414	17
Tax and outside equity interests	(74)	(71)	(4)	(145)	(105)	(38)
Net profit after tax/cash earnings	174	165	5	339	309	10

Economic profit	116	106	9	222	166	34
Expense to income ratio (%)	53.2%	52.9%	(30bps)	53.1%	56.0%	290bps
	$bn	$bn		$bn	$bn
Total assets	18.7	18.1	3	18.7	17.2	9
Funds under management	39.0	40.3	(3)	39.0	37.2	5
Funds under administration	40.4	38.9	4	40.4	34.5	17

AASB 132/139 Adjustments

		A-IFRS Adjustments
$m	Full Year Sept 06	Fair Value/ hedging	Other	Adjusted Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Net interest income	67	(17)	(1)	49	31	58
Non-interest income	964	18	(2)	980	910	8
Net operating income	1,031	1	(3)	1,029	941	9
Operating expenses	(547)	—	—	(547)	(527)	(4)
Core earnings	484	1	(3)	482	414	16
Impairment losses	—	—	—	—	—	—
Operating profit before tax	484	1	(3)	482	414	16
Tax and outside equity interests	(145)	—	—	(145)	(105)	(38)
Net profit after tax/cash earnings	339	1	(3)	337	309	9
Expense to income ratio (%)	53.1%			53.2%	56.0%	280bps

Cash Earnings

$m	Half Year Sept 06	Half Year March 06	% Mov’t Mar 06 Sept 06	Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Funds Management Business	100	95	5	195	175	11
Insurance	59	56	5	115	116	(1)
Total Funds Management and Insurance	159	151	5	310	291	7
Other(1)	15	14	7	29	18	61
Total Cash Earnings	174	165	5	339	309	10

(1)          Other primarily includes BTFG’s earnings on capital

.

Financial Performance

Full Year

Features:

•                                          Revenue growth driving underlying cash earnings growth of 21%.

•                                          AFR Smart Investor Fund Manager of the Year.

•                                          Delivering General Insurance growth.

BTFG delivered cash earnings of $339 million, up 10%, for the 2006 financial year. This result was attributable to strong operating income momentum, driven by solid growth in Funds under Administration (FUA), Margin Lending and General Insurance revenues, further supported by top quartile investment performance across the majority of our flagship funds, and solid growth in planner numbers and productivity.

Comparisons between 2005 and 2006 cash earnings were impacted by two material one-offs — the sale of our shareholding in JDV Ltd (non-interest income and cash earnings impact: $13 million) and the termination of the Life Company concessionary tax rates (cash earnings impact: $15 million).  Adjusting for these items, our 2006 underlying revenue growth was 11% and our underlying cash earnings growth was 21%.

Cash earnings in the Funds Management business increased by 11% to $195 million as a result of solid FUA growth of 11%, coupled with further growth in our Margin Lending and Broking businesses. Cash earnings in the Insurance business fell $1 million to $115 million from the prior year result, with a strong revenue result in General Insurance offset by a reduction in Life Insurance revenues.  The fall in Life Insurance revenue was primarily due to slow first half sales and from changes to our premium calculation processes.

Adjusted operating income increased by 9% to $1,029 million.  This growth was achieved despite 2006 market growth being significantly lower than 2005 — the ASX200 growth of 11% over the 2006 financial year compared to 24% in 2005.

Expense growth has been contained to 4%.  Investment has been redirected towards a significant ramp up in our Advice network through the hiring of planners, investment representatives and other planner force staff, and increased project investment. The year-on-year improvement in the adjusted expense to income ratio of 280bps demonstrates tight expense disciplines whilst delivering sustainable income growth.

FTE of 2,894 was a 7% increase on 2005, with the main contributor of growth being the Advice network.  A strong pipeline of new recruits is in place which is expected to result in Advice planner numbers continuing to grow in 2007.

Second Half

Features:

•                                          Cash earnings growth impacted by more subdued market conditions.

•                                          6% expense growth as planner levels increased.

Cash earnings growth of 5% was achieved for the six months to 30 September 2006.

Operating income grew by 6% despite flat market growth in the second half.  (The ASX200 for the six months to 30 September was up 1%, compared to a first half gain of 10%, impacting capital returns and FUM/FUA growth).

Operating expenses increased 6% for the six months to September 2006.  The increase arises from:

•                                          The ramp up in the Advice business, with an increase of 97 FTE in the second half;

•                                          Investment in projects brought forward to accelerate growth opportunities in 2007;

•                                          These increases were compounded by the full half impact of the timing of discretionary fixed salary increases (processed in the second quarter of 2006), and uplifts relating to volume growth and June 30 tax year-end processing.

4.3.1 Funds Management Business

Funds management includes product management, product administration, product and platform intermediary distribution, investment management, margin lending, discount broking, and client advisory services.

$m	Half Year Sept 06	Half Year March 06	% Mov’t Mar 06- Sept 06	Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Net interest income	31	36	(14)	67	60	12
Non-interest income	409	379	8	788	717	10
Gross operating income	440	415	6	855	777	10
Commission expense	(50)	(45)	(11)	(95)	(82)	(16)
Operating income	390	370	5	760	695	9
Operating expenses	(248)	(234)	(6)	(482)	(465)	(4)
Operating profit before tax	142	136	4	278	230	21
Tax and outside equity interests	(42)	(41)	(2)	(83)	(55)	(51)
Net profit after tax/cash earnings	100	95	5	195	175	11
Expense to income ratio	63.6%	63.2%	(40bps)	63.4%	66.9%	350bps

Full Year

Features:

•                                          Strong growth in FUA driving revenue.

•                                          Expense growth skewed towards second half as planner levels increased.

Cash earnings in the Funds Management business increased by 11% or $20 million, compared to 2005.  This was assisted by a 9% growth in operating income to $760 million, and was delivered through:

•                                          FUA growth of 17%, to $40 billion, resulting in an 11% rise in fee income.  This was driven by the continued strong performance of our Wrap business (up 34% to $27 billion), and further growth in Corporate Super, up 18% to $5 billion;

•                                          FUM grew 5% to $39 billion, despite the redemption of a $1 billion Institutional domestic fixed income mandate. This was supported by increases in Wholesale FUM (up 24% on the back of good sales performance).  Most of our flagship funds received top quartile rankings for performance over one, two and three years, with above benchmark returns across the majority of our core asset classes resulting in a number of awards, including the AFR Smart Investor 2006 Fund Manager of the Year award, and the S&P Manager of the Year for Australian Equities and Balanced Funds;

•                                          Increased margin lending, up 48% for the full year, as the business continues to strengthen its market position.  Full year sales of $1 billion were an increase of 71% on last year;

•                                          A 21% increase in Westpac broking income, to $32 million, driven by a volume increase over 2005 of 8% and competitive pricing.

Operating expenses of $482 million were up $17 million, or 4%, driven mainly by increased expenses associated with volume growth, employee expenses (especially additional FTE in the Advice channel) and project activity.

Second Half

Second-half cash earnings for Funds Management were up 5% to $100 million.  Operating income increased 5% to $390 million, with the following factors all contributing to this result:

•                                          FUA increased by 4%, despite a $2 billion redemption relating to a low margin overlay administration service.  The increase was driven by strong Wrap sales growth, up 45% on the first half.

•                                          Margin Lending achieved growth of 23%, with sales rising 40% compared to the first half of 2006;

•                                          Westpac broking revenue increased 15%, on the back of a 6% increase in volumes;

•                                          An increase of 16% in revenues from the Advice channel;

•                                          These increases were partially offset by FUM, which fell 3% largely due to the large domestic fixed income mandate redemption noted above and subdued market conditions.  Retail FUM was down 3%, impacted by the subdued market and the continuing trend away from retail products towards platforms.

Expenses were 6% higher, at $248 million, with the increases relating to higher personnel expenses, especially the additional FTE numbers coming from the Advice network and project activity.

Movement of Funds under Management

$bn	Sept 2005	Sales		Redns	Net Flows	Other mov’t(5)	Sept 2006	Mar 2006	% Mov’t Mar 06 Sept 06	% Mov’t Sept 05 - Sept 06
Retail(1)	20.8	2.6		(4.4)	(1.8)	2.2	21.2	21.8	(3)	2
Institutional	12.6	7.8		(8.5)	(0.7)	1.2	13.1	14.2	(8)	4
Wholesale	3.8	1.8		(1.3)	0.5	0.4	4.7	4.3	9	24
Total FUM	37.2	12.2		(14.2)	(2.0)	3.8	39.0	40.3	(3)	5
Wrap	19.9	10.2		(4.3)	5.9	0.8	26.6	23.7	12	34
Corporate Super	4.4	1.3		(0.8)	0.5	0.3	5.2	5.0	4	18
Other(2)	10.2	0.0		(1.8)	(1.8)	0.2	8.6	10.2	(16)	(16)
Total FUA	34.5	11.5		(6.9)	4.6	1.3	40.4	38.9	4	17
Margin Lending	2.5	1.2	(4)	0.0	1.2	0.0	3.7	3.0	23	48
Total FUM/FUA/LUM(3)	74.2	24.9		(21.1)	3.8	5.1	83.1	82.2	1	12

Market share and share of new business in key Australian wealth products are displayed below.

Current Australian Market Share			Share of New Business(6)
Product(7)	Market Share (%)	Rank	Market Share (%)	Rank
Funds Management	4	9	n/a	n/a
Platforms	12	2	14	3
Corporate Super	7	5	6	5
Margin Lending(8)	15	2	15	3
Broking	10	3	10	3
Retail	10	4	10	4
Wholesale	2	13	2	25

Investment performance and ranking of flagship funds are displayed below.

	Performance and Quartile Ranking(9)
September 2006	1 Year % p.a.	Quartile	2 Year % p.a.	Quartile	3 Year % p.a.	Quartile
Core Australian Share Fund	19	1	27	1	26	1
Imputation Fund	24	1	30	1	29	1
Smaller Companies Fund	20	1	30	1	33	1
Balanced	16	1	18	1	18	1
Property	24	4	20	4	22	4
Domestic Fixed Interest	5	1	5	4	5	4
Intl Equities	19	2	17	2	14	2

(1)          Retail includes Annuities, Retail Investment and Retirement Products, and Retail Superannuation

(2)          Other includes Capital and Reserves, and Governance Advisory Services

(3)          LUM (Loans under Management).

(4)          Margin lending sales represents Net Flows.

(5)          Other movement is primarily market related.

(6)          Funds management, Platforms, Corporate Super, Retail and Wholesale net flows are annual net flows to end of June 2006.

(7)          Source: Funds Management -S&P June 2006, includes domestically sourced Retail and Wholesale (excludes Alliances and overseas sourced funds); Platforms — S&P June 2006; Corporate Super — Dexx&r June 2006; Margin Lending — RBA Market Share June 2006; Broking — IRESS September 2006; Retail — S&P June 2006; Wholesale — S&P June 2006.  Ranking data for margin lending is based on an internally generated estimate.

(8)          Margin lending market share excludes Private Equity Loans (PEL’s).

(9)          Source:  Intech, as at 30 September 2006.

4.3.2 Insurance Business

The Insurance business result includes the Life Insurance and General Insurance businesses.

$m	Half Year Sept 06	Half Year March 06	% Mov’t Mar 06- Sept 06	Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Net interest income	7	8	(13)	15	(2)	large
Non-interest income	144	128	13	272	286	(5)
Gross operating income	151	136	11	287	284	1
Commission expense	(33)	(25)	(32)	(58)	(57)	(2)
Operating income	118	111	6	229	227	1
Operating expenses	(34)	(31)	(10)	(65)	(62)	(5)
Operating profit before tax	84	80	5	164	165	(1)
Tax and outside equity interests	(25)	(24)	(4)	(49)	(49)	—
Net profit after tax/cash earnings	59	56	5	115	116	(1)
Expense to income ratio	28.8%	27.9%	90bps	28.4%	27.3%	(110bps)

Cash Earnings

$m	Half Year Sept 06	Half Year March 06	% Mov’t Mar 06- Sept 06	Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Life Insurance	22	28	(21)	50	58	(14)
General Insurance	37	28	32	65	58	12
Total	59	56	5	115	116	(1)

Full Year

Features:

•                                          Revenue led growth in General Insurance.

•                                          Life Insurance repositioning underway.

Cash earnings in the Insurance business, at $115 million, were in line with last year’s result of $116 million.

•                                          General Insurance cash earnings of $65 million were an increase of 12% on 2005. Revenues of $112 million rose 11% on prior year and can be attributed to a lift in product sales of 18%.  The majority of products experienced strong sales growth, with major year-on-year improvements coming from Lenders Mortgage insurance (up 68%) and Credit Card insurance (up 65%);

•                                          Life Insurance cash earnings declined 14% to $50 million, driven by falling revenues.  Income was down $6 million on 2005, largely due to changes in our premium calculation processes in 2006.  Full year sales growth was a modest 3% with first half sales weak.  The establishment of a number of sales and process initiatives, has seen strong growth of 18% in second half risk sales.

Second Half

Second half cash earnings of $59 million were an increase of 5% on first-half results.

•                                          General Insurance cash earnings increased 32% to $37 million, on the back of rising revenues (up 29%) driven by continued strong product sales (up 4% on first half sales), along with Cyclone Larry claims provisioning having an impact on the first-half result;

•                                          Life cash earnings of $22 million were down 21% on first half, driven principally by the premium calculation processes noted above, with the result partially offset by improved claims experience.  Recent product re-positioning is expected to provide opportunities within the Life Insurance market.

Premiums for risk businesses

$m	In-force Sept 2005	Sales	Lapses	Net Inflows	Other mov’t	In-force Sept 2006	In-force March 2006	% Mov’t Mar 06- Sep-06	% Mov’t Sep 05- Sep 06
Life Insurance in-force premiums ($m)	240	41	(38)	3	10	253	246	3	5

Ratios for Insurance Business

(%)	Half Year Sept 06	Half Year March 06	Mov’t Mar 06- Sept 06	Full Year Sept 06	Full Year Sept 05	Mov’t Sept 05- Sept 06
Life Insurance (loss ratio)(1)	29	33	400bps	31	29	(200bps)
General Insurance (combined ratio)(2)	54	69	large	61	59	(200bps)

$m	Half Year Sept 06	Half Year March 06	% Mov’t Mar 06- Sept 06	Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
General Insurance Premium Income	130.7	124.3	5	255.0	200.3	27

Current Australian Market Share

Product(3)	Market Share (%)	Rank
Life Insurance — inflows	6.4	8
Life Insurance — new business	5.3	8

(1)                               Life Insurance loss ratio is Claims (including change of claims reserves) plus net cost of reinsurance over gross reinsurance premium income.

(2)                               General insurance combined ratio is operating expenses plus claims cost over premium revenue.

(3)                               Source:  Life Insurance — Plan for Life data June 2006.

4.4 NEW ZEALAND

New Zealand operations provide banking and wealth management products and services to New Zealand consumer and business customers.  The New Zealand wealth business includes Westpac Life New Zealand and BT New Zealand.  The results do not include the earnings of our New Zealand Institutional Bank.  All figures are in New Zealand dollars (NZ$).

NZ$m	Half Year Sept 06	Half Year March 06	% Mov’t Mar 06 Sept 06	Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Net interest income	476	469	1	945	897	5
Non-interest income	217	209	4	426	470	(9)
Net operating income	693	678	2	1,371	1,367	—
Operating expenses	(331)	(327)	(1)	(658)	(656)	—
Core earnings	362	351	3	713	711	—
Impairment losses	(20)	(11)	(82)	(31)	(37)	16
Operating profit before tax	342	340	1	682	674	1
Tax and outside equity interests	(108)	(110)	2	(218)	(211)	(3)
Net profit after tax/cash earnings	234	230	2	464	463	—

Economic profit	135	129	5	264	279	(5)
Expense to income ratio (%)	47.8%	48.3%	50bps	48.0%	48.0%	—
	$ bn	$ bn		$ bn	$ bn
Deposits	21.8	20.8	5	21.8	19.9	9
Net loans	36.6	34.4	6	36.6	32.3	13
Total assets	38.7	36.1	7	38.7	34.1	13
Funds under management	1.9	1.9	—	1.9	1.9	—

AASB 132/139 Adjustments

		A-IFRS Adjustments
NZ$m	Full Year Sept 06	Effective Yield	Credit Provisions	Other	Adjusted Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Net interest income	945	(36)	11	(1)	919	897	2
Non-interest income	426	36	—	(1)	461	470	(2)
Net operating income	1,371	—	11	(2)	1,380	1,367	1
Operating expenses	(658)	—	—	—	(658)	(656)	—
Core earnings	713	—	11	(2)	722	711	2
Impairment losses	(31)	—	(11)	(1)	(43)	(37)	(16)
Operating profit before tax	682	—	—	(3)	679	674	1
Tax and outside equity interests	(218)	—	—	2	(216)	(211)	(2)
Net profit after tax/cash earnings	464	—	—	(1)	463	463	—

Expense to income ratio (%)	48.0%				47.7%	48.0%	30bps

Financial Performance (NZ$)

Full Year

Features:

•                                          Underperformance in the consumer segment driving lower revenue.

•                                          Strong contribution from the business banking segment.

•                                          Focus in 2006 was on remediation of customer attrition and product competitiveness.

•                                          Lower revenue growth countered by tight expense management.

New Zealand cash earnings of $464 million were flat over the prior year.  While this result reflects a tough operating environment, we were disappointed that we did not realise the full potential of our consumer franchise.  The impact of structural shifts in the Westpac mortgage book from floating to fixed, combined with customers moving toward lower fee products and consumer customer attrition, has impacted revenue growth.  The housing shift has now largely stabilised with margin decline slowing. We have implemented key initiatives to restore customer growth in the consumer portfolio. These include revised product pricing, branch empowerment and accountability tools and metrics, and our new ‘lead and referral tool’ to improve cross sell.

The 2006 result was also impacted by the one off write-off relating to an over accrual of interest income in the New Zealand credit cards business.  The majority of the $8 million charge, taken up in the second half, relates to prior periods.

Adjusted net interest income increased by 2%.  Strong volume growth has been offset by a 25 basis point(1) decline in business unit margins.  The decline reflects the continued migration to lower spread products in both lending (fixed rate mortgages) and deposits (Online Saver account).  This decline slowed in the second half of the year as product switching within the housing portfolio stabilised.

Deposit growth has been at or near system at 9%, with the majority of this driven by growth in the Online Saver account.  This product now accounts for 20% of the total deposit book, up from 7% at 30 September 2005. Deposit spreads declined 6 basis points over the year as the structural shift towards lower spread products continued.

Lending volumes were strong, increasing 13% to $37 billion in line with private sector credit growth. Housing lending volumes increased by 14% to $25 billion, also in line with system growth.  During the year the ratio of fixed rate housing loans to total home lending increased from 75% in 2005 to 80% in 2006, aligned to the market average, with the ratio stabilising in the second half of the year.  However the overall housing spread decline for the year was 11 basis points.

Business lending volumes increased by 11% to $11 billion, with growth at system throughout the period. Good growth was seen in middle markets, corporate and agricultural segments.  The move last year to migrate staff in our Small and Medium Enterprises team from central locations to the regional front line has increased business customer satisfaction over the year to 60%(2) from 50% at September 2005.

Adjusted non-interest income decreased by 2%.  The first half result was impacted by a shift towards lower fee products, which stabilised in the second half.

Expenses have remained flat over the prior year, with the expense to income ratio improving by 20 basis points on an adjusted basis.  Salary increases, and an increase in the number of customer-facing employees, have been offset by reductions in discretionary spend and lower outsourcing costs. This year we increased our branch footprint in key Auckland locations.

Impairment losses have increased over last year but this is primarily due to higher levels of recoveries in the prior year result. In general, credit quality remains strong and is reflective of a benign credit environment in New Zealand.  Provisioning and impaired asset ratios have improved and delinquency ratios across all major product groups have strengthened.

Second Half

Features:

•                                          Underlying cash earnings growth of 4% (adjusted for credit cards).

•                                          Expense growth contained.

Cash earnings increased by 2% on the previous half despite the $8 million write-off of credit card over accrual which reduced earnings growth from 4% to 2%.  This has been primarily driven by growth in adjusted operating income, up 3% compared to the six months ended 31 March 2006.

Growth in underlying net interest income was driven by growth in lending balances (6%) with mortgages growing 7% and business lending growing 6% over the first half.  Deposits grew by 5% over the same period.

Lending spreads remained flat half on half, as the ratio of fixed to floating housing loans has steadied. Deposit spreads contracted by 13 basis points due to growth in the online saver accounts.

(1) Excludes A-IFRS impacts.

(2) Source: TNS.  12 month rolling average.— June 2006.

Non-interest income grew by 4% over 31 March 2006.  The structural shift of customers towards lower fee products, which occurred in the first half, has largely stabilised.  Business banking fee income growth was strong in the second half, with a feature being the ability to leverage the Institutional Banking skill set and product offering to provide business customers with a range of risk management products.

Expense growth was contained to 1% in line with the lower revenue growth.

Impairment losses increased by $9 million over 31 March 2006.  The main driver for this increase is due to large write-backs in the first half which were not repeated. We remain confident that the quality of our lending book is strong with impaired assets at historic low levels.

4.4.1 New Zealand Key Metrics

Lending Growth (%)(1)	2H06	1H06	2H05	1H05
Mortgages	15	13	14	13
Unsecured personal lending	11	6	4	6
Consumer lending	14	13	13	12
Business lending	11	9	15	15
Total lending	12	13	14	13

Deposit Growth (%)(1)	2H06	1H06	2H05	1H05
Consumer deposits	9	7	6	6
Business deposits	10	15	8	13
Total deposits	10	9	7	8

Market Share Metrics	2H06	1H06	2H05	1H05
Consumer lending:
Market share(2)	18%	18%	18%	19%
Market share multiple(2),(3)	1.0	0.9	0.9	1.2
Deposits:
Market share(2)	20%	21%	21%	21%
Market share multiple(2),(3)	0.8	1.0	0.9	2.3

Product Spreads (%)	2H06	1H06	2H05	1H05
Consumer lending spread	0.97	0.96	1.03	1.13
Business lending spread	1.50	1.49	1.55	1.59
Total lending spreads	1.37	1.38	1.47	1.55
Deposits spreads	1.81	1.94	1.91	1.95

Credit Management (%)	2H06	1H06	2H05	1H05
% of Portfolio 91+ Days
Housing delinquency	0.13	0.15	0.12	0.16
Unsecured consumer delinquency	0.62	0.77	0.72	0.73

Impaired Assets
Impaired Assets/Total TCE	0.18	0.14	0.23	0.15

Customer Performance Measure	2H06	1H06	2H05	1H05
Consumer satisfaction(4)	58%	59%	58%	57%
Consumer satisfaction - position in market(4)	5	4	5	4
Business satisfaction(5)	60%	57%	50%	51%
Business satisfaction - position in market(5)	4	4	4	4

(1)                               Annualised.

(2)                               Source: RBNZ data 12 months to August 2006.

(3)                               Market share multiple calculated as a six month rolling average.

(4)                               Source:  ACNielsen.  12 month rolling average.  Second half 2006 is result to September 2006.

(5)                               Source:  TNS.  12 month rolling average.  Second half 2006 is result to June 2006.

4.5 PACIFIC BANKING

Pacific Banking (PB) provides banking services for retail and business customers throughout the South Pacific Island Nations.  Branches, ATM’s, telephone banking and Internet banking channels are used to deliver our core business activities in Fiji, Papua New Guinea (PNG), Vanuatu, Cook Islands, Tonga, Solomon Islands and Samoa. PB’s financial products include home, personal and business lending and savings and investment accounts.

$m	Half Year Sept 06	Half Year March 06	% Mov’t Mar 06 Sept 06	Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Net interest income	48	43	12	91	73	25
Non-interest income	41	44	(7)	85	77	10
Net operating income	89	87	2	176	150	17
Operating expenses	(28)	(27)	(4)	(55)	(53)	(4)
Core earnings	61	60	2	121	97	25
Impairment losses	(3)	(4)	25	(7)	(3)	(133)
Operating profit before tax	58	56	4	114	94	21
Tax and outside equity interests	(18)	(20)	10	(38)	(29)	(31)
Net profit after tax/cash earnings	40	36	11	76	65	17

Economic profit	32	30	7	62	51	22
Expense to income ratio (%)	31.5%	31.0%	(50bps)	31.3%	35.3%	400bps

	$ bn	$ bn		$ bn	$ bn
Deposits	1.4	1.3	7	1.4	1.2	19
Total assets	1.6	1.4	14	1.6	1.3	23

AASB 132/139 Adjustments

		A-IFRS Adjustments		Adjusted		% Mov’t
	Full Year	Effective		Full Year	Full Year	Sept 05-
$m	Sept 06	Yield	Other	Sept 06	Sept 05	Sept 06
Net interest income	91	(3)	1	89	73	22
Non-interest income	85	3	(1)	87	77	13
Net operating income	176	—	—	176	150	17
Operating income	(55)	—	—	(55)	(53)	(4)
Core earnings	121	—	—	121	97	25
Impairment losses	(7)	—	—	(7)	(3)	(133)
Operating profit before tax	114	—	—	114	94	21
Tax and outside equity interests	(38)	—	—	(38)	(29)	(31)
Net profit after tax/cash earnings	76	—	—	76	65	17

Expense to income ratio (%)	31.3%			31.3%	35.3%	400bps

Financial Performance

Full Year

Features:

•                                          Strong cash earnings growth led by revenue growth.

•                                          Excellent expense to income ratio.

Cash earnings for Pacific Banking increased by 17% over the prior year to $76 million, driven primarily by a 17% uplift in adjusted net operating income.

Adjusted net interest income grew by 22% as a result of strong balance sheet growth, with deposit growth of 19% and total assets growing 23% over the same period.  The increase in total assets was the result of continued growth in the loan book, particularly in PNG and Fiji.

Adjusted non-interest income increased by 13% to $87 million, driven by a strong first half performance with PNG and Fiji posting strong foreign exchange results.  Growth in non-interest income was also assisted by growth in fee income across a majority of locations.

Operating expenses on an adjusted basis were well controlled and increased 4% to $55 million.

Impairment losses increased to $7 million, driven by the increased loan portfolio in the region together with individually assessed provisions raised in Samoa, Cook Islands and Vanuatu.  We remain comfortable that these provisions are not reflective of any systemic issues in the portfolio.

Second Half

Features:

•                                          11% increase in cash earnings.

Operating income increased by 2% to $89 million, with a 12% increase in net interest income being partially offset by a 7% decline in non-interest income.  Operating expenses grew by 4%, resulting in flat core earnings of $61 million.  The slower growth in non-interest income in the second half is a result of reduced FX revenue in PNG and a slow down in several markets leading up to country elections impacting on non-risk fees.

Total assets grew 14% to $1.6 billion, contributing significantly towards the growth in net interest income.

Impairment losses on loans were down $1 million over the prior half, reflecting first half growth in the loan book plus several individually assessed provisions.  These provisions are one off items and do not represent any systemic problems within the loan portfolio.

4.6 GROUP BUSINESS UNIT

This segment comprises:

•                                          Group items, including earnings on surplus capital, accounting entries for certain intra-group transactions that facilitate the presentation of the performance of our operating segments, (notably adjustments for life policyholder income, consolidation of life company Managed Investment Schemes, exchange rate adjustments and hedge results associated with hedging our New Zealand earnings), earnings from property sales and certain other head office items such as centrally raised provisions, reversals of tax equivalent gross ups on tax effective transactions within the Institutional Bank; and

•                                          Group Treasury, which is primarily, focused on the management of the Group’s interest rate risk and funding requirements by managing the mismatch between Group assets and liabilities.  Treasury’s earnings are primarily impacted by the hedging decisions taken on behalf of the Group to manage net interest income outcomes and assist net interest income growth.

$m	Half Year Sept 06	Half Year March 06	% Mov’t Mar 06 Sept 06	Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Net interest income	(38)	107	(136)	69	169	(59)
Non-interest income	120	30	large	150	21	large
Net operating income	82	137	(40)	219	190	15
Operating expenses	40	(29)	large	11	12	(8)
Core earnings	122	108	13	230	202	14
Impairment losses	(2)	(9)	78	(11)	3	large
Operating profit before tax	120	99	21	219	205	7
Tax and outside equity interests	(48)	(124)	61	(172)	(287)	40
Net profit after tax	72	(25)	large	47	(82)	157
Treasury shares	(3)	12	(125)	9	32	(72)
Distribution of other equity instruments	—	—	—	—	49	100
TPS revaluation	—	30	(100)	30	25	20
Sale of custody business	(72)	—	(100)	(72)	—	(100)
DTA write off	41	—	100	41	—	100
Cash earnings	38	17	124	55	24	129

Individual line items in the Group Business Unit result are impacted by a number of accounting treatments that have little or no impact on cash earnings and mask the true performance of the business unit.  These include:

•                                          Consolidation entries (managed investment schemes, policyholder tax recoveries, tax equivalent gross ups);

•                                          Exchange rate impacts and hedge results for our New Zealand retail earnings;

•                                          Revaluation and tax impacts from our TPS 2003 (impacting 2006) and TPS 2004 (impacting 2005) hybrid securities; and

•                                          Other one-off significant items such as the sale of the sub-custody business and deferred tax asset write-off, which are reversed in determining cash earnings.

A reconciliation of the impact of accounting reclassifications, A-IFRS impacts on current and prior periods and the impact of one off, significant items, can be found in section 9.

Full Year

Features:

•                                          Higher Treasury earnings and returns on capital driving earnings growth.

Cash earnings increased $31 million to $55 million in 2006, resulting from a higher Treasury contribution ($20 million) and earnings on capital balances held centrally.  Property sales of $10 million in 2006 were in line with 2005.

Expenses were broadly in line with the prior year, while impairment losses increased slightly as additional provisions were taken at a Group level.

Second Half

Features:

•                                          Reduced Treasury earnings offset by reduced tax expense.

Cash earnings increased $21 million in the six months ended 30 September 2006.  Treasury earnings were $71 million lower which was offset by tax provisions raised in the first half, which were not repeated in the second half.  To assist the presentation of the New Zealand business, NZ$ denominated results are converted at the hedge rate. Any difference in the translation required for accounting purposes and the hedge rate are recorded on individual line items in the Group Business Unit.  This has impacted both revenue and expenses in the second half of 2006.

5.  2006 FINANCIAL INFORMATION

Notes to the statements shown in sections 5.1, 5.2, 5.3, and 5.4 as required by Appendix 4E are referenced in the margin of the relevant tables

5.1  CONSOLIDATED INCOME STATEMENT

$m	Note	Half Year Sept 06	Half Year March 06	% Mov’t Mar 06- Sept 06	Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Interest income	5	9,330	8,761	6	18,091	15,544	16
Interest expense	5	(6,548)	(5,901)	(11)	(12,449)	(10,285)	(21)
Net interest income		2,782	2,860	(3)	5,642	5,259	7
Non-interest income	6	1,872	1,703	10	3,575	3,454	4
Net operating income		4,654	4,563	2	9,217	8,713	6
Operating expenses	7	(2,160)	(2,135)	(1)	(4,295)	(4,159)	(3)
Impairment losses on loans	13	(190)	(185)	(3)	(375)	(382)	2
Profit before income tax		2,304	2,243	3	4,547	4,172	9
Income tax expense	9	(673)	(749)	10	(1,422)	(1,223)	(16)
Net profit for the period		1,631	1,494	9	3,125	2,949	6
Net profit attributable to minority interests		(29)	(25)	(16)	(54)	(251)	78
Net profit attributable to equity holders of WBC		1,602	1,469	9	3,071	2,698	14

5.2  CONSOLIDATED BALANCE SHEET

As at $m	Note	30 Sept 2006	31 March 2006	30 Sept 2005	% Mov’t Mar 06- Sept 06	% Mov’t Sept 05- Sept 06
Assets
Cash and balances with central banks		2,478	2,536	2,853	(2)	(13)
Due from other financial institutions		12,865	17,124	14,355	(25)	(10)
Derivative financial instruments	21	10,311	14,656	9,944	(30)	4
Other trading assets		13,560	15,283	12,036	(11)	13
Other financial assets designated at fair value		3,282	3,376	—	(3)	—
Available-for-sale securities		969	1,033	—	(6)	—
Investment securities		—	—	2,428	—	(100)
Loans	12	234,484	215,701	198,286	9	18
Acceptances of customers		—	—	4,864	—	(100)
Life insurance assets		14,281	14,743	13,595	(3)	5
Regulatory deposits with central banks overseas		465	372	347	25	34
Goodwill and other intangible assets(1)		2,952	2,920	2,957	1	—
Property, plant and equipment		466	421	379	11	23
Deferred tax assets		653	407	820	60	(20)
Other assets		2,812	3,307	3,399	(15)	(17)
Total assets		299,578	291,879	266,263	3	13
Liabilities
Due to other financial institutions		12,051	12,256	10,654	(2)	13
Deposits at fair value	19	33,286	29,354	—	13	—
Deposits at amortised cost	19	134,455	124,537	149,252	8	(10)
Derivative financial instruments	21	9,342	12,389	10,514	(25)	(11)
Other trading liabilities and other financial liabilities at fair value		7,497	9,036	3,154	(17)	138
Debt issues		61,476	63,153	48,754	(3)	26
Acceptances		—	—	4,864	—	(100)
Current tax liabilities		301	64	306	large	(2)
Deferred tax liabilities		—	—	20	—	(100)
Life insurance liabilities		13,476	13,655	11,717	(1)	15
Provisions		868	721	651	20	33
Other liabilities		4,771	5,697	5,270	(16)	(9)
Total liabilities excluding loan capital		277,523	270,862	245,156	2	13
Loan capital
Subordinated bonds, notes and debentures		4,107	4,491	3,702	(9)	11
Subordinated perpetual notes		521	543	512	(4)	2
Trust preferrred securities 2004 (TPS 2004)		665	679	—	(2)	—
Fixed interest resettable trust securities (FIRsTS)		664	662	—	—	—
Total loan capital		5,957	6,375	4,214	(7)	41
Total liabilities		283,480	277,237	249,370	2	14
Net assets		16,098	14,642	16,893	10	(5)
Shareholders’ equity
Share capital:
Ordinary share capital		5,519	5,370	5,296	3	4
Treasury shares		(51)	(57)	(61)	11	16
Reserves		186	208	46	(11)	large
Retained profits		8,532	7,957	8,280	7	3
Total equity attributable to equity holders of WBC		14,186	13,478	13,561	5	5
Minority Interests
Managed investment schemes		—	—	826	—	(100)
Fixed interest resettable trust securities		—	—	659	—	(100)
Trust preferrred securities 2003 (TPS 2003)		1,137	1,137	1,137	—	—
Trust preferrred securities 2004		—	—	688	—	(100)
Trust preferrred securities 2006 (TPS 2006)		751	—	—	—	—
Other		24	27	22	(11)	9
Total minority interests		1,912	1,164	3,332	64	(43)
Total shareholders equity and minority interests		16,098	14,642	16,893	10	(5)

(1)          Goodwill and other intangible assets include $480 million in capitalised software costs ($439 million at 31 March 2006 and $447 million at 30 September 2005) with an average amortisation period of approximately three years.

5.3  CONSOLIDATED CASH FLOW STATEMENT

$m	Note	Half Year Sept 06	Half Year March 06	% Mov’t Mar 06- Sept 06	Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Cash flows from operating activities
Interest received		9,083	8,861	3	17,944	15,483	16
Interest paid		(6,565)	(5,847)	(12)	(12,412)	(10,041)	(24)
Dividends received excluding life business		5	4	25	9	28	(68)
Other non-interest income received		400	2,187	(82)	2,587	3,100	(17)
Operating expenses paid		(1,149)	(2,215)	48	(3,364)	(3,949)	15
Net (increase)/decrease in trading and fair value assets		1,571	(4,839)	132	(3,268)	119	large
Net increase/(decrease) in trading and fair value liabilities		(1,448)	2,391	(161)	943	(674)	large
Net (increase)/decrease in derivative financial instruments		(1,921)	(567)	large	(2,488)	(1,829)	(36)
Income tax paid excluding life business		(775)	(553)	(40)	(1,328)	(751)	(77)
Life business:
Receipts from policyholders and customers		1,432	1,322	8	2,754	2,560	8
Interest and other items of similar nature		31	24	29	55	93	(41)
Dividends received		784	196	large	980	706	39
Payments to policyholders and suppliers		(1,709)	(1,662)	(3)	(3,371)	(2,461)	(37)
Income tax paid		(27)	(42)	36	(69)	(94)	27
Net cash provided by operating activities	22	(288)	(740)	61	(1,028)	2,290	(145)
Cash flows from investing activities
Proceeds from available-for-sale securities (2005: investment securities)		73	208	(65)	281	130	116
Proceeds from matured/disposed available-for-sale securities (2005: investment securities)		424	155	174	579	1,564	(63)
Purchase of available-for-sale securities (2005: investment securities)		(550)	(648)	15	(1,198)	(598)	(100)
Net (increase)/decrease in:
Due from other financial institutions		3,948	(2,460)	large	1,488	(995)	large
Loans		(16,010)	(13,412)	(19)	(29,422)	(16,108)	(83)
Life insurance assets		488	(381)	large	107	(62)	large
Regulatory deposits with central banks overseas		(93)	(24)	large	(117)	143	(182)
Other assets		(52)	(263)	80	(315)	(1,664)	81
Purchase of intangible assets		(109)	(111)	2	(220)	(294)	25
Purchase of property, plant and equipment		(148)	(77)	(92)	(225)	(128)	(76)
Proceeds from disposal of property, plant and equipment		9	14	(36)	23	27	(15)
Proceeds from disposal of other investments		—	—	—	—	41	(100)
Controlled entities and businesses disposed, net of cash held	22	120	—	—	120	545	(78)
Net cash used in investing activities		(11,900)	(16,999)	30	(28,899)	(17,399)	(66)
Cash flows from financing activities
Issue of loan capital		(26)	730	(104)	704	1,401	(50)
Redemption of loan capital		(420)	-	-	(420)	(1,396)	70
Proceeds from issue of shares		6	27	(78)	33	191	(83)
Proceeds from TPS 2006 (net of issue costs $12m)		751	—	—	751	—	—
Buy-back of NZ class shares		—	—	—	—	(1)	100
Buy-back of ordinary shares		—	(1,003)	100	(1,003)	—	—
Net increase/(decrease) in:
Due to other financial institutions		(106)	1,421	(107)	1,315	3,894	(66)
Deposits		12,089	5,458	121	17,547	4,294	large
Debt issues		1,788	10,744	(83)	12,532	8,499	47
Other liabilities		(1,045)	796	large	(249)	(25)	large
Net (purchase)/sale of treasury shares
Purchase of treasury shares		(11)	(6)	(83)	(17)	(18)	6
Sale of treasury shares		17	10	70	27	7	large
Payment of dividends		(884)	(744)	(19)	(1,628)	(1,241)	(31)
Payment of dividends to minority interests		(34)	(20)	(70)	(54)	(161)	66
Net cash provided by financing activities		12,125	17,413	(30)	29,538	15,444	91
Net increase in cash and cash equivalents		(63)	(326)	81	(389)	335	large
Effect of exchange rate changes on cash and cash equivalents		5	9	(44)	14	(7)	large
Cash and cash equivalents at beginning of the year		2,536	2,853	(11)	2,853	2,525	13
Cash and cash equivalents at year end		2,478	2,536	(2)	2,478	2,853	(13)

5.4  CONSOLIDATED STATEMENT OF RECOGNISED INCOME AND EXPENSE

$m	Half Year Sept 06	Half Year March 06	% Mov’t Mar 06- Sept 06	Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Gains/(losses) on available-for-sale securities:
Recognised in equity	55	2	large	57	—	—
Transferred to the income statement	(29)	(6)	large	(35)	—	—
Gains/(losses) on cash flow hedging instruments:
Recognised in equity	(45)	3	large	(42)	—	—
Transferred to the income statement	(6)	(30)	80	(36)	—	—
Exchange differences on translation of foreign operations	(58)	84	(169)	26	(96)	127
Income tax on items taken directly to or transferred directly from equity:
Available-for-sale securities reserve	(10)	3	large	(7)	—	—
Cash flow hedging reserve	17	8	113	25	—	—
Foreign currency translation reserve	13	—	—	13	—	—
Net income recognised directly in equity	(63)	64	(198)	1	(96)	101
Profit for the period	1,631	1,494	9	3,125	2,949	6
Total net income recognised for the period	1,568	1,558	1	3,126	2,853	10
Attributable to:
Members of the parent	1,539	1,533	—	3,072	2,602	18
Minority interests	29	25	16	54	251	(78)
Total net income recognised for the period	1,568	1,558	1	3,126	2,853	10

5.5 NOTES TO 2006 FINANCIAL INFORMATION

Note 1. Basis of preparation of financial information

(i) General

These financial statements for the year ended 30 September 2006 have been prepared in accordance with the requirements for an authorised deposit-taking institution under the Banking Act 1959 (as amended), and the Corporations Act 2001.

First-time Adoption of Australian Equivalents to International Financial Reporting Standards (A-IFRS).

This financial information is the first Westpac annual financial information to be prepared in accordance with A-IFRS and also complies with International Financial Reporting Standards.

Financial statements of Westpac until 30 September 2005 had been prepared in accordance with previous Australian Generally Accepted Accounting Principles (AGAAP). AGAAP differs in certain respects from A-IFRS. When preparing the financial statements for the year ended 30 September 2006, management has amended certain accounting, valuation and consolidation methods applied in the previous AGAAP financial statements to comply with A-IFRS. With the exception of changes related to financial instruments and insurance applicable from 1 October 2005, the comparative figures are restated to reflect these adjustments.

In accordance with ASIC Class Order 98/0100 as amended by ASIC Class Order 05/641, all amounts have been rounded to the nearest million dollars unless otherwise stated.

(ii) First-time adoption of Australian equivalents to International Financial Reporting Standards

AASB 1:  First-time Adoption of Australian Equivalents to International Financial Reporting Standards (AASB 1) has been applied in preparing these financial statements.

Westpac has made the following elections in accordance with AASB 1:

•                                          Not to apply AASB 3:  Business Combinations retrospectively to any past business combinations (business combinations that occurred before the date of transition to A-IFRS).

•                                          Not to use previous AGAAP revaluations of premises and sites before the date of transition to A-IFRS as deemed cost.  Accordingly, Westpac has restated previously revalued items of premises and sites to the lower of historic cost and recoverable amount as at the date of transition to A-IFRS.

•                                          To deem the cumulative translation differences for all foreign operations to be zero at the date of transition to A-IFRS.

•                                          To recognise all cumulative superannuation plan actuarial gains and losses at the date of transition to AIFRS and to early adopt AASB 119 (issued June 2005) and use the ‘corridor’ approach for later actuarial gains and losses.

•                                          To apply AASB 2:  Share Based Payment retrospectively for all options and performance share rights not yet vested as at the date of transition to A-IFRS, even if granted on or before 7 November 2002.

•                                          To prepare comparative information that does not comply with AASB 132:  Financial Instruments: Presentation and Disclosure (AASB 132), AASB 139:  Financial Instruments: Recognition and Measurement (AASB 139), AASB 4:  Insurance Contracts (AASB 4), AASB 1023:  General Insurance Contracts (issued July 2004) (AASB 1023) and AASB 1038:  Life Insurance Contracts (issued July 2004) (AASB 1038).  Accordingly, the Australian GAAP basis of accounting used in the previous year has been applied to financial instruments within the scope of AASB 139 and AASB 132 and insurance contracts within the scope of AASB 4, AASB 1023 and AASB 1038 for comparative information.

The accounting policies have been consistently applied by the Group to all half years presented in these financial statements and in preparing an opening A-IFRS balance sheet as at 1 October 2004 for the purpose of transition to A-IFRS, except for the adoption of AASB 132, AASB 139, AASB 4, AASB 1023 and AASB 1038. The date of transition to these standards was therefore 1 October 2005.

(iii) Early adoption of Standards

Westpac has elected to apply AASB 119: Employee Benefits (issued June 2005) to the annual reporting period beginning 1 October 2005 and AASB 139:  Financial Instruments:  Recognition and Measurement (issued January 2005) to the annual reporting period beginning 1 October 2005.

Note 2. Interest spread and margin analysis

	Half Year Sept 06	Half Year March 06	Full Year Sept 06	Full Year Sept 05
Group
External interest earning assets ($m)	257,879	243,488	250,703	223,698
Net interest income ($m)	2,836	2,917	5,753	5,473
Interest spread (%)	1.82	2.03	1.92	1.99
Benefit of net non-interest bearing liabilities and equity (%)	0.37	0.37	0.37	0.46
Interest margin (%)	2.19	2.40	2.29	2.45
Analysis by business unit
External interest earning assets ($m)
Business and Consumer Banking	160,416	150,952	155,697	136,855
Westpac Institutional Bank	46,876	40,670	43,782	40,223
New Zealand (AUD)	29,638	30,776	30,206	28,211
BT Financial Group	3,293	3,003	3,148	2,376
Pacific Banking	894	812	854	698
Group Business Unit	16,762	17,275	17,016	15,335
Group total	257,879	243,488	250,703	223,698
New Zealand (NZD)	35,431	33,367	34,402	30,614
Net interest income ($m) (excluding capital benefit)(1)
Business and Consumer Banking	1,897	1,857	3,754	3,462
Westpac Institutional Bank	159	147	306	284
New Zealand (AUD)	375	371	746	682
BT Financial Group	(29)	(25)	(54)	(85)
Pacific Banking	43	39	82	64
Group Business Unit	391	528	919	1,066
Group total	2,836	2,917	5,753	5,473
Tax equivalent gross up(2)	(54)	(57)	(111)	(214)
Reported net interest income	2,782	2,860	5,642	5,259
New Zealand (NZD)	411	407	818	779
Interest margin (%)
Business and Consumer Banking	2.36%	2.47%	2.41%	2.53%
Westpac Institutional Bank	0.68%	0.72%	0.70%	0.71%
New Zealand	2.53%	2.42%	2.47%	2.42%
BT Financial Group	(1.74)%	(1.66)%	(1.70)%	(3.56)%
Pacific Banking	9.59%	9.70%	9.64%	9.23%
Group Business Unit	4.65%	6.13%	5.40%	6.95%
New Zealand (NZD)	2.32%	2.44%	2.38%	2.55%

(1)          Capital benefit represents the notional revenue earned on capital allocated to business units under the Bank’s economic capital framework.

(2)          Westpac have entered into various tax effective financing transactions that derive income that is subject to a reduced rate of income tax. The impact of this is reflected in lower income tax expense and interest income. In order to provide improved comparability, this income is presented on a tax equivalent basis.

Note 3. Average balance sheet and interest rates

	Full Year 30 Sept 2006			Full Year 30 Sept 2005
	Average Balance	Interest Income	Average Rate	Average Balance	Interest Income	Average Rate
	$m	$m	%	$m	$m	%
Assets
Interest earning assets
Due from other financial institutions	13,959	795	5.7%	14,646	747	5.1%
Trading securities	14,026	718	5.1%	12,108	530	4.4%
Available-for-sale securities	819	51	6.2%	—	—	—
Investment securities	—	—	—	3,034	225	7.4%
Other financial assets designated at fair value	2,907	193	6.6%
Regulatory deposits	331	16	4.8%	448	12	2.7%
Loans and other receivables(1)	218,661	16,399	7.5%	193,462	14,212	7.3%
Total interest earning assets and interest income(2)	250,703	18,172	7.2%	223,698	15,726	7.0%
Non-interest earning assets
Cash, due from other financial institutions and regulatory deposits	734			1,396
Life insurance assets	14,039			13,353
All other assets(3)	16,576			14,751
Provisions for impairment losses on loans				(1,743)
Total non-interest earning assets	31,349			27,757
Total acceptances				5,235
Total assets	282,052			256,690

(1)          For the year to 30 September 2006 loans and other receivables have been stated net of provisions for impairment losses on loans.

(2)          Total net interest income presented in the average balance sheet includes a tax equivalent gross up of $111 million for the year to 30 September 2006 ($81 million benefit in interest income and $30 million benefit in interest expense). Comparatives include tax equivalent gross up of $214 million in the year to 30 September 2005 ($181 million benefit in interest income and $33 million benefit in interest expense).

(3)          Includes property, plant and equipment, goodwill and intangibles, derivative financial instruments, other assets and future income tax benefit.

	Full Year 30 Sept 2006			Full Year 30 Sept 2005
	Average Balance	Interest Expense	Average Rate	Average Balance	Interest Expense	Average Rate
	$m	$m	%	$m	$m	%
Liabilities
Interest bearing liabilities
Deposits	152,924	7,569	4.9%	140,873	6,549	4.6%
Due to other financial institutions	10,065	532	5.3%	8,190	363	4.4%
Other financial liabilities designated at fair value	4,642	285	6.1%
Loan capital	6,232	347	5.6%	4,487	214	4.8%
Other interest bearing liabilities(1)	59,153	3,686	n/a	49,744	3,127	n/a
Total interest bearing liabilities and interest expense(2)	233,016	12,419	5.3%	203,294	10,253	5.0%
Non-interest bearing liabilities
Deposits and due to other financial institutions	6,406			6,332
Life insurance policy liabilities	13,135			11,368
All other liabilities(3)	14,653			14,303
Total non-interest bearing liabilities	34,194			32,003
Total acceptances of customers				5,235
Total liabilities	267,210			240,532
Shareholders’ equity	13,369			12,651
Outside equity interests	1,473			3,507
Total equity	14,842			16,158
Total liabilities and equity	282,052			256,690

(1)          Includes net impact of Treasury balance sheet management activities.

(2)          Total net interest income presented in the average balance sheet includes a tax equivalent gross up of $111 million for the year to 30 September 2006 ($81 million benefit in interest income and $30 million benefit in interest expense). Comparatives include tax equivalent gross up of $214 million in the year to 30 September 2005 ($181 million benefit in interest income and $33 million benefit in interest expense).

(3)          Includes provisions for current and deferred income tax and derivative financial instruments.

Note 4. Revenue

$m	Half Year Sept 06	Half Year March 06	% Mov’t Mar 06- Sept 06	Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Income from operating activities
Interest income	9,330	8,761	6	18,091	15,544	16
Fees and commissions received	924	842	10	1,766	1,853	(5)
Net gain from investment securities	—	—	—	—	45	(100)
Net gain from available-for-sale securities	29	6	large	35	—	—
Wealth management operating income	484	496	(2)	980	1,038	(6)
Trading income	197	328	(40)	525	332	58
Other non-interest income	237	23	large	260	150	73
Total income from operating activities	11,201	10,456	7	21,657	18,962	14
Other gains and losses
Net gain on sale of property, plant and equipment	(3)	7	(143)	4	12	(67)
Net gain on sale of subsidiaries and businesses	(1)	1	(200)	—	10	(100)
Net gain on sale of other investments	5	—	—	5	14	(64)
Total other gains and losses	1	8	(88)	9	36	(75)
Total income	11,202	10,464	7	21,666	18,998	14

Note 5. Net interest income

$m	Half Year Sept 06	Half Year March 06	% Mov’t Mar 06- Sept 06	Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Interest income
Loans	8,265	7,758	7	16,023	13,862	16
Due from other financial institutions	423	372	14	795	736	8
Available-for-sale securities	27	24	13	51	—	—
Investment securities	—	—	—	—	181	(100)
Regulatory deposits with central banks overseas	9	7	29	16	12	33
Trading securities	341	376	(9)	717	530	35
Net gain/(loss) on ineffective hedges	5	(3)	large	2	—	—
Other financial assets designated at fair value	78	74	5	152	—	—
Other	182	153	19	335	223	50
Total interest income	9,330	8,761	6	18,091	15,544	16
Interest expense
Current and term deposits	(2,945)	(2,684)	(10)	(5,629)	(6,549)	14
Due to other financial institutions	(273)	(289)	6	(562)	(395)	(42)
Debt issues	(1,213)	(1,065)	(14)	(2,278)	(1,621)	(41)
Loan capital	(178)	(169)	(5)	(347)	(214)	(62)
Trading liabilities	(482)	(340)	(42)	(822)	(831)	1
Other financial liabilities designated at fair value	(155)	(130)	(19)	(285)	—	—
Deposits at fair value	(1,043)	(897)	(16)	(1,940)	—	—
Other	(259)	(327)	21	(586)	(675)	13
Total interest expense	(6,548)	(5,901)	(11)	(12,449)	(10,285)	(21)
Net interest income	2,782	2,860	(3)	5,642	5,259	7

Note 6. Non-interest income

$m	Half Year Sept 06	Half Year March 06	% Mov’t Mar 06- Sept 06	Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Fees and commissions
Banking and credit related fees	265	232	14	497	740	(33)
Transaction fees and commissions received	565	522	8	1,087	974	12
Service and management fees	22	15	47	37	46	(20)
Other non-risk fee income	72	73	(1)	145	93	56
	924	842	10	1,766	1,853	(5)
Wealth management income
Life insurance and funds management operating income	484	496	(2)	980	1,038	(6)
Trading income(1)
Foreign exchange	101	178	(43)	279	178	57
Other trading securities	96	150	(36)	246	154	60
	197	328	(40)	525	332	58
Other income
General insurance commissions and premiums (net of claims paid)	59	45	31	104	97	7
Dividends received	5	4	25	9	28	(68)
Rental income	1	2	(50)	3	6	(50)
Net gain/(loss) on ineffective hedges	(2)	5	(140)	3	—	—
Hedging of overseas operations	34	(68)	150	(34)	(66)	48
Gain on disposal of assets	30	14	114	44	81	(46)
Net gain/(loss) on financial assets at fair value	45	29	55	74	—	—
Other	95	6	large	101	85	19
	267	37	large	304	231	32
Non-interest income	1,872	1,703	10	3,575	3,454	4

(1)          Trading income includes earnings from our Financial Markets business, as well as our Treasury operations in Australia, New Zealand and the Pacific.

Note 7. Expense analysis

$m	Half Year Sept 06	Half Year March 06	% Mov’t Mar 06- Sept 06	Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Salaries and other staff expenses
Salaries and wages	926	894	4	1,820	1,707	7
Other staff expenses	219	258	(15)	477	471	1
Restructuring costs	14	13	8	27	8	large
Total salaries and other staff expenses	1,159	1,165	(1)	2,324	2,186	6
Equipment and occupancy expenses
Operating lease rentals	117	123	(5)	240	241	—
Depreciation, amortisation and impairment:
Premises	1	1	—	2	4	(50)
Leasehold improvements	9	14	(36)	23	32	(28)
Furniture and equipment	17	21	(19)	38	46	(17)
Technology	25	25	—	50	56	(11)
Software	98	77	27	175	142	23
Equipment repairs and maintenance	17	19	(11)	36	44	(18)
Electricity, water and rates	5	4	25	9	6	50
Land tax	1	1	—	2	2	—
Other	20	19	5	39	23	70
Total equipment and occupancy expenses	310	304	2	614	596	3
Other expenses
Amortisation of deferred expenditure	3	1	200	4	4	—
Non-lending losses	30	24	25	54	69	(22)
Purchased services:
Technology and information services	63	76	(17)	139	140	(1)
Legal	13	11	18	24	23	4
Other professional services	144	131	10	275	266	3
Stationery	26	27	(4)	53	66	(20)
Postage and freight	49	50	(2)	99	98	1
Telecommunication costs	12	12	—	24	18	33
Insurance	7	6	17	13	12	8
Advertising	39	36	8	75	69	9
Transaction taxes	3	1	200	4	6	(33)
Training	10	10	—	20	21	(5)
Travel	29	26	12	55	52	6
Outsourcing costs	220	233	(6)	453	482	(6)
Other expenses	43	22	95	65	51	27
Total other expenses	691	666	4	1,357	1,377	(1)
Total	2,160	2,135	1	4,295	4,159	3

Note 8. Deferred expenses and capitalised software

$m	30 Sept 2006	31 March 2006	30 Sept 2005	% Mov’t Mar 06- Sept 06	% Mov’t Sept 05- Sept 06
Capitalised software	480	439	447	9	7
Deferred acquisition costs	120	111	77	8	56
Other	29	26	359	12	(92)

Note 9. Income tax

$m	Half Year Sept 06	Half Year March 06	% Mov’t Mar 06- Sept 06	Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
The income tax expense for the year is reconciled to the profit per the income statement as follows:
Profit before income tax expense	2,304	2,243	3	4,547	4,172	9
Prima facie income tax based on the Australian company tax rate of 30% (2005: 30%)	691	673	3	1,364	1,252	9
The effect of amounts which are not deductible (assessable) in calculating taxable income
Rebateable and exempt dividends	(61)	12	large	(49)	(79)	38
Tax losses and temporary differences not previously recognised now brought to account	29	(5)	large	24	(46)	152
Life insurance:
Tax adjustment on policyholders’ earnings(1)	2	41	(95)	43	62	(31)
Adjustment for life business tax rates	(1)	(2)	50	(3)	(24)	88
Other non-assessable items	(78)	(60)	(30)	(138)	(182)	24
Other non-deductible items	120	—	—	120	218	(45)
Adjustment for overseas tax rates	13	8	63	21	18	17
Income tax (over)/under provided in prior years	33	3	large	36	36	—
Other items	(75)	79	(195)	4	(32)	113
Total income tax expense in the income statement	673	749	(10)	1,422	1,223	16
Average effective income tax rate (%)	29.2	33.4	(12)	31.3	29.3	7
Tax equivalent gross up(2)	54	57	(5)	111	214	(48)
Effective tax rate (%) (excluding life company)	29.1	30.9	(6)	30.0	26.3	15
Effective tax rate (%) (including gross up)	30.9	35.1	(11)	32.9	32.8	—
Effective tax rate (%) (including gross up and excluding life company accounting)	30.8	32.6	(6)	31.7	29.9	7

(1)          In accordance with the requirements of Australian Accounting Standard AASB 1038 Life Insurance Contracts, our tax expense for the year includes a $61 million tax charge on policyholders’ investment earnings ($58 million first half and $3 million second half) of which $18 million is in the prima facie tax expense ($17 million first half and $1 million second half) and the balance of $43 million ($41 million first half and $2 million second half) is shown here.

(2)          The tax equivalent gross up represents the benefit in respect of certain financing transactions entered into by the Institutional Bank.

Note 10. Dividends

	Half Year Sept 06	Half Year March 06	Full Year Sept 06	Full Year Sept 05
Ordinary dividend (cents per share)
Interim (fully franked)(1)	—	56	56	49
Final (fully franked) — proposed dividend	60	—	60	51
	60	56	116	100
Total dividends paid
Ordinary dividends paid ($m)	1,026	951	1,977	1,661
	1,026	951	1,977	1,661
Ordinary dividend payout ratio(2)	68.6%	70.3%	69.4%	67.2%
Ordinary dividend payout ratio — cash earnings	70.2%	68.5%	69.4%	66.0%

The Group operates a Dividend Reinvestment Plan that is available to the holders of fully paid ordinary shares who are resident in, or whose address on the register of shareholders is in, Australia or New Zealand. The last date for receipt of election notices for the Dividend Reinvestment Plan is 22 November 2006.

(1)          The dividends on the New Zealand Class shares were fully imputed.

(2)          Ordinary dividend per share divided by basic earnings per ordinary share.

Note 11. Earnings per ordinary share

$m	Half Year Sept 06	Half Year March 06	% Mov’t Mar 06- Sept 06	Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Earnings per ordinary share (cents)(1):
Basic	87.5	79.7	10	167.2	148.9	12
Fully diluted	86.6	78.8	10	165.7	147.2	13
Cash earnings per ordinary share (cents)	85.5	81.7	5	167.2	151.5	10
Weighted average number of fully paid ordinary shares (millions) — Basic	1,830	1,844	(1)	1,837	1,845	—
Weighted average number of fully paid ordinary shares (millions) — Fully diluted	1,895	1,917	(1)	1,902	1,921	(1)

(1)          Ordinary shares comprise Westpac ordinary shares and, until 11 July 2005, NZ Class shares.

Reconciliation of ordinary shares on issue (millions)(1)
Number of ordinary shares on issue at 1 October 2005	1,869
Number of shares issued on exercise of options and performance share rights	4
Number of shares issued under the Dividend Reinvestment Plan (DRP)	15
Number of shares issued under the Employee Share Plan (ESP)	1
Number of shares issued for acquisition of Hastings	3
Number of shares bought back	(52)
Number of ordinary shares on issue at 30 September 2006	1,840

(1)          Ordinary shares comprise Westpac ordinary shares and, until 11 July 2005, NZ Class shares.

	Half Year 30 Sept 2006		Half Year 31 March 2006		Full Year 30 Sept 2006		Full Year 30 Sept 2005
	Basic	Diluted	Basic	Diluted	Basic	Diluted	Basic	Diluted
Reconciliation of earnings used in the calculation of earnings per ordinary share ($millions)
Net profit	1,631	1,631	1,494	1,494	3,125	3,125	2,949	2,949
Net profit attributable to minority interests	(29)	(29)	(25)	(25)	(54)	(54)	(251)	(251)
Distributions on New Zealand Class shares	—	—	—	—	—	—	49	49
FIRsTS distributions	—	22	—	22	—	44	—	44
2004 TPS distributions	—	18	—	19	—	37	—	36
Earnings	1,602	1,642	1,469	1,510	3,071	3,152	2,747	2,827
Weighted average number of ordinary shares (millions)
Weighted average number of ordinary shares	1,835	1,835	1,849	1,849	1,842	1,842	1,851	1,851
Effect of own shares held	(5)	(5)	(5)	(5)	(5)	(5)	(6)	(6)
Potential dilutive adjustment:
Exercise of options	—	5	—	10	—	5	—	4
Conversion of 2004 TPS	—	31	—	33	—	31	—	36
Conversion of FIRsTS	—	29	—	30	—	29	—	35
Other	—	—	—	—	—	—	—	1
Total weighted average number of ordinary shares	1,830	1,895	1,844	1,917	1,837	1,902	1,845	1,921
Earnings per ordinary share (cents)	87.5	86.6	79.7	78.8	167.2	165.7	148.9	147.2

Note 12. Loans

As at $m	30 Sept 2006	31 March 2006	30 Sept 2005	% Mov’t Mar 06- Sept 06	% Mov’t Sept 05- Sept 06

Loans are classified based on the location of the lending office

Australia
Overdrafts	3,113	3,227	3,316	(4)	(6)
Credit card outstandings	6,755	6,265	5,522	8	22
Overnight and at call money market loans	248	235	209	6	19
Acceptance finance	18,617	16,952	11,303	10	65
Term loans:
Housing	96,456	90,447	85,335	7	13
Housing - Line of credit	14,698	14,492	13,796	1	7
Total housing	111,154	104,939	99,131	6	12
Non-housing	44,678	38,331	34,446	17	30
Finance leases	4,216	4,225	4,201	—	—
Margin Lending	3,621	2,996	2,454	21	48
Other	3,257	3,155	2,818	3	16
Total Australia	195,659	180,325	163,400	9	20

New Zealand
Overdrafts	1,179	1,107	1,061	7	11
Credit card outstandings	857	846	867	1	(1)
Overnight and at call money market loans	1,474	1,445	1,412	2	4
Term loans:				—	—
Housing	21,374	19,490	19,638	10	9
Non-housing	10,979	9,819	10,371	12	6
Redeemable preference share finance	—	—	—	—	—
Other	782	838	829	(7)	(6)
Total New Zealand	36,645	33,545	34,178	9	7

Other Overseas
Overdrafts	204	181	165	13	24
Term loans:
Housing	641	622	701	3	(9)
Non-housing	2,499	2,148	1,553	16	61
Finance leases	19	13	9	46	111
Other	17	17	9	—	89
Total Overseas	3,380	2,981	2,437	13	39

Total loans	235,684	216,851	200,015	9	18
Provision for impairment of loans	(1,200)	(1,150)	(1,729)	(4)	31
Total net loans	234,484	215,701	198,286	9	18

Note 13. Provisions for impairment losses

$m	Half Year Sept 06	Half Year March 06	Full Year Sept 06	Full Year Sept 05
Provisions for impairment losses
Provisions on loans	1,200	1,150	1,200
Provisions for credit commitments	158	139	158
Total provisions for impairment losses	1,358	1,289	1,358	1,729 (1)

Collectively assessed provisions (2005: general provision)
Balance at beginning of the year	923	1,530	1,530	1,487
Adjustment on transition to A-IFRS	—	(678)	(678)	—
Restated balance at beginning of period	923	852	852	1,487
New provisions raised	211	158	369	398
Transfer to/from provision for credit commitments	(9)	—	(9)	—
Write-offs	(123)	(100)	(223)	(307)
Discount unwind	56	27	83	—
Exchange rate adjustments	(19)	(14)	(33)	(48)
Closing balance	1,039	923	1,039	1,530

Individually assessed provisions (2005: specific provision)
Balance at beginning of the year	227	199	199	237
Adjustment on transition to A-IFRS	—	(11)	(11)	—
Restated balance at beginning of period	227	188	188	237
New individually assessed provisions (2005: Specific provisions)	66	78	144	170
Transfer to/(from) provision for credit commitments provision	1	7	8	—
Write-backs	(76)	(37)	(113)	(100)
Write-offs	(55)	(13)	(68)	(110)
Discount unwind	—	2	2	—
Exchange rate adjustments	(2)	2	—	2
Closing balance	161	227	161	199

	Half Year	Half Year	Full Year	Full Year
$m	Sept 06	March 06	Sept 06	Sept 05
Reconciliation of impairment losses
New individually assessed provisions (2005: Specific provisions)	66	78	144	170
Write-backs	(76)	(37)	(113)	(100)
Recoveries	(11)	(14)	(25)	(86)
New collectively assessed provisions (2005: General provisions)	211	158	369	398
Impairment losses	190	185	375	382

(1)           Provision for credit commitments separately disclosed in 2006.

Note 14. Non-performing loans

	Half Year	Half Year	Full Year
$m	Sept 06	March 06	Sept 05
Australia
Non-accrual assets(1):
Gross	284	328	287
Impairment provisions	(121)	(193)	(151)
Net	163	135	136
Restructured loans:
Gross	21	23	24
Impairment provisions	(10)	(10)	(7)
Net	11	13	17
Overdrafts and revolving credit greater than 90 days:
Gross	78	75	61
Impairment provisions	(74)	(61)	(2)
Net	4	14	59
Net Australian non-performing loans	178	162	212

New Zealand
Non-accrual assets:
Gross	58	44	73
Impairment provisions	(16)	(12)	(18)
Net	42	32	55
Restructured loans:
Gross	—	—	—
Impairment provisions	—	—	—
Net	—	—	—
Overdrafts and revolving credit greater than 90 days:
Gross	9	11	11
Impairment provisions	(5)	(6)	—
Net	4	5	11
Net New Zealand non-performing loans	46	37	66

Other Overseas
Non-accrual assets:
Gross	69	75	61
Impairment provisions	(30)	(30)	(20)
Net	39	45	41
Restructured loans:
Gross	1	—	44
Impairment provisions	—	—	(3)
Net	1	—	41
Overdrafts and revolving credit greater than 90 days:
Gross	1	—	—
Impairment provisions	(1)	—	—
Net	—	—	—
Net other Overseas non-performing loans	40	45	82

Total net non-performing loans	264	244	360

(1)          Represents impaired assets (excluding restructured loans) that are provided for, with the exception of loans that are fully backed by acceptable securities.  To allow for comparisons, Impaired assets for 30 September 2005 and 31 March 2006 restated to reflect APRA’s expanded definition, which came into effect 1 July 06.  The impact on total net impaired assets is an increase of $69 million (30 September 2005) and $4 million (31 March 2006).

Note 15. Movement in gross impaired assets(1)

				% Mov’t	% Mov’t
	30 Sept	31 March	30 Sept	Mar 06-	Sept 05-
$m	2006	2006	2005	Sept 06	Sept 06
Balance as at beginning of period	556	561	758	(1)	(27)
New and increased	201	171	135	18	49
Write-offs	(178)	(113)	(242)	(58)	26
Returned to performing or repaid	(181)	(176)	(237)	(3)	24
Portfolio managed - new/increased/returned/repaid	126	113	143	12	(12)
Exchange rate and other adjustments	(3)	—	4	—	(175)
Balance as at period end	521	556	561	(6)	(7)

Note 16. Items past 90 days but well secured

$m	30 Sept 2006	31 March 2006	30 Sept 2005	% Mov’t Mar 06- Sept 06	% Mov’t Sept 05- Sept 06
Australia
Housing products	116	103	78	13	49
Other products	341	355	162	(4)	110
Total Australia	457	458	240	—	90
New Zealand
Housing products	28	30	24	(7)	17
Other products	2	9	10	(78)	(80)
Other Overseas	9	3	7	200	29
Total Overseas	39	42	41	(7)	(5)
Total	496	500	281	(1)	77

Note 17. Impaired assets and provisioning ratios

				% Mov’t	% Mov’t
	30 Sept	31 March	30 Sept	Mar 06-	Sept 05-
	2006	2006	2005	Sept 06	Sept 06
Total impaired assets to gross loans and acceptances(1)	0.22%	0.26%	0.27%	(4bps)	(5bps)
Net impaired assets to equity and collectively assessed provisions (2005: general provision)(1)	1.5%	1.6%	1.9%	(10bps)	(40bps)
Total impairment provisions (2005: specific provision) to total impaired assets(1)	49.3%	56.1%	36.0%	large	large
Collectively assessed provisions(2) (2005: general provision) to non-housing loans and acceptances(3)	113bps	109bps	150bps	4bps	(37bps)
Total provisions to gross loans and acceptances(2)	63bps	65bps	84bps	(2bps)	(21bps)
Total impaired assets to equity and total provisions(1)	3.0%	3.5%	3.0%	(50bps)	—

Note 18. Delinquencies (90 days past due loans)

				% Mov’t	% Mov’t
	30 Sept	31 March	30 Sept	Mar 06-	Sept 05-
	2006	2006	2005	Sept 06	Sept 06
Mortgages	0.25%	0.24%	0.20%	1bp	5bps
Other Personal Lending	0.85%	0.89%	0.71%	(4bps)	14bps
Total Personal Lending	0.29%	0.29%	0.23%	—	6bps
Australian Business Banking Portfolio(4)	0.61%	0.57%	0.48%	4bps	13bps

(1)          Impaired assets for September 2005 and March 2006 have been restated to reflect the Australian Prudential Regulation Authority’s (APRA’s) expanded definition, which came into effect 1 July 2006.  Total impaired assets now includes an additional $72 million (30 September 2005) and $85 million (31 March 2006) of consumer accounts >90 days past due but not well secured.

(2)          Includes the APRA required capital deduction of $117m (pre-tax) above A-IFRS provisioning levels at 30 September 2006, and $112 million (pre-tax) at 31 March 2006 (2005:  $nil), which forms part of the APRA termed General Reserve for Credit Losses (GRCL).

(3)          Non-housing loans have been determined on a product basis rather than on a loan purpose basis.

(4)          Three month moving average.

Note 19. Deposits

				% Mov’t	% Mov’t
As at	30 Sept	31 March	30 Sept	Mar 06-	Sept 05-
$m	2006	2006	2005	Sept 06	Sept 06
Australia
Deposits at fair value
Certificates of deposit	27,917	25,559	—	9	—
Total deposits at fair value	27,917	25,559	—	9	—
Deposits at amortised cost
Non-interest bearing, repayable at call	3,641	3,427	3,469	6	5
Certificates of deposit	712	1,134	24,427	(37)	(97)
Other interest bearing:
At call	72,590	66,196	62,919	10	15
Term	23,704	22,673	23,448	5	1
Total deposits at amortised cost	100,647	93,430	114,263	8	(12)
Total Australia	128,564	118,989	114,263	8	13

New Zealand
Deposits at fair value
Certificates of deposit	3,601	2,309	—	56	—
Total deposits at fair value	3,601	2,309	—	56	—
Deposits at amortised cost
Non-interest bearing, repayable at call	1,923	1,863	1,911	3	1
Certificates of deposit	—	102	3,498	(100)	(100)
Other interest bearing:
At call	9,810	8,732	8,461	12	16
Term	11,193	11,072	11,194	1	-
Total deposits at amortised cost	22,926	21,769	25,064	5	(9)
Total New Zealand	26,527	24,078	25,064	10	6

Other Overseas
Deposits at fair value
Certificates of deposit	1,768	1,486	—	19	—
Total deposits at fair value	1,768	1,486	—	19	—
Deposits at amortised cost
Non-interest bearing, repayable at call	288	422	470	(32)	(39)
Certificates of deposit	594	68	1,515	large	(61)
Other interest bearing:
At call	628	674	633	(7)	(1)
Term	9,372	8,174	7,307	15	28
Total deposits at amortised cost	10,882	9,338	9,925	17	10
Total Overseas	12,650	10,824	9,925	17	27

Total deposits	167,741	153,891	149,252	9	12

Note 20. Capital adequacy

As at $m	30 Sept 2006	31 March 2006	30 Sept 2005
Tier 1 capital
Total equity(1)	16,098	17,455	17,212
Treasury shares	100	—	—
Equity reserves	(13)	—	—
Trust Preferred Securities (2004 TPS)	665	—	—
Fixed Interest Resettable Trust Securities (FIRsTS)	664	—	—
Minority interests in managed investment scheme	—	(1,206)	(826)
Dividends provided for capital adequacy purposes	(1,105)	(1,027)	(954)
Goodwill (excluding funds management entities)	(1,224)	(1,066)	(1,139)
Deferred tax assets	(363)	—	(209)
Estimated reinvestment under dividend reinvestment plan(2)	136	223	215
Retained earnings, reserves and goodwill in life and general insurance, funds management and securitisation entities	(1,574)	(1,630)	(1,676)
Equity in captive lenders mortgage insurance entities	(119)	(108)	(83)
Capitalised expenditure	(142)	(314)	(312)
Deferred fees	59	—	—
Capitalised software	(479)	—	—
Pension fund surpluses and deficits:	—	—	—
Recorded in accounts	185	—	—
Actual pension fund deficits	(82)	—	—
General reserve for credit losses	(117)	—	—
Deferred tax assets related to general reserve for credit losses	35	—	—
Other Tier 1 deductions as advised by APRA	(70)	—	—
Transition relief	664	—	—
Total Tier 1 capital	13,318	12,327	12,228
Tier 2 capital
Subordinated undated capital notes	521	546	512
General reserve for credit losses	117	—	—
Deferred tax assets related to general reserve for credit losses	(35)	—	—
Collectively assessed provision (2005: general provision)	1,195	1,613	1,530
Deferred tax assets related to collectively assessed provision (2005: general provision)	(362)	(491)	(467)
Collectively assessed provisions treated as specific provisions for regulatory purposes	(93)	—	—
Deferred tax assets related to collectively assessed provisions treated as specific provisions for regulatory purposes	28	—	—
Eligible subordinated bonds, notes and debentures	4,121	4,517	3,640
Revaluation reserve—available-for-sale securities	10	—	—
Transition relief	362	—	—
Total Tier 2 capital	5,864	6,185	5,215
Total Tier 1 and Tier 2 capital	19,182	18,512	17,443
Deductions:
Capital in life and general insurance, funds management and securitisation activities	(680)	(885)	(859)
Net qualifying capital	18,502	17,627	16,584
Risk weighted assets	193,417	181,823	170,369
Tier 1 capital ratio	6.9%	6.8%	7.2%
Tier 2 capital ratio	3.0%	3.4%	3.1%
Deductions	(0.3)%	(0.5)%	(0.6)%
Total capital ratio	9.6%	9.7%	9.7%

(1)          APRA required capital adequacy to be reported on an AGAAP basis until 1 July 2006.  Total equity for 31 March 2006 and 30 September 2005 is on an AGAAP basis.

(2)          This amount is derived from reinvestment experience of our dividend reinvestment plan.

Note 20. Capital adequacy (continued)

As at $m	30 Sept 2006	31 March 2006	30 Sept 2005
Adjusted common equity
Total Tier 1 capital	13,318	12,327	12,228
Less: Hybrid capital (net of excess of 25% of Tier 1 capital)	(3,217)	(2,472)	(2,472)
Less: Other deductions in relation to non-consolidated subsidiaries(1)	(680)	(885)	(859)
Add: Capitalised expenditure(2)	—	314	312
Less: APRA transition relief	(664)	—	—
Adjusted common equity	8,757	9,284	9,209
Risk weighted assets(3)	192,391	181,823	170,369
Adjusted common equity to risk weighted assets	4.6%	5.1%	5.4%
Adjusted common equity as reported	8,757	9,284	9,209
Impact of A-IFRS	—	(980)	(980)
Adjusted common equity restated for A-IFRS	8,757	8,304	8,229
Adjusted common equity to risk weighted assets restated for A-IFRS	4.6%	4.6%	4.8%

(1)          Capital relating to non-banking subsidiaries.

(2)          Commenced deductions for capitalised expenditure from ACE capital from 1 July 2006.

(3)          Risk weighted assets used in the calculation of ACE excludes the risk assets from A-IFRS transition relief of $1,026 million.

Note 21. Derivative financial instruments

As at 30 September 2006 $m	Notional(1) Amount	Fair Value (Asset)	Fair Value (Liability)
Held for trading
Interest rate
Futures	55,383	59	14
Forwards	51,643	5	7
Swaps	505,602	2,419	2,510
Options	33,074	43	36
Foreign exchange
Futures	—	—	—
Forwards	342,911	2,685	2,623
Swaps	158,684	3,777	1,966
Options	52,653	357	306
Commodities	9,728	162	165
Equities and credit	19,385	14	—
Total held for trading derivatives	1,229,063	9,521	7,627
Fair value hedges
Interest rate
Futures	—	—	—
Forwards	—	—	—
Swaps	17,677	70	14
Purchased options	—	—	—
Foreign exchange	—	—	—
Futures	—	—	—
Forwards	—	—	—
Swaps	12,475	512	1,429
Total fair value hedging derivatives	30,152	582	1,443
Cash flow hedges
Interest rate
Futures	2,809	—	—
Forwards	—	—	—
Swaps	45,417	201	194
Foreign exchange
Futures	—	—	—
Forwards	447	—	22
Swaps	—	—	—
Total cash flow hedging derivatives	48,673	201	216
Net investment hedges	2,156	7	56
Foreign exchange
Borrowings	—	—	—
Total net investment hedges	2,156	7	56
Total derivatives	1,310,044	10,311	9,342
As at 30 September 2005	1,086,810	9,944	10,514
As at 31 March 2006	1,228,719	14,656	12,389

(1)          Notional amount refers to the face value of the amount upon which cash flows are calculated.

Maturity profile of foreign exchange and derivative credit risk exposure in gross replacement cost terms.

$m	Less Than 1 Month	1 Months to 3 Months	3 Months to 1 Year	1 Year to 2 Years	2-3 Years	3-4 Years	4-5 Years	Over 5 Years
2006
Cash inflows (assets)	3.3%	7.5%	31.3%	28.5%	14.1%	6.1%	3.4%	5.9%
Cash outflows (liabilities)	2.9%	8.6%	29.2%	28.8%	14.7%	6.3%	3.8%	5.7%

Daily value at risk

We use value at risk as the primary method for measuring and monitoring market risk exposure against Board approved limits.  Value at risk is an estimate of the worst case loss in value of trading positions, to a 99% confidence level, assuming positions were held unchanged for one day.  The main types of market risk arising from our trading activities are interest rate and foreign exchange risks. Other market risks include commodity, equity, prepayment, specific issuer and capital markets underwriting risks.  The table below depicts the aggregate financial markets (including capital markets underwriting) value at risk for the last three half years.

$m	High	Low	Average
Six months ended 30 September 2006	8.3	4.2	5.9
Six months ended 31 March 2006	11.0	4.4	6.9
Six months ended 30 September 2005	11.9	4.5	7.7

Average $m	Half Year 30 Sept 2006	Half Year 31 March 2006	Half Year 30 Sept 2005
Interest rate risk	3.2	3.5	4.0
Foreign exchange risk	1.3	1.7	1.3
Volatility risk	0.8	0.5	0.5
Other market risks 1	2.3	3.1	4.4
Diversification benefit	(1.7)	(2.0)	(2.5)
Net market risk	5.9	6.9	7.7

(1)          Commodity, equity, prepayment, specific issuer and capital markets underwriting.

Note 22. Cash flow statement

As at $m	Half Year Sept 06	Half Year Mar 06	% Mov’t Mar 06- Sept 06	Full Year Sept 06	Full Year Sept 05	% Mov’t Sept 05- Sept 06
Reconciliation of net cash provided by operating activities to net profit attributable to equity holders of WBC
Net profit attributable to equity holders of WBC	1,602	1,469	9	3,071	2,698	14
Adjustments:
Outside equity interests	29	25	16	54	251	(78)
Depreciation and amortisation	142	138	3	280	280	—
lncrease/(decrease) in sundry provisions and other non-cash items	(507)	564	(190)	57	607	(91)
Impaired losses on loans	271	79	large	350	296	18
(lncrease)/decrease in derivative financial instruments	(1,921)	(567)	large	(2,488)	(1,829)	(36)
(lncrease)/decrease in trading assets	1,571	(4,839)	132	(3,268)	119	large
(lncrease)/decrease in trading liabilities	(1,448)	2,391	(161)	943	(674)	large
(lncrease)/decrease in accrued interest receivable	73	(163)	145	(90)	(57)	(58)
Increase in accrued interest payable	(62)	99	(163)	37	244	(85)
lncrease/(decrease) in provision for income tax	250	(225)	large	25	307	(92)
Increase/(decrease) in provision for deferred income tax	(289)	289	(200)	—	48	(100)
Net cash provided by operating activities	(289)	(740)	61	(1,029)	2,290	(145)
Details of assets and liabilities of controlled entities and businesses sold:
Cash at bank	—	—	—	—	54	(100)
Loans	—	—	—	—	25	(100)
Other investments	—	—	—	—	—	—
Fixed assets	—	—	—	—	641	(100)
Other assets	18	—	—	18	19	(5)
Other liabilities	—	—	—	—	(129)	100
Deposits	—	—	—	—	(21)	100
Outside equity interests	—	—	—	—	—	—
Net assets of entities and businesses disposed	18	—	—	18	589	(97)
Liabilities assumed on disposal	30			30	—
Gain on disposal	72	—	—	72	10	large
Cash consideration (net of sale costs)	120	—	—	120	599	(80)
Less: Cash deconsolidated	—	—	—	—	(54)	100
Cash consideration (net of sale costs and cash held)	120	—	—	120	545	(78)

Note 23. Group investments and changes in controlled entities

	Country Where Business Is Carried On	Beneficial Interest%	Carrying Amount $m	Nature of Business
Bluewater Funds Management SPC	Cayman Islands	33.0	4	Investment company
Bronte Finance Pty Limited	Australia	20.0	—	Investment company
Cardlink Services Limited	Australia	16.7	1	Card clearing system
Cash Services Australia Pty Limited	Australia	25.0	—	Cash logistics
Electronic Transaction Services Limited	New Zealand	25.0	—	Credit card processing
Isomer Structured Investment Vehicle I	Australia	20.8	1	Investment Company
Mondex Australia Pty Limited	Australia	25.0	—	Smart card operations
Mondex New Zealand Limited	New Zealand	20.0	—	Smart card operations
Quadrant Capital Fund	Australia	50.0	6	Investment Company
Quadrant Capital Fund No. 2	Australia	26.7	6	Investment Company
Ronin Consolidated Holdings Pty Limited	Australia	25.0	—	Property funds management
Saville Private Syndicate Trust	Australia	25.0	3	Property
St Hilliers Enhanced Property Fund No.1	Australia	19.9	4	Property Funds Management
Sydney Harbour Bridge Holdings Pty Limited	Australia	49.0	—	Intellectual property
Utilities of Australia Pty Limited	Australia	14.3	—	Funds management
Vipro Pty Limited	Australia	33.3	—	Voucher processing
Visa New Zealand Limited	New Zealand	16.7	—	Credit card provider
Westpac Employee Assistance Foundation Pty Limited	Australia	50 0	—	Employee assistance foundation
Westpac Staff Superannuation Plan Pty Limited	Australia	50.0	—	Corporate trustee

In terms to the contribution to the results of the Group, the above investments are not material either individually or in aggregate.

During the 2006 financial year the Group’s interests in the following investments ceased to be significant:

•                                          45.0% interest in Australian Petroleum Investments Pty Limited was sold for consideration of $21.5 million.  The profit on sale was $20 million.

•              Stockland Direct Office Trust No. 2 Sub Trust underwent a reduction in shareholding to 2.2%.

•                                          20.0% interest in McGrath Australia Pty Limited was sold for consideration of $4 million on 17 February 2006. The loss on sale was $50,000.

•              Utilities of Australia Pty Limited underwent a reduction in shareholding to 4.0%

•              The carrying value of the investment in Ronin Consolidated Holdings Pty Limited has been written down to $1,000.

The following controlled entities were formed during the year ended 30 September 2006:

•              Athena Finance Pty Limited on 21 August 2006;

•              Castlereagh Trust on 24 March 2006;

•              First Residential Property Trust on 3 April 2006;

•              Gemini Trust on 13 September 2006;

•              Hastings Funds Management (UK) Limited on 10 February 2006;

•              Jarrah Trust on 6 February 2006;

•              Novacare Health Pty Limited on 18 October 2005;

•              Novacare Health Solutions No. 1 Pty Limited on 18 October 2005;

•              Novacare Health Solutions No. 1 Trust on 4 November 2005;

•              Novacare Health Solutions Pty Limited on 18 October 2005;

•              Novacare Health Solutions Trust on 4 November 2005;

•              Novacare Services Pty Limited on 18 October 2005;

•              Novacare Solutions No. 1 Pty Limited on 18 October 2005;

•              Novacare Solutions No. 1 Trust on 4 November 2005;

•              Novacare Solutions Partnership on 22 November 2005;

•              Novacare Solutions Pty Limited on 18 October 2005;

•              Novacare Solutions Trust on 4 November 2005;

•              Orion Trust on 3 July 2006;

•              Pacific Funding on 1 November 2005;

•              Series 2006-1D WST Trust on 7 July 2006

•              Victor Funding Pty Limited on 27 April 2006;

•              Victor Finance Pty Limited on 27 April 2006;

•              Victor Investments Pty Limited on 27 April 2006;

•              Voyager Funds Management Pty Limited on 6 February 2006;

•              Westpac Europe Limited on 18 January 2006;

•              Westpac New Zealand Limited on 14 February 2006;

•              Westpac New Zealand Group Limited on 21 August 2006;

•              Westpac NZ Funding on 28 October 2005;

•              Westpac NZ Operations Limited on 29 August 2006;

•              Westpac Overseas Holdings No. 2 Pty Limited on 16 August 2006;

•              Westpac Residential Property Trust on 3 April 2006;

•              Westpac Securities NZ Limited on 29 August 2006;

•              Westpac Securitisation Holdings No. 2 Pty Limited on 18 April 2006; and

•              Westpac TPS Trust on 10 May 2006.

As a result of A-IFRS, effective 1 October 2004, the following entities are now classified as controlled entities:

•              Acacia Securities Limited;

•              Beech Trust;

•              Castlereagh Trust;

•              CMBS — Warehouse Trust;

•              FAI No. 2 Trust;

•              Jacaranda Trust;

•              Jarrah Trust;

•              Series 1997-4E WST Trust;

•              Series 1998-1G WST Trust;

•              Series 1999-1G WST Trust;

•              Series 2002-1G WST Trust;

•              Sydney Capital Corp Inc;

•              The Series WST 2005-1G WST Trust;

•              Waratah Receivables Corp (NZ) Limited;

•              Waratah Receivables Corp Pty Limited;

•              Waratah Securities Australia Limited;

•              Wollemi Trust;

•              Wollemi Trust 2005 - 1;

•              WST Funding Trust;

•              WST-NZ Series 1998-1E Trust;

•              WST-NZ Series 1999-1E Trust;

•              WST-NZ Series WLIS#6 Trust;

•              WST-NZ Warehouse Trust #1; and

•              WST Warehouse Trust #1.

The following controlled entities were disposed, deregistered, dissolved, terminated, liquidated or deconsolidated during the year ended 30 September 2006:

•              Biralo Pty Limited — Deregistered 14 May 2006;

•              Coogee Finance Pty Limited — Deconsolidated;

•              Hastings Development Fund Ltd — Deregistered 6 August 2006;

•              Hull 4381 & 4382 Leasing Pty Limited — Deregistered 17 March 2006;

•              Infrastructure Australia (No. 2) Limited — Deregistered 20 February 2006;

•              Island Princess Holdings Pty Limited — Deregistered 14 May 2006;

•              Jaunty Pty Limited — Deregistered 14 May 2006;

•              Piccadilly Plaza Trust — Terminated 15 February 2006;

•              Pitco Pty Ltd — Deregistered 14 May 2006;

•              Reef International Pty Limited — Deregistered 14 May 2006;

•              Tasman LLC — Liquidated 31 May 2006;

•              Terrigal LLC — Disposed 27 April 2006;

•              The Airlie Trust — Terminated 22 February 2006;

•              The Home Loan Partnership Pty Limited — Deregistered 14 May 2006;

•              The Home Loan Partnership Trust — Terminated 31 January 2006;

•              The Pitco Trust — Terminated 15 February 2006;

•              The Vicpac Unit Trust — Terminated 15 February 2006;

•              Vicpac Chatswood Pty Ltd — Deregistered 14 May 2006;

•              WBC Group Investment Trust — Terminated 27 April 2006;

•              Westpac Banking Corporation (Jersey) Limited — Liquidated 23 December 2005;

•              Westpac Equipment Finance (Vic) Pty Limited — Deregistered 29 January 2006;

•              Westpac Investment Holdings Pty Limited — Deregistered 23 July 2006;

•              Westpac OMG Holdings Pty Limited — Liquidated 16 April 2006; and

•              White Chapel Partnership — Dissolved 27 April 2006.

Note 24. Explanation of transition to Australian equivalents to IFRS

This is the first year that the Group has presented its financial statements in accordance with A-IFRS.  The last financial statements under AGAAP were for the year ended 30 September 2005 and, except as detailed in Note 1, the date of transition to A-IFRS was therefore 1 October 2004.

In the reconciliation tables detailed on the following pages adjustments to AGAAP includes both presentation and recognition and measurement changes.  The major impacts driving these adjustments are as follows:

Presentation changes to previously reported AGAAP comparatives

In accordance with A-IFRS disclosure requirements certain items have been reclassified between specific asset and liability categories.  The key presentation adjustments made for our reconciliations for periods prior to 1 October 2005 are as follows:

•                                          Financial assets and liabilities are required to be disclosed as a separate category on the face of the balance sheet.  Accordingly derivative financial assets and liabilities have been reclassified from other assets and other liabilities.

•                                          Previously only trading securities were separately disclosed on the face of the balance sheet.  Now all trading assets and trading liabilities are grouped together.  Other trading assets and liabilities have been reclassified from other assets and other liabilities.

•                                          Capitalised computer software costs have been reclassified.  Amounts eligible for capitalisation have been reclassified from property plant and equipment and are now disclosed as intangible assets on the balance sheet. Additionally amortisation of capitalised computer software has been reclassified from equipment and occupancy expenses to other expenses in the income statement.

•                                          An intangible asset acquired as part of a Wealth business acquisition has been reclassified out of other assets and moved to the new balance sheet category of goodwill and other intangible assets.

•              Certain other liabilities that meet the definition of provisions have been reclassified.

Further key presentation adjustments made for periods after 1 October 2005 are as follows:

•              Investment securities have predominately been reclassified into the new category of available-for-sale securities.

•              Certificates of deposit previously reported as part of deposits have been reclassified as deposits at fair value.

A-IFRS adjustments impacting on prior year comparatives

Goodwill

From the time of initial adoption of A-IFRS, goodwill acquired in business combinations is no longer required to be amortised, and instead is subject to impairment testing at least annually.  If any impairments occur, they will be recognised immediately in the income statement. The goodwill amortised in the year ended 30 September 2005 under AGAAP of $168 million (31 March 2005:  $83 million, 30 September 2005:  $85 million) was reversed against opening retained profits on transition to A-IFRS.

In addition, 2005 AGAAP results included the recovery of amounts previously paid into certain managed funds to support tax values.  Under AGAAP the recovery of these amounts was required to be reported in income, however on transition to A-IFRS the recovery of these amounts was adjusted against goodwill held on the balance sheet.

Share based payments

Under AGAAP the Group did not recognise an expense for performance options and performance share rights issued to staff or for new shares issued under the employee share plan.  Under A-IFRS the Group recognises an expense for all share-based remuneration.  The expense for performance options and performance share rights is the fair value of the instruments at grant date recognised over the relevant vesting period. The expense for shares issued under the employee share plan is the market value of the shares at date of issue. There will be no impact on total equity where shares are issued to satisfy awards, as the expense will be matched by an offsetting increase in equity.  The Group has elected to include all unvested instruments held by employees in its calculation of expense for share based payments.  The impact in 2005 of expensing share based payments was to increase operating expenses by $63 million (31 March 2005:  $33 million, 30 September 2005:  $30 million).

Consolidation of special purpose vehicles (SPVs)

A difference in the consolidation rules under A-IFRS and AGAAP resulted in the Group consolidating a number of SPVs used for the securitisation of the Group’s own and customers’ assets.  The consolidation of these vehicles resulted in an increase in both assets and liabilities with no impact on net assets.  Net interest income increased and non-interest income decreased.  For the 2005 year the consolidation of SPVs resulted in an increase in net interest income of $20 million (31 March 2005:  $15 million, 30 September 2005:  $5 million), a reduction in non-interest income of $51 million (31 March 2005:  $28 million, 30 September: $23 million) and an increase in both assets and liabilities of $6,840 million (31 March 2005:  $7,561 million, 30 September:  $6,840 million).  Additionally, these changes resulted in the deconsolidation of an SPV.  The deconsolidation resulted in a grossing up of the tax expense with a corresponding decrease in income due to the nature of the income earned in the SPV.

Treasury shares

Under A-IFRS shares in Westpac Banking Corporation held by the Group, including securities held in statutory life funds and consolidated managed investment vehicles, are reclassified as treasury shares and accounted for as a deduction from share capital. Any changes in the value of treasury shares held are recognised in equity at the time of disposal and dividends are not recognised as income or distributions.  Recognition of income related to treasury shares is prohibited under A-IFRS.  At 1 October 2004 an adjustment of $60 million was made to the opening balance sheet and income in 2005 was reduced by $32 million (31 March 2005:  $20 million, 30 September 2005:  $12 million).

Hybrid equity instruments

The Group has issued a number of hybrid Tier 1 instruments, which were classified as other equity interests under AGAAP.  Under A-IFRS these instruments, with a carrying value of $2,925 million as at 1 October 2004, were presented as minority interests.  Consistent with the change in presentation, the distributions on these instruments were reclassified out of profit attributable to equity holders of Westpac Banking Corporation and into net profit attributable to minority interests.

Other

The “other” adjustments category includes balance sheet impacts relating to the Westpac superannuation funds, where under A-IFRS unrecognised losses were reset to zero, impacting retained earnings and other balance sheet accounts, the deferral of previously recognised fee income and other items where the impact of the adjustments are not individually significant.

A-IFRS adjustments impacting on the restatement of the opening balance sheet as at 1 October 2005

Classification

As a result of the application of the new classification standards for financial instruments from 1 October 2005, new balance sheet classifications have been created and certain assets and liabilities have been moved to different balance sheet line items.  The most significant adjustment was the reclassification of acceptance assets as loans, and acceptance liabilities as debt issues.  Classification changes had no impact on shareholders equity.

Debt v equity classifications

From 1 October 2005 the Fixed Interest Resettable Trust Securities (FIRsTS) and Trust Preferred Securities 2004 (TPS 2004) hybrid equity instruments with a carrying value of $1,343 million previously classified as equity were reclassified as debt on the balance sheet. After 1 October 2005, distributions on these instruments are classified as interest expense in the income statement.  Trust Preferred Securities 2003 (TPS 2003) continues to be classified as minority interests instruments in the balance sheet with its distributions included in net profit attributable to minority interests in the income statement.

Additionally, minority interests of $826 million in managed investment schemes controlled by the Group’s life companies were reclassified as debt and transferred to policyholder liabilities.

Insurance contracts

Under A-IFRS revised measurement rules, particularly relating to discount rates and amortisation periods, are applied when determining life insurance policyholder liabilities.  Additionally, deferred acquisition costs and deferred entry fees are no longer included in the calculation of policyholder liabilities.  As a result, as at 1 October 2005 policyholder liabilities increased by $142 million, other assets increased by $34 million and other liabilities increased by $24 million. Shareholders equity was reduced by $132 million as a result of these adjustments.

Effective yield

From 1 October 2005, certain lending and borrowing related fees received and costs paid are required to be deferred on the balance sheet and subsequently recognised as a yield adjustment to interest income or interest expense.  Although there should be no impact on net income over time, the classifications of some income and expense items change and there will be some short term impacts, with greater levels of income deferred in the short term in a growing business.

Loan provisioning

At 1 October 2005 the application of the A-IFRS financial instruments standards to the loss estimation process resulted in an overall reduction in credit provisioning levels of $531 million.  Provisions held for incurred losses related to off-balance sheet exposures and work out costs of $144 million were reclassified to provisions and $16 million for credit related items no longer included in credit provisions was transferred to other liabilities.  Additionally, the carrying amount of loan assets increased by $38 million as amounts written off under AGAAP in excess of the write offs permitted by A-IFRS were reversed.

Derivatives and hedging

From 1 October 2005 A-IFRS requires that all derivative contracts, whether used as hedging instruments or otherwise, be recognised on the balance sheet at fair value.  Transition adjustments at 1 October 2005 resulted in a reduction in the carrying value of derivative assets of $359 million, derivative liabilities by $211 million, the carrying value of assets reducing by $89 million and liabilities by $112 million reflecting the replacement of accruals with fair value carrying values.  A cash flow hedge reserve of $51 million was recognised within equity.  After tax, the transition adjustment for derivatives and hedging reduced shareholders equity by $63 million.

Other

The other items line summarises the impact of other adjustments that are not individually significant.

	30 September 2005
		Transition to A-IFRS			Adoption of AASB 132/139
	Previous		Recognition and	Restated		Recognition and	Opening
	AGAAP	Presentation	Measurement	A-IFRS	Presentation	Measurement	A-IFRS
	30 September	30 September	30 September	30 September	1 October	1 October	1 October
$m	2005	2005	2005	2005	2005	2005	2005
Assets
Cash and balances with central banks	1,844	1,008	1	2,853	—	—	2,853
Due from other financial institutions	10,896	(1,008)	4,467	14,355	—	8	14,363
Derivative financial instruments	—	10,119	(175)	9,944	—	(352)	9,592
Trading securities	9,399	2,545	92	12,036	—	132	12,168
Other financial assets designated at fair value	—	—	—	—	—	1,643	1,643
Available-for-sale securities	—	—	—	—	2,490	(1,885)	605
Investment securities	2,428	—	—	2,428	(2,428)	—	—
Loans	195,589	228	2,469	198,286	—	5,817	204,103
Acceptances of customers	4,864	—	—	4,864	—	(4,864)	—
Life insurance assets	13,740	—	(145)	13,595	—	2	13,597
Regulatory deposits with central banks overseas	347	—	—	347	—	1	348
Goodwill and other intangible assets	2,290	521	146	2,957	—	—	2,957
Property, plant & equipment	839	(447)	(13)	379	—	—	379
Deferred tax assets	945	—	(125)	820	—	(78)	742
Other assets	16,572	(12,966)	(207)	3,399	(62)	(355)	2,982
Total assets	259,753	—	6,510	266,263	—	69	266,332
Liabilities
Due to other financial institutions	10,654	—	—	10,654	—	51	10,705
Deposits at fair value	—	—	—	—	29,440	—	29,440
Deposits at amortised cost	149,454	—	(202)	149,252	(29,440)	96	119,908
Derivative financial instruments	—	10,514	—	10,514	—	(194)	10,320
Trading liabilities and other financial liabilities designated at fair value	—	3,057	97	3,154	—	3,491	6,645
Debt issues	41,771	—	6,983	48,754	—	1,420	50,174
Acceptances	4,864	—	—	4,864	—	(4,864)	—
Current tax liabilities	317	—	(11)	306	—	(17)	289
Deferred tax liabilities	267	—	(247)	20	—	26	46
Life insurance liabilities	11,722	—	(5)	11,717	—	971	12,688
Provisions	415	216	20	651	—	144	795
Other liabilities	18,863	(13,787)	194	5,270	—	(206)	5,064
Total liabilities excluding loan capital	238,327	—	6,829	245,156	—	918	246,074
Loan Capital	—	—	—	—	—	—	—
Subordinated bonds, notes and debentures	3,702	—	—	3,702	—	1,298	5,000
Subordinated perpetual notes	512	—	—	512	—	—	512
Total loan capital	4,214	—	—	4,214	—	1,298	5,512
Total liabilities	242,541	—	6,829	249,370	—	2,216	251,586
Net assets	17,212	—	(319)	16,893	—	(2,147)	14,746
Shareholders’ equity
Share capital	5,296	—	(61)	5,235	—	—	5,235
Reserves:
Available-for-sale securities reserve	—	—	—	—	—	—	—
Share based payment reserve	—	—	142	142	—	—	142
Cash flow hedging reserve	—	—	—	—	—	51	51
Foreign currency translation reserve	(181)	—	85	(96)	—	25	(71)
Retained profits	8,777	—	(497)	8,280	—	(50)	8,230
Other equity interests	2,472	—	(2,472)	—	—	—	—
Total equity attributable to equity holders of WBC	16,364	—	(2,803)	13,561	—	26	13,587
Minority interests	848	—	2,484	3,332	—	(2,173)	1,159
Total shareholders’ equity and minority interests	17,212	—	(319)	16,893	—	(2,147)	14,746

	Transition to A-IFRS Recognition and Measurement 30 September 2005
		Share			Hybrid
		Based	Consolidation	Treasury	Capital
$m	Goodwill	Payments	of SPVs	Shares	Instruments	Other	Total
Assets
Cash and balances with central banks	—	—	1	—	—	—	1
Due from other financial institutions	—	—	4,467	—	—	—	4,467
Derivative financial instruments	—	—	(175)	—	—	—	(175)
Trading securities	—	—	97	(5)	—	—	92
Other financial assets designated at fair value	—	—	—	—	—	—	—
Available-for-sale securities	—	—	—	—	—	—	—
Investment securities	—	—	—	—	—	—	—
Loans	—	—	2,469	—	—	—	2,469
Acceptances of customers	—	—	—	—	—	—	—
Life insurance assets	—	—	(53)	(92)	—	—	(145)
Regulatory deposits with central banks overseas	—	—	—	—	—	—	—
Due from controlled entities	—	—	—	—	—	—	—
Investments in controlled entities	—	—	—	—	—	—	—
Goodwill and other intangible assets	146	—	—	—	—	—	146
Property, plant & equipment	—	—	—	—	—	(13)	(13)
Deferred tax assets	—	6	—	—	8	(139)	(125)
Other assets	—	—	34	—	—	(241)	(207)
Total assets	146	6	6,840	(97)	8	(393)	6,510
Liabilities
Due to other financial institutions	—	—	—	—	—	—	—
Deposits at fair value	—	—	—	—	—	—	—
Deposits at amortised cost	—	—	(202)	—	—	—	(202)
Derivative financial instruments	—	—	—	—	—	—	—
Trading liabilities and other financial liabilities designated at fair value	—	—	97	—	—	—	97
Debt issues	—	—	6,983	—	—	—	6,983
Acceptances	—	—	—	—	—	—	—
Current tax liabilities	—	—	(8)	—	—	(3)	(11)
Deferred tax liabilities	—	—	—	—	—	(247)	(247)
Life insurance liabilities	—	—	—	—	—	(5)	(5)
Provisions	—	19	—	—	—	1	20
Other liabilities	—	—	(30)	—	—	224	194
Total liabilities excluding loan capital	—	19	6,840	—	—	(30)	6,829
Loan Capital	—	—	—	—	—	—	—
Subordinated bonds, notes and debentures	—	—	—	—	—	—	—
Subordinated perpetual notes	—	—	—	—	—	—	—
Total loan capital	—	—	—	—	—	—	—
Total liabilities	—	19	6,840	—	—	(30)	6,829
Net assets	146	(13)	—	(97)	8	(363)	(319)
Shareholders’ equity	—	—	—	—	—	—	—
Share capital	—	—	—	(61)	—	—	(61)
Reserves:
Available-for-sale securities reserve	—	—	—	—	—	—	—
Share based payment reserve	—	142	—	—	—	—	142
Cash flow hedging reserve	—	—	—	—	—	—	—
Foreign currency translation reserve	—	—	—	—	—	85	85
Retained profits	146	(155)	—	(36)	(4)	(448)	(497)
Other equity interests	—	—	—	—	(2,472)	—	(2,472)
Total equity attributable to equity holders of WBC	146	(13)	—	(97)	(2,476)	(363)	(2,803)
Minority interests	—	—	—	—	2,484	—	2,484
Total shareholders’ equity and minority interests	146	(13)	—	(97)	8	(363)	(319)

	Adoption of AASB 132/139 Recognition and Measurement 1 October 2005
	Classification	Hybrid				Derivatives
	and	Capital	Insurance	Effective	Loan	and
$m	Measurement	Instruments	Contracts	Yield	Provisioning	Hedging	Other	Total
Assets
Cash and balances with central banks	—	—	—	—	—	—	—	—
Due from other financial institutions	1	—	—	—	—	7	—	8
Derivative financial instruments	7	—	—	—	—	(359)	—	(352)
Trading securities	132	—	—	—	—	—	—	132
Other financial assets designated at fair value	1,643	—	—	—	—	—	—	1,643
Available-for-sale securities	(1,886)	—	—	—	—	1	—	(1,885)
Investment securities	—	—	—	—	—	—	—	—
Loans	5,140	—	—	5	729	(57)	—	5,817
Acceptances of customers	(4,864)	—	—	—	—	—	—	(4,864)
Life insurance assets	2	—	—	—	—	—	—	2
Regulatory deposits with central banks overseas	1	—	—	—	—	—	—	1
Due from controlled entities	—	—	—	—	—	—	—	—
Investments in controlled entities	—	—	—	—	—	—	—	—
Goodwill and other intangible assets	—	—	—	—	—	—	—	—
Property, plant & equipment	—	—	—	—	—	—	—	—
Deferred tax assets	10	(4)	7	112	(178)	(25)	—	(78)
Other assets	(35)	—	34	(328)	5	(32)	1	(355)
Total assets	151	(4)	41	(211)	556	(465)	1	69
Liabilities
Due to other financial institutions	11	—	—	—	—	40	—	51
Deposits at fair value	—	—	—	—	—	—	—	—
Deposits at amortised cost	10	—	—	86	—	—	—	96
Derivative financial instruments	20	—	—	(6)	2	(211)	1	(194)
Trading liabilities and other financial liabilities designated at fair value	3,491	—	—	—	—	—	—	3,491
Debt issues	1,673	—	—	(160)	—	(93)	—	1,420
Acceptances	(4,864)	—	—	—	—	—	—	(4,864)
Current tax liabilities	1	—	(3)	(16)	—	1	—	(17)
Deferred tax liabilities	7	—	10	56	(2)	(45)	—	26
Life insurance liabilities	3	826	142	—	—	—	—	971
Provisions	—	—	—	—	144	—	—	144
Other liabilities	(180)	—	24	(6)	16	(60)	—	(206)
Total liabilities excluding loan capital	172	826	173	(46)	160	(368)	1	918
Loan Capital	—	—	—	—	—	—	—	—
Subordinated bonds, notes and debentures	—	1,343	—	(11)	—	(34)	—	1,298
Subordinated perpetual notes	—	—	—	—	—	—	—	—
Total loan capital	—	1,343	—	(11)	—	(34)	—	1,298
Total liabilities	172	2,169	173	(57)	160	(402)	1	2,216
Net assets	(21)	(2,173)	(132)	(154)	396	(63)	—	(2,147)
Shareholders’ equity	—	—	—	—	—	—	—	—
Share capital	—	—	—	—	—	—	—	—
Reserves:
Available-for-sale securities reserve	—	—	—	—	—	—	—	—
Share based payment reserve	—	—	—	—	—	—	—	—
Cash flow hedging reserve	—	—	—	—	—	51	—	51
Foreign currency translation reserve	—	22	—	—	1	1	1	25
Retained profits	(21)	(22)	(132)	(154)	395	(115)	(1)	(50)
Other equity interests	—	—	—	—	—	—	—	—
Total equity attributable to equity holders of WBC	(21)	—	(132)	(154)	396	(63)	—	26
Minority interests	—	(2,173)	—	—	—	—	—	(2,173)
Total shareholders’ equity and minority interests	(21)	(2,173)	(132)	(154)	396	(63)	—	(2,147)

	30 September 2005
	Previous	Recognition and	Restated
	AGAAP	Presentation	Measurement	A-IFRS
	30 September	30 September	30 September	30 September
$m	2,005	2005	2005	2005
Interest income	15,113	—	431	15,544
Interest expense	(9,868)	—	(417)	(10,285)
Net interest income	5,245	—	14	5,259
Non-interest income	3,560	—	(106)	3,454
Net operating income	8,805	—	(92)	8,713
Operating expenses:
Salaries and other staff expenses	(2,131)	—	(55)	(2,186)
Equipment and occupancy expenses	(596)	—	—	(596)
Other expenses	(1,546)	—	169	(1,377)
Impairment losses on loans	(382)	—	—	(382)
Profit from ordinary activities before income tax expense	4,150	—	22	4,172
Income tax expense	(1,222)	—	(1)	(1,223)
Net profit from ordinary activities after tax	2,928	—	21	2,949
Net profit attributable to minority interests	(110)	—	(141)	(251)
Total attributable to equity holders of WBC	2,818	—	(120)	2,698

	Recognition and Measurement 30 September 2005
		Share			Hybrid
		Based	Consolidation	Treasury	Capital
$m	Goodwill	Payments	of SPVs	Shares	Instruments	Other	Total
Interest income	—	—	431	—	—	—	431
Interest expense	—	—	(411)	—	—	(6)	(417)
Net interest income	—	—	20	—	—	(6)	14
Non-interest income	(27)	—	(51)	(32)	—	4	(106)
Net operating income	(27)	—	(31)	(32)	—	(2)	(92)
Operating expenses:	—	—	—	—	—	—	—
Salaries and other staff expenses	—	(63)	—	—	—	8	(55)
Equipment and occupancy expenses	—	—	—	—	—	—	—
Other expenses	168	—	(1)	—	—	2	169
Impairment losses on loans	—	—	—	—	—	—	—
Profit from ordinary activities before income tax expense	141	(63)	(32)	(32)	—	8	22
Income tax expense	8	6	32	—	(45)	(2)	(1)
Net profit from ordinary activities after tax	149	(57)	—	(32)	(45)	6	21
Net profit attributable to minority interests	—	—	—	—	(141)	—	(141)
Total attributable to equity holders of WBC	149	(57)	—	(32)	(186)	6	(120)

	1 October 2004
		Transition to A-IFRS
$m	Previous AGAAP 30 September 2004	Presentation 1 October 2004 2004	Recognition and Measurement 1 October 2004 2004	Restated A-IFRS 1 October 2004 2004
Assets
Cash and balances with central banks	1,800	724	1	2,525
Due from other financial institutions	9,538	(724)	4,761	13,575
Derivative financial instruments	—	8,343	(199)	8,144
Trading securities	9,698	2,488	29	12,215
Other financial assets designated at fair value	—	—	—	—
Investment securities	3,714	—	—	3,714
Loans	182,471	—	1,056	183,527
Acceptances of customers	5,534	—	—	5,534
Life insurance assets	12,957	—	(117)	12,840
Regulatory deposits with central banks overseas	523	—	—	523
Goodwill and other intangible assets	2,394	454	(21)	2,827
Property, plant & equipment	1,445	(376)	(20)	1,049
Deferred tax assets	838	—	67	905
Other assets	14,167	(10,909)	(273)	2,985
Total assets	245,079	—	5,284	250,363
Liabilities
Due to other financial institutions	7,071	—	—	7,071
Deposits at fair value	146,533	—	(256)	146,277
Deposits at amortised cost	—	—	—	—
Derivative financial instruments	—	9,556	—	9,556
Trading liabilities and other financial liabilities designated at fair value	—	3,829	—	3,829
Debt issues	36,188	—	5,908	42,096
Acceptances	5,534	—	—	5,534
Current tax liabilities	1	—	(1)	—
Deferred tax liabilities	110	—	(54)	56
Life insurance liabilities	10,782	—	—	10,782
Provisions	427	212	18	657
Other liabilities	17,685	(13,597)	115	4,203
Total liabilities excluding loan capital	224,331	—	5,730	230,061
Loan Capital	—	—	—	—
Subordinated bonds, notes and debentures	3,885	—	—	3,885
Subordinated perpetual notes	546	—	—	546
Total loan capital	4,431	—	—	4,431
Total liabilities	228,762	—	5,730	234,492
Net assets	16,317	—	(446)	15,871
Shareholders’ equity
Share capital	4,234	—	(50)	4,184
Reserves	(83)	—	162	79
Retained profits	7,812	—	(569)	7,243
Other equity interests	2,925	—	(2,925)	—
Total equity attributable to equity holders of WBC	14,888	—	(3,382)	11,506
Minority interests	1,429	—	2,936	4,365
Total shareholders’ equity and minority interests	16,317	—-	(446)	15,871

	Recognition and Measurement 1 October 2004
$m	Goodwill	Share Based Payments	Consolidation of SPVs	Treasury Shares	Hybrid Capital Instruments	Other	Total
Assets
Cash and balances with central banks	—	—	1	—	—	—	1
Due from other financial institutions	—	—	4,761	—	—	—	4,761
Derivative financial instruments	—	—	(199)	—	—	—	(199)
Trading securities	—	—	40	(11)	—	—	29
Other financial assets designated at fair value	—	—	—	—	—	—	—
Investment securities	—	—	—	—	—	—	—
Loans	—	—	1,056	—	—	—	1,056
Acceptances of customers	—	—	—	—	—	—	—
Life insurance assets	—	—	(68)	(49)	—	—	(117)
Regulatory deposits with central banks overseas	—	—	—	—	—	—	—
Goodwill and other intangible assets	(21)	—	—	—	—	—	(21)
Property, plant & equipment	—	—	—	—	—	(20)	(20)
Deferred tax assets	—	6	—	—	7	54	67
Other assets	27	—	5	—	—	(305)	(273)
Total assets	6	6	5,596	(60)	7	(271)	5,284
Liabilities
Due to other financial institutions	—	—	—	—	—	—	—
Deposits at fair value	—	—	(256)	—	—	—	(256)
Deposits at amortised cost	—	—	—	—	—	—	—
Derivative financial instruments	—	—	—	—	—	—	—
Trading liabilities and other financial liabilities designated at fai	—	—	—	—	—	—	—
Debt issues	—	—	5,908	—	—	—	5,908
Acceptances	—	—	—	—	—	—	—
Current tax liabilities	8	—	(8)	—	—	(1)	(1)
Deferred tax liabilities	—	—	—	—	—	(54)	(54)
Life insurance policy liabilities	—	—	—	—	—	—	—
Provisions	—	18	—	—	—	—	18
Other liabilities	—	—	(48)	—	—	163	115
Total liabilities excluding loan capital	8	18	5,596	—	—	108	5,730
Loan Capital	—	—	—	—	—	—	—
Subordinated bonds, notes and debentures	—	—	—	—	—	—	—
Subordinated perpetual notes	—	—	—	—	—	—	—
Total loan capital	—	—	—	—	—	—	—
Total liabilities	8	18	5,596	—	—	108	5,730
Net assets	(2)	(12)	—	(60)	7	(379)	(446)
Shareholders’ equity
Share capital	—	—	—	(50)	—	—	(50)
Reserves	—	79	—	—	—	83	162
Retained profits	(2)	(91)	—	(10)	(4)	(462)	(569)
Other equity interests	—	—	—	—	(2,925)	—	(2,925)
Total equity attributable to equity holders of WBC	(2)	(12)	—	(60)	(2,929)	(379)	(3,382)
Minority interests	—	—	—	—	2,936	—	2,936
Total shareholders’ equity and minority interests	(2)	(12)	—	(60)	7	(379)	(446)

Note 25.  Reconciliation to US generally accepted accounting principles

$m	Year End Sept 06	Year End Sept 05
Statement of income
Net profit as reported under A-IFRS	3,071	2,698
Items having an effect of increasing (decreasing) reported income (related tax impact of item shown separately)
Premises and sites	51	20
Goodwill fair value adjustments	—	11
Related income tax (expense)	—	(3)
Superannuation (pension) expense/(credit)	(128)	(43)
Related income tax (expense)/credit	39	12
Wealth management	(117)	(14)
Related income tax credit	35	5
Employee share option compensation	—	4
Employee share plan compensation	—	(19)
Related income tax credit	—	—
Other debt instruments	(24)	21
Deconsolidation of trust preferred structures (under FIN 46R)	(90)	47
Change in estimate - Allowance for loan losses	569	—
Related income tax (expense)	(178)	—
Other non-financial assets	—	(2)
Related income tax credit	—	10
Capitalised software	(18)	(8)
Related income tax credit	5	2
Derivative instruments (under SFAS 133)	—	15
Related income tax credit/(expense)	—	(2)
Fair value hedges	(141)	—
Related income tax credit	42	—
Cash flow hedges	(78)	—
Related income tax (expense)	25	—
Restructuring costs	—	15
Related income tax credit/(expense)	—	(2)
Service fees	—	(48)
Related income tax credit	—	15
New Zealand Class shares	—	49
Treasury shares	—	32
Effective yield adjustments	(202)	—
Related income tax (expense)/credit	60	—
Other	15	1
Related income tax credit	—	—
Net income according to US GAAP	2,936	2,813
Adjustments to determine other comprehensive income under US GAAP (net of tax)
Net income recognised directly in equity under A-IFRS	1	(96)
Other debt instruments - FCTR adjustment	21	47
Unrealised net gain on available-for-sale securities	(209)	54
Cash flow hedges	53	—
Total comprehensive income according to US GAAP	2,802	2,818
Equity attributable to equity holders of WBC as reported under A-IFRS	14,186	13,561
Adjustments:
Premises and sites	(31)	(75)
Goodwill	359	359
Superannuation (pension) asset	335	424
Wealth management assets (net of tax)	(66)	(37)
Available-for-sale securities	—	156
Employee share plan compensation - tax effect	—	19
Other debt instruments	39	27
Deconsolidation of trust preferred structures (under FIN 46R)	—	189
Other non-financial assets	—	—
Capitalised software	(36)	(24)
Derivative instruments (under SFAS 133)	—	(7)
Fair value hedges	(56)	—
Service fees	-	19
Effective yield adjustment	235	—
Treasury shares	—	97
Deferred tax assets/liabilities	—	9
Other	—	—
Equity attributable to equity holders according to US GAAP	14,965	14,717

Note 26.  Contingent liabilities

Litigation

Contingent liabilities exist in respect of actual and potential claims and proceedings.  An assessment of the Group’s likely loss has been made on a case-by-case basis and a provision has been made where appropriate within the credit litigation provision.

We are one of 20 defendant banks named in proceedings concerning the Bell Group of companies.  The proceedings have been brought by the liquidators of several Bell Group companies and seek to challenge the defendant banks’ entitlement to receive the proceeds of realisation of Bell Group assets in the early 1990’s. The proceedings concluded recently and we are awaiting judgment.  It is not possible to estimate the potential impact, however, we believe that we have good prospects of success.

The New Zealand Commerce Commission prosecuted the New Zealand Branch (NZ Branch), and has prosecuted or is prosecuting six other banks and two card services companies, under the Fair Trading Act 1986 in relation to disclosure of international currency conversion fees charged on foreign currency credit card and debit card transactions.  105 charges were laid against the NZ Branch (plus one duplicate charge). The NZ Branch has pleaded guilty to 19 charges of breaching the Fair Trading Act 1986 and 86 charges were withdrawn.  On 29 September 2006, the NZ Branch was convicted and discharged in respect of 7 charges, and convicted and fined a total of NZ$570,000 (A$498,000) in respect of the remaining 12 charges.  The NZ Branch has also settled civil proceedings brought against it by the Commerce Commission claiming refunds of the currency conversion fees paid by customers during the relevant periods covered by the claim for NZ$4.5million (A$3.9 million), which will be refunded to customers in accordance with an agreed process. In addition, the Commerce Commission has served 29 charges on The Warehouse Financial Services Limited, a member of the Westpac Group.  The Warehouse Financial Services Limited is a joint venture with The Warehouse Limited, a New Zealand retailer, where 51% is held by us and 49% held by The Warehouse Limited. Penalties under the Fair Trading Act 1986 could include a fine of up to $200,000 per charge.  No civil proceedings have been commenced against The Warehouse Financial Services Limited.

New Zealand Inland Revenue Department Investigation

The New Zealand Inland Revenue Department (NZIRD) is reviewing a number of structured finance transactions undertaken in New Zealand and has issued reassessments in respect of seven transactions, three undertaken in the 1999 tax year, two undertaken in the 2000 tax year and two undertaken in the 2001 tax year.  The maximum potential tax liability reassessed for the 1999 year is NZ$18 million (A$16 million) (NZ$25 million (A$22 million) with interest), for the 2000 year is NZ$61 million (A$53 million) (NZ$85 million (A$74 million) with interest) and for the 2001 year is NZ$90 million (A$79 million) (NZ$127 million (A$111 million) with interest).

The NZIRD is also investigating other transactions undertaken by the New Zealand branch (NZ branch), which have materially similar features to those for which assessments have been received.  Should the NZIRD take the same position across all of these transactions, for the periods up to and including 30 September 2006, the overall primary tax in dispute will be approximately NZ$611 million (A$534 million) (this includes the amounts noted above). With interest this increases to approximately NZ$793million (A$693 million) (calculated to 30 September 2006). Proceedings disputing the reassessments with respect to the 1999, 2000 and 2001 tax years have commenced.  We are confident that the tax treatment applied in all cases is correct. A ruling was sought from the NZIRD on an initial transaction in 1999 which, following extensive review by the NZIRD, was confirmed in early 2001.  The principles underlying that ruling are applicable to, and have been followed in, all subsequent transactions.

Note 27. Events subsequent to balance date

On 1 November 2006 the assets and liabilities of the New Zealand retail banking business previously held by our New Zealand Branch were transferred to a New Zealand incorporated subsidiary to satisfy regulatory requirements.  The carrying value of the assets and liabilities transferred at 30 September 2006 was $33,536 million.

The transfer of this business to a subsidiary operating structure is not expected to have a significant impact on the Group.

Note 28.  Consolidated statement of changes in shareholders’ equity

	Half Year	Half Year	% Mov’t Mar 06-	Full Year	Full Year	% Mov’t Sept 05
$m	Sept 06	March 06	Sept 06	Sept 06	Sept 05	Sept 06
Share capital
Balance as at beginning of period	5,313	5,235	1	5,235	4,234	24
A-IFRS transition adjustment	—	—	—	—	(50)	100
Restated balance as at beginning of period	5,313	5,235	1	5,235	4,184	25
Shares issued:
Under dividend reinvestment plan	142	207	(31)	349	420	(17)
Under option and share right schemes	40	27	48	67	191	(65)
In exchange for New Zealand Class shares	—	—	—	—	451	(100)
Acquisition of Hastings Funds Management Limited	—	52	(100)	52	—	—
Shares bouqht back and cancelled	—	(212)	100	(212)	—	—
Shares purchased for delivery upon exercise of options and share rights	(33)	—	—	(33)	—	—
(Acquisition)/disposal of treasury shares	6	4	50	10	(11)	191
Balance as at period end	5,468	5,313	3	5,468	5,235	4
Available-for-sale securities reserve
Balance as at beginning of period	(1)	—	—	—	—	—
A-IFRS transition adjustment	—	—	—	—	—	—
Restated balance as at beginning of period	(1)	—	—	—	—	—
Net gains/(losses) from changes in fair value	55	2	large	57	—	—
Income tax effect	(7)	—	—	(7)	—	—
Transferred to income statements	(29)	(6)	large	(35)	—	—
Income tax effect	(3)	3	(200)	—	—	—
Balance as at period end	15	(1)	large	15	—	—
Share based payment reserve
Balance as at beginning of period	164	142	15	142	—	—
A-IFRS transition adjustment	—	—	—	—	79	(100)
Restated balance as at beginning of period	164	142	15	142	79	80
Current period movement	40	22	82	62	63	(2)
Balance as at period end	204	164	24	204	142	44
Cash flow hedging reserve
Balance as at beginning of period	32	—	—	—	—	—
A-IFRS transition adjustment	—	51	(100)	51	—	—
Restated balance as at beginning of period	32	51	(37)	51	—	—
Net gains/(losses) from changes in fair value	(45)	3	large	(42)	—	—
Income tax effect	15	(1)	large	14	—	—
Transferred to income statements	(6)	(30)	80	(36)	—	—
Income tax effect	2	9	(78)	11	—	—
Balance as at period end	(2)	32	(106)	(2)	—	—
Foreign currency translation reserve	—	—	—	—	—	—
Balance as at beginning of period	13	(96)	114	(96)	(83)	(16)
A-IFRS transition adjustment	—	25	(100)	25	83	(70)
Restated balance as at beginning of period	13	(71)	118	(71)	—	—
Transfer from retained profits	1	—	—	1	—	—
Foreign currency translation adjustment	(58)	84	(169)	26	(96)	127
Tax on foreign currency translation adjustment	13	—	—	13	—	—
Balance as at period end	(31)	13	large	(31)	(96)	68
Total reserves	186	208	(11)	186	46	large
Movements in retained profits were as follows:
Balance as at beginning of period	7,957	8,280	(4)	8,280	7,812	6
A-IFRS transition adjustment	—	(50)	100	(50)	(569)	91
Restated balance as at beginning of period	7,957	8,230	(3)	8,230	7,243	14
Net profit for the year	1,602	1,469	9	3,071	2,698	14
Deemed dividend on shares bought back	—	(791)	100	(791)	—	—
Final dividend for prior year	—	(951)	100	(951)	(782)	(22)
Interim dividend for prior year	(1,026)	—	—	(1,026)	(879)	(17)
Transfer (to)/from reserves	(1)	—	—	(1)	—	—
Balance as at period end	8,532	7,957	7	8,532	8,280	3

5.6  STATEMENT IN RELATION TO THE REVIEW OF THE FINANCIAL STATEMENTS

This report is based on financial statements that have been audited. The audit report, which was unqualified, will be made available with Westpac’s Annual Financial Report.

Dated at Sydney this 2nd day of November 2006 for and on behalf of the Board.

Richard Willcock

Group Secretary and General Counsel

6.1  CREDIT RATINGS(1) AND EXCHANGE RATES

Rating agency	Long term	Short term
Fitch Ratings	AA	F1+
Moody’s Investor Services	Aa3	P-1
Standard & Poor’s	AA-	A-1+

Twelve months to/as at	30 Sept 2006		30 Sept 2005
Currency	Average	Spot	Average	Spot
USD	0.7468	0.7481	0.7656	0.7616
GBP	0.4150	0.3993	0.4141	0.4326
NZD	1.1438	1.1446	1.0846	1.0998

Six months to/as at	30 Sept 2006		31 March 2006		30 Sept 2005
Currency	Average	Spot	Average	Spot	Average	Spot
USD	0.7519	0.7481	0.7417	0.7153	0.7642	0.7616
GBP	0.4064	0.3993	0.4236	0.4100	0.4198	0.4326
NZD	1.1959	1.1446	1.0917	1.1707	1.0861	1.0998

(1)          As at September 2006. Unchanged during the reporting period.

6.2  DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This Report contains statements that constitute ‘forward-looking statements’ within the meaning of section 21E of the US Securities Exchange Act of 1934.  The US Private Securities Litigation Reform Act of 1995 provides a ‘safe harbor’ for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as the information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information.

Forward-looking statements appear in a number of places in this Report and include statements regarding our intent, belief or current expectations with respect to our business and operations, market conditions and results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. We use words such as ‘may’, ‘expect’, ‘intend’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’, or other similar words to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of the risks or uncertainties materialise, or should underlying assumptions prove incorrect, actual results may vary materially from the plans, objectives, expectations, estimates and intentions described in this Report as anticipated, believed, estimated, expected or intended.

The factors that may impact on forward-looking statements made by us include:

•                                         Inflation, interest rate, exchange rate, market and monetary fluctuations;

•                                         The effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy;

•                                         Changes in consumer spending, saving and borrowing habits in Australia, New Zealand and in other countries in which we conduct our operations;

•                                         The effects of competition in the geographic and business areas in which we conduct operations;

•                                         The ability to maintain or to increase market share and control expenses;

•                                         The timely development of and acceptance of new products and services and the perceived overall value of these products and services by users;

•                                         Technological changes;

•                                         Demographic changes and changes in political, social and economic conditions in any of the major markets in which we operate; and

•                                         Various other factors beyond our control.

The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by us, refer to the section on ‘Risk factors’ in our 2006 Annual Financial Report.  When relying on forward-looking statements to make decisions with respect to us, investors and others should carefully consider the foregoing factors and other uncertainties and events.

We are under no obligation, and do not intend, to update any forward-looking statements contained in this Report, whether as a result of new information, future events or otherwise, after the date of this Report.

6.3  SHAREHOLDER CALENDAR

Westpac shares are listed on the Stock Exchanges in Australia, New Zealand, New York and Tokyo.

Important dates for shareholders to note over the following months are:

Ex-dividend date	16 November 2006
Record date for final dividend (Sydney)	22 November 2006	5.00pm (Sydney time)
Record date for final dividend (New York)(1)	21 November 2006	5.00pm (New York time)
Final dividend payment	13 December 2006

Share Registries
Australia	New Zealand
Ordinary shares on the main register	Ordinary shares on the New Zealand branch register
Link Market Services Limited	Link Market Services Limited
Level 12, 680 George Street	Level 12, 120 Albert Street
Sydney NSW 2000 Australia	Auckland 1030 New Zealand

New York	Tokyo
Depositary in USA for American Depository Shares	Paying and share handling agent in Japan for shares
JP Morgan Service Centre	listed on the Tokyo Stock Exchange
P0 Box 3408	Mitsubishi UFJ Trust & Banking Corporation
South Hackensack	1-7-7, Nishi-Ikebukuro
NJ 07606-3408	Toshima-ku
USA	Tokyo 171-85O8 Japan

For further information contact:
Media:
David Lording, Head of Media Relations, +61 (0)2 8253 3510

Analysts and Investors:
Andrew Bowden, Head of Investor Relations, +61 (0) 2 8253 4008

Richard Willcock
Group Secretary and General Counsel

(1)          Dividends will be converted to local currency at the rate ruling on the date of payment of dividend.

7.1  FULL YEAR SEGMENT RESULT

12 months to 30 September 2006	Business and Consumer	New	BT Financial Group	Westpac Institutional	Pacific	Group Business
$m	Banking	Zealand(1)	(Australia)	Bank	Banking	Unit(2)	Group
Net interest income	4,078	863	67	474	91	69	5,642
Non-interest income	1,143	388	964	845	85	150	3,575
Net operating income	5,221	1,251	1,031	1,319	176	219	9,217
Operating expenses	(2,534)	(600)	(547)	(570)	(55)	11	(4,295)
Impairment losses	(289)	(29)	—	(39)	(7)	(11)	(375)
Profit from ordinary activities before income tax expense	2,398	622	484	710	114	219	4,547
Tax expense	(716)	(196)	(145)	(206)	(32)	(127)	(1,422)
Net profit	1,682	426	339	504	82	92	3,125
Net profit attributable to outside equity interests	—	(3)	—	—	(6)	(45)	(54)
Net profit attributable to equity holders of WBC	1,682	423	339	504	76	47	3,071
Treasury shares	—	—	—	—	—	9	9
Distribution on other equity instruments	—	—	—	—	—	—	—
TPS revaluation	—	—	—	—	—	30	30
Sale of sub-custody business	—	—	—	—	—	(72)	(72)
Deferred tax asset write-off	—	—	—	—	—	41	41
Cash earnings	1,682	423	339	504	76	55	3,079
Cash earnings (cents) per ordinary share							167.2

(1)          New Zealand earnings are presented in Australian dollars (A$), converted at the average A$/NZ$ hedge exchange rate for the year (1.0959). This rate is not the same as the average rate which prevailed for the period (1.1438).

(2)          “Group Business Unit” includes the following amounts associated with the requirements of AASB 1038 Life Insurance business (AASB 1038):

(i)            Non-interest income $61 million credit.

(ii)        Tax expense $61 million debit (AASB 1038).

12 months to 30 September 2005	Business and		BT Financial	Westpac		Group
	Consumer	New	Group	Institutional	Pacific	Business
$m	Banking	Zealand(1)	(Australia)	Bank	Banking	Unit(2)	Group
Net interest income	3,770	785	31	431	73	169	5,259
Non-interest income	1,170	412	910	864	77	21	3,454
Net operating income	4,940	1,197	941	1,295	150	190	8,713
Operating expenses	(2,467)	(574)	(527)	(550)	(53)	12	(4,159)
Impairment losses	(312)	(33)	—	(37)	(3)	3	(382)
Profit from ordinary activities before income tax expense	2,161	590	414	708	94	205	4,172
Tax expense	(644)	(181)	(105)	(212)	(25)	(56)	(1,223)
Net profit	1,517	409	309	496	69	149	2,949
Net profit attributable to outside equity interests	—	(4)	—	(12)	(4)	(231)	(251)
Net profit attributable to equity holders of WBC	1,517	405	309	484	65	(82)	2,698
Treasury shares	—	—	—	—	—	32	32
Distribution on other equity instruments	—	—	—	—	—	49	49
TPS revaluation	—	—	—	—	—	25	25
Sale of sub-custody business	—	—	—	—	—	—	—
Deferred tax asset write-off	—	—	—	—	—	—	—
Cash earnings	1,517	405	309	484	65	24	2,804
Cash earnings (cents) per ordinary share							151.5

1                    New Zealand earnings are presented in Australian dollars (A$), converted at the average A$/NZ$ hedge exchange rate for the year (1.1424).  This rate is not the same as the average rate which prevailed for the period (1.0846).

2                    “Group Business Unit” includes the following amounts associated with the requirements of AASB 1038 Life Insurance business (AASB 1038) and the consolidation of certain Managed Investment Schemes (MIS) by Westpac Life Insurance Services Limited and BT Life Limited:

i)                 Non-interest income $182 million credit ($94 million MIS and $88 million AASB 1038).

ii)             Operating expenses $4 million debit (MIS).

iii)         Tax expense $88 million debit (AASB 1038).

iv)           Net profit attributable to outside equity interests $90 million debit (MIS).

7.2 HALF YEAR SEGMENT RESULT

6 months to 30 September 2006 $m	Business and Consumer Banking	New Zealand((1)	BT Financial Group (Australia)	Westpac Institutional Bank	Pacific Banking	Group Business Unit(2)	Group
Net interest income	2,058	435	33	246	48	(38)	2,782
Non-interest income	596	197	497	421	41	120	1,872
Net operating income	2,654	632	530	667	89	82	4,654
Operating expenses	(1,301)	(301)	(282)	(288)	(28)	40	(2,160)
Impairment losses	(165)	(19)	—	(1)	(3)	(2)	(190)
Profit from ordinary activities before income tax expense	1,188	312	248	378	58	120	2,304
Tax expense	(348)	(98)	(74)	(115)	(15)	(23)	(673)
Net profit	840	214	174	263	43	97	1,631
Net profit attributable to outside equity interests	—	(1)	—	—	(3)	(25)	(29)
Net profit attributable to equity holders of WBC	840	213	174	263	40	72	1,602
Treasury shares	—	—	—	—	—	(3)	(3)
Distribution on other equity instruments	—	—	—	—	—	—	—
TPS revaluation	—	—	—	—	—	—	—
Sale of sub-custody business	—	—	—	—	—	(72)	(72)
Deferred tax asset write-off	—	—	—	—	—	41	41
Cashearnings	840	213	174	263	40	38	1,568
Cash earnings (cents) per ordinary share							85.5

1                    New Zealand earnings are presented in Australian dollars (A$), converted at the average A$/NZ$ hedge exchange rate for the year (1.0959).  This rate is not the same as the average rate which prevailed for the period (1.1959).

2                    “Group Business Unit” includes the following amounts associated with the requirements of AASB 1038 Life Insurance business (AASB 1038):

i)                 Non-interest income $3 million credit.

ii)             Tax expense $3 million debit (AASB 1038).

6 months to 31 March 2006	Business and		BT Financial	Westpac		Group
	Consumer	New	Group	Institutional	Pacific	Business
$m	Banking	Zealand(1)	(Australia)	Bank	Banking	Unit(2)	Group
Net interest income	2,020	428	34	228	43	107	2,860
Non-interest income	547	191	467	424	44	30	1,703
Net operating income	2,567	619	501	652	87	137	4,563
Operating expenses	(1,233)	(299)	(265)	(282)	(27)	(29)	(2,135)
Impairment losses	(124)	(10)	—	(38)	(4)	(9)	(185)
Profit from ordinary activities before income tax expense	1,210	310	236	332	56	99	2,243
Tax expense	(368)	(98)	(71)	(91)	(17)	(104)	(749)
Net profit	842	212	165	241	39	(5)	1,494
Net profit attributable to outside equity interests	—	(2)	—	—	(3)	(20)	(25)
Net profit attributable to equity holders of WBC	842	210	165	241	36	(25)	1,469
Treasury shares	—	—	—	—	—	12	12
Distribution on other equity instruments	—	—	—	—	—	—	—
TPS revaluation	—	—	—	—	—	30	30
Sale of sub-custody business	—	—	—	—	—	—	—
Deferred tax asset write-off	—	—	—	—	—	—	—
Cash earnings	842	210	165	241	36	17	1,511
Cash earnings (cents) per ordinary share							81.7

1                    New Zealand earnings are presented in Australian dollars (A$), converted at the average A$/NZ$ hedge exchange rate for the half (1.0959).  This rate is not the same as the average rate which prevailed for the period (1.0917).

2                    “Group Business Unit” includes the following amounts associated with the requirements of AASB 1038 Life Insurance business (AASB 1038):

i)                 Non-interest income $58 million credit.

ii)             Tax expense $58 million debit (AASB 1038).

7.3 NEW ZEALAND BUSINESS UNIT PERFORMANCE (A$ EQUIVALENTS TO SECTION 4.3)

New Zealand operations provide banking and wealth management products and services to New Zealand consumer and business customers.  The New Zealand wealth business includes; New Zealand Life Company and BTFG New Zealand.  The results do not include the earnings of our New Zealand Institutional Bank.  All figures are in Australian dollars (A$), converted at the average A$/NZ$ hedge exchange rate for the year (1.0959 for 2006 and 1.1424 for 2005). This rate is not the same as the average rate which is provided for the period (1.1438 for the twelve months to 30 September 2006, and 1.0846 for the twelve months to 30 September 2005).

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 06	Full Year	Full Year	Sept 05-
A$m	Sept 06	March 06	Sept 06	Sept 06	Sept 05	Sept 06
Net interest income	435	428	2	863	785	10
Non-interest income	197	191	3	388	412	(6)
Operating income	632	619	2	1,251	1,197	5
Operating expenses	(301)	(299)	(1)	(600)	(574)	(5)
Core earnings	331	320	3	651	623	4
Impairment losses	(19)	(10)	(90)	(29)	(33)	12
Profit from ordinary activities before income tax expense	312	310	1	622	590	5
Tax and outside equity interests	(99)	(100)	1	(199)	(185)	(8)
Net profit after tax / cash earnings	213	210	1	423	405	4
Economic profit	123	118	4	241	244	(1)
Expense to income ratio	47.6%	48.3%	70bps	48.0%	48.0%	—
	$bn	$bn		$bn	$bn
Deposits	19.0	17.8	7	19.0	18.1	5
Net loans	32.0	29.4	9	32.0	29.3	9
Total assets	33.8	30.9	9	33.8	30.9	9
Funds under management	1.7	1.6	6	1.7	1.7	—

8.1 FULL YEAR EARNINGS RECONCILIATION

Twelve months to 30 September 2006 $m	A-IFRS Reported Earnings(1)	Accounting Reclassifications (2)	AASB 132/139 Adjustments(3)	A-IFRS Adjusted Earnings(4)	FX Impact(5)	FX Adjusted Earnings
Net interest income	5,642	(127)	(106)	5,409	47	5,456
Non-interest income	3,575	(119)	265	3,721	7	3,728
Net operating income	9,217	(246)	159	9,130	54	9,184
Operating expenses	(4,295)	—	4	(4,291)	(34)	(4,325)
Core earnings	4,922	(246)	163	4,839	20	4,859
Impairment losses	(375)	—	(81)	(456)	(1)	(457)
Operating profit before tax	4,547	(246)	82	4,383	19	4,402
Income tax expense	(1,422)	165	(29)	(1,286)	(16)	(1,302)
Net profit	3,125	(81)	53	3,097	3	3,100
Net profit attributable to outside equity interests	(54)	89	(55)	(20)	—	(20)
Net Profit attributable to equity holders of WBC	3,071	8	(2)	3,077	3	3,080
Treasury shares	9	(9)	—	—	—	—
Distribution on other equity instruments	—	—	—	—	—	—
TPS revaluations	30	(30)	—	—	—	—
Sale of sub-custody business	(72)	72	—	—	—	—
Deferred tax asset write-off	41	(41)	—	—	—	—
Cash earnings	3,079	—	(2)	3,077	3	3,080
					FX Impact	(3)
					Adjusted Earnings	3,077

1                    Reported earnings reflect reported results prepared on an A-IFRS basis, including the impact of standards applying prospectively from 1 October 2005.

2                    To ensure the results represent a like for like comparison of performance with prior reporting periods, certain reclassifications are made to reflect the impact of accounting standards and adjustments to derive cash earnings. These reclassifications have no impact on underlying cash earnings. Details of the adjustments can be found on page 127.

3                    To ensure the results for 2006 can be compared with the prior reporting period, the impact of accounting standards under A-IFRS that only apply prospectively from 1 October 2005 (AASB 132/139 and Insurance standards) has been separately identified.  No adjustment has been made for fair valuation impacts on our Treasury business and an investment securities portfolio within the Institutional bank as these reflect returns available to shareholders and are consistent with how these businesses are run. Details of these adjustments can be found on page 129.

4                    A-IFRS Adjusted Earnings reflect A-IFRS earnings adjusted for the impact of accounting reclassifications and the impacts of AASB 132/139.

5                    To provide comparability between reporting periods we have identified the impacts of exchange rates on New Zealand earnings.  The impacts, whilst not significant at a cash earnings level due to the hedging of these earnings, have an impact on period on period growth rates on compositional line items.  In addition, the net cash earnings impact is not incorporated in adjusted cash earnings as we regard it as part of normal business operations.

Accounting Reclassifications (Group)

Note	1	2	3	4	5	6	7	8	8
Twelve months to 30 September 2006		Policyholder	Managed				Hybrid	Sale of Sub-	Deferred
		Tax	Investment	Hybrid	Treasury	New Zealand	Capital	Custody	Tax Asset
$m	Epic	Recoveries	Schemes	Revaluations	Shares	Class Shares	Benefit	Business	Write-Off	Total
Net interest income	—	—	—	—	—	—	(127)	—	—	(127)
Non-interest income	—	(61)	—	24	12	—	—	(94)	—	(119)
Net operating income	—	(61)	—	24	12	—	(127)	(94)	—	(246)
Operating expenses	—	—	—	—	—	—	—	—	—	—
Core earnings	—	(61)	—	24	12	—	(127)	(94)	—	(246)
Impairment losses	—	—	—	—	—	—	—	—	—	—
Operating profit before tax	—	(61)	—	24	12	—	(127)	(94)	—	(246)
Income tax expense	—	61	—	6	(3)	—	38	22	41	165
Net profit	—	—	—	30	9	—	(89)	(72)	41	(81)
Net profit attributable to outside equity interests	—	—	—	—	—	—	89	—	—	89
Net Profit attributable to equity holders of WBC	—	—	—	30	9	—	—	(72)	41	8
Treasury shares	—	—	—	—	(9)	—	—	—	—	(9)
Distribution on other equity instruments	—	—	—	—	—	—	—	—	—	—
TPS revaluations	—	—	—	(30)	—	—	—	—	—	(30)
Sale of sub-custody business	—	—	—	—	—	—	—	72	—	72
Deferred tax asset write-off	—	—	—	—	—	—	—	—	(41)	(41)
Cash earnings	—	—	—	—	—	—	—	—	—	—

AASB 132/139 Adjustments (Group)

Note	9	10	11	12	13
Twelve months to 30 September 2006	Debt v	Effective		Fair Value
	Equity	Yield /	Credit	and
$m	(Hybrids)	DACS	Provisioning	Hedging	Other	Total
Total Group:
Net interest income	81	(273)	81	(18)	23	(106)
Non-interest income	—	272	—	15	(22)	265
Net operating income	81	(1)	81	(3)	1	159
Operating expenses	—	5	—	—	(1)	4
Core earnings	81	4	81	(3)	—	163
Impairment losses	—	—	(81)	—	—	(81)
Operating profit before tax	81	4	—	(3)	—	82
Income tax expense	(27)	(1)	—	1	(2)	(29)
Net profit	54	3	—	(2)	(2)	53
Net profit attributable to outside equity interests	(54)	—	—	—	(1)	(55)
Net Profit attributable to equity holders of WBC	—	3	—	(2)	(3)	(2)
Treasury shares	—	—	—	—	—	—
Distribution on other equity instruments	—	—	—	—	—	—
TPS revaluations	—	—	—	—	—	—
Sale of sub-custody business	—	—	—	—	—	—
Deferred tax asset write-off	—	—	—	—	—	—
Cash earnings	—	3	—	(2)	(3)	(2)

FULL YEAR EARNINGS RECONCILIATION (CONTINUED)

Twelve months to 30 September 2005						FX
	A-IFRS Reported	Accounting	AASB 132/139	A-IFRS Adjusted	FX	Adjusted
$m	Earnings(1)	Reclassifications(2)	Adjustments(3)	Earnings(4)	Impact	Earnings
Net interest income	5,259	(113)	—	5,146	—	5,146
Non-interest income	3,454	(136)	—	3,318	—	3,318
Net operating income	8,713	(249)	—	8,464	—	8,464
Operating expenses	(4,159)	12	—	(4,147)	—	(4,147)
Core earnings	4,554	(237)	—	4,317	—	4,317
Impairment losses	(382)	—	—	(382)	—	(382)
Operating profit before tax	4,172	(237)	—	3,935	—	3,935
Income tax expense	(1,223)	122	—	(1,101)	—	(1,101)
Net profit	2,949	(115)	—	2,834	—	2,834
Net profit attributable to outside equity interests	(251)	218	—	(33)	—	(33)
Net Profit attributable to equity holders of WBC	2,698	103	—	2,801	—	2,801
Treasury shares	32	(32)	—	—	—	—
Distribution on other equity instruments	49	(49)	—	—	—	—
TPS revaluations	25	(25)	—	—	—	—
Sale of sub-custody business	—	—	—	—	—	—
Deferred tax asset write-off	—	—	—	—	—	—
Cash earnings	2,804	(3)	—	2,801	—	2,801

(1)	Reported earnings represent statutory reported results restated on an A-IFRS basis, incorporating the impacts of those standards required to be applied retrospectively.
(2)

To ensure the results represent a like for like comparison of performance with prior reporting periods, certain reclassifications are made to reflect the impact of certain accounting standards and adjustments to derive cash earnings. These reclassifications have minimal impact on underlying cash earnings. Details of the adjustments can be found on page 127.

(3)	Prior year comparative reported results have not been re-stated for the impacts of AASB 132/139 as these standards did not apply retrospectively.
(4)	A-IFRS Adjusted Earnings reflect earnings adjusted for the impact of accounting reclassifications and the impacts of AASB 132/139.

Accounting Reclassifications (Group)
Note	1	2	3	4	5	6	7	8	8
Twelve months to 30 September 2005		Policyholder	Managed				Hybrid	Sale of Sub-	Deferred
		Tax	Investment	Hybrid	Treasury	New Zealand	Capital	Custody	Tax Asset
$m	Epic	Recoveries	Schemes	Revaluations	Shares	Class Shares	Benefit	Business	Write-Off	Total
Net interest income	—	—	—	—	—	—	(113)	—	—	(113)
Non-interest income	(11)	(88)	(94)	25	32	—	—	—	—	(136)
Net operating income	(11)	(88)	(94)	25	32	—	(113)	—	—	(249)
Operating expenses	8	—	4	—	—	—	—	—	—	12
Core earnings	(3)	(88)	(90)	25	32	—	(113)	—	—	(237)
Impairment losses	—	—	—	—	—	—	—	—	—	—
Operating profit before tax	(3)	(88)	(90)	25	32	—	(113)	—	—	(237)
Income tax expense	—	88	—	—	—	—	34	—	—	122
Net profit	(3)	—	(90)	25	32	—	(79)	—	—	(115)
Net profit attributable to outside equity interests	—	—	90	—	—	49	79	—	—	218
Net Profit attributable to equity holders of WBC	(3)	—	—	25	32	49	—	—	—	103
Treasury shares	—	—	—	—	(32)	—	—	—	—	(32)
Distribution on other equity instruments	—	—	—	—	—	(49)	—	—	—	(49)
TPS revaluations	—	—	—	(25)	—	—	—	—	—	(25)
Sale of sub-custody business	—	—	—	—	—	—	—	—	—	—
Deferred tax asset write-off	—	—	—	—	—	—	—	—	—	—
Cash earnings	(3)	—	—	—	—	—	—	—	—	(3)

8.2 HALF YEAR EARNINGS RECONCILIATION

Six months to 30 September 2006						FX
	A-IFRS Reported	Accounting	AASB 132/139	A-IFRS Adjusted	FX	Adjusted
$m	Earnings(1)	Reclassifications(2)	Adjustments(3)	Earnings(4)	Impact(5)	Earnings
Net interest income	2,782	(68)	(41)	2,673	43	2,716
Non-interest income	1,872	(117)	132	1,887	1	1,888
Net operating income	4,654	(185)	91	4,560	44	4,604
Operating expenses	(2,160)	—	1	(2,159)	(32)	(2,191)
Core earnings	2,494	(185)	92	2,401	12	2,413
Impairment losses	(190)	—	(48)	(238)	(1)	(239)
Operating profit before tax	2,304	(185)	44	2,163	11	2,174
Income tax expense	(673)	103	(17)	(587)	(14)	(601)
Net profit	1,631	(82)	27	1,576	(3)	1,573
Net profit attributable to outside equity interests	(29)	48	(28)	(9)	—	(9)
Net Profit attributable to equity holders of WBC	1,602	(34)	(1)	1,567	(3)	1,564
Treasury shares	(3)	3	—	—	—	—
Distribution on other equity instruments	—	—	—	—	—	—
TPS revaluations	—	—	—	—	—	—
Sale of sub-custody business	(72)	72	—	—	—	—
Deferred tax asset write-off	41	(41)	—	—	—	—
Cash earnings	1,568	—	(1)	1,567	(3)	1,564
				FX Impact		3
				Adjusted Earnings		1,567

(1)	Reported earnings represent statutory reported results restated on an A-IFRS basis, incorporating the impacts of those standards required to be applied retrospectively.
(2)

To ensure the results represent a like for like comparison of performance with prior reporting periods, certain reclassifications are made to reflect the impact of certain accounting standards and adjustments to derive cash earnings. These reclassifications have no impact on underlying cash earnings. Details of the adjustments can be found on page 127.

(3)

To ensure the results for the six months ended 30 September 2006 can be compared with the prior reporting period, the impact of accounting standards under A-IFRS that only apply prospectively from 1 October 2005 (AASB 132/139 and Insurance standards) has been separately identified. No adjustment has been made for fair valuation impacts on our Treasury business and an investment securities portfolio within the Institutional bank as these reflect returns available to shareholders and are consistent with how these businesses are run. The impacts of credit provisioning are restricted to the disclosure impact arising out of reclassifications between net interest income and impairment losses. Details of these adjustments can be found on page 129.

(4)	A-IFRS Adjusted Earnings reflect earnings adjusted for the impact of accounting reclassifications and the impacts of AASB 132/139.
(5)

To provide comparability between reporting periods we have identified the impacts of exchange rates on New Zealand earnings. The impacts, whilst not significant at a cash earnings level due to the hedging of these earnings, have an impact on period on period growth rates on compositional line items. In addition, the net cash earnings impact is not incorporated in adjusted cash earnings as we regard it as part of normal business operations.

Accounting Reclassifications (Group)

Note	1	2	3	4	5	6	7	8	8
Six months to 30 September 2006		Policyholder	Managed	-			Hybrid	Sale of Sub-	Deferred
		Tax	Investment	Hybrid	Treasury	New Zealand	Capital	Custody	Tax Asset
$m	Epic	Recoveries	Schemes	Revaluations	Shares	Class Shares	Benefit	Business	Write-Off	Total
Net interest income	—	—	—	—	—	—	(68)	—	—	(68)
Non-interest income	—	(3)	—	(19)	(1)	—	—	(94)	—	(117)
Net operating income	—	(3)	—	(19)	(1)	—	(68)	(94)	—	(185)
Operating expenses	—	—	—	—	—	—	—	—	—	—
Goodwill amortisation	—	—	—	—	—	—	—	—	—	—
Core earnings	—	(3)	—	(19)	(1)	—	(68)	(94)	—	(185)
Impairment losses	—	—	—	—	—	—	—	—	—	—
Operating profit before tax	—	(3)	—	(19)	(1)	—	(68)	(94)	—	(185)
Income tax expense	—	3	—	19	(2)	—	20	22	41	103
Net profit	—	—	—	—	(3)	—	(48)	(72)	41	(82)
Net profit attributable to outside equity interests	—	—	—	—	—	—	48	—	—	48
Net Profit attributable to equity holders of WBC	—	—	—	—	(3)	—	—	(72)	41	(34)
Goodwill amortisation	—	—	—	—	—	—	—	—	—	—
Treasury shares	—	—	—	—	3	—	—	—	—	3
Distribution on other equity instruments	—	—	—	—	—	—	—	—	—	—
TPS revaluations	—	—	—	—	—	—	—	—	—	—
Sale of sub-custody business	—	—	—	—	—	—	—	72	—	72
Deferred tax asset write-off	—	—	—	—	—	—	—	—	(41)	(41)
Cash earnings	—	—	—	—	—	—	—	—	—	—

AASB 132/139 Adjustments (Group)

Note	9	10	11	12	13
Six months to 30 September 2006	Debt v	Effective		Fair Value
	Equity	Yield /	Credit	and
$m	(Hybrids)	DACS	Provisioning	Hedging	Other	Total
Total Group:
Net interest income	40	(142)	48	(9)	22	(41)
Non-interest income	—	138	—	14	(20)	132
Net operating income	40	(4)	48	5	2	91
Operating expenses	—	2	—	—	(1)	1
Core earnings	40	(2)	48	5	1	92
Impairment losses	—	—	(48)	—	—	(48)
Operating profit before tax	40	(2)	—	5	1	44
Income tax expense	(13)	1	—	(2)	(3)	(17)
Net profit	27	(1)	—	3	(2)	27
Net profit attributable to outside equity interests	(27)	—	—	—	(1)	(28)
Net Profit attributable to equity holders of WBC	—	(1)	—	3	(3)	(1)
Treasury shares	—	—	—	—	—	—
Distribution on other equity instruments	—	—	—	—	—	—
TPS revaluations	—	—	—	—	—	—
Sale of sub-custody business	—	—	—	—	—	—
Deferred tax asset write-off	—	—	—	—	—	—
Cash earnings	—	(1)	—	3	(3)	(1)

HALF YEAR EARNINGS RECONCILIATION (CONTINUED)

Six months to 31 March 2006						FX
	A-IFRS Reported	Accounting	AASB 132/139	A-IFRS Adjusted	FX	Adjusted
$m	Earnings(1)	Reclassifications(2)	Adjustments(3)	Earnings(4)	Impact(5)	Earnings
Net interest income	2,860	(59)	(65)	2,736	4	2,740
Non-interest income	1,703	(2)	133	1,834	6	1,840
Net operating income	4,563	(61)	68	4,570	10	4,580
Operating expenses	(2,135)	—	3	(2,132)	(2)	(2,134)
Core earnings	2,428	(61)	71	2,438	8	2,446
Impairment losses	(185)	—	(33)	(218)	—	(218)
Operating profit before tax	2,243	(61)	38	2,220	8	2,228
Income tax expense	(749)	62	(12)	(699)	(2)	(701)
Net profit	1,494	1	26	1,521	6	1,527
Net profit attributable to outside equity interests	(25)	41	(27)	(11)	—	(11)
Net Profit attributable to equity holders of WBC	1,469	42	(1)	1,510	6	1,516
Treasury shares	12	(12)	—	—	—	—
Distribution on other equity instruments	—	—	—	—	—	—
TPS revaluations	30	(30)	—	—	—	—
Sale of sub-custody business	—	—	—	—	—	—
Deferred tax asset write-off	—	—	—	—	—	—
Cash earnings	1,511	—	(1)	1,510	6	1,516
				FX Impact		(6)
				Adjusted Earnings		1,510

(1)            Reported earnings represent statutory reported results restated on an A—IFRS basis, incorporating the impacts of those standards required to be applied retrospectively.

(2)            To ensure the results represent a like for like comparison of performance with prior reporting periods, certain reclassifications are made to reflect the impact of certain accounting standards and adjustments to derive cash earnings. These reclassifications have no impact on underlying cash earnings. Details of the adjustments can be found on page 127.

(3)            To ensure the results for the six months ended 31 March 2006 can be compared with the prior reporting period, the impact of accounting standards under A-IFRS that only apply prospectively from 1 October 2005 (AASB 132/139 and Insurance standards) has been separately identified.  No adjustment has been made for fair valuation impacts on our Treasury business and an investment securities portfolio within the Institutional bank as these reflect returns available to shareholders and are consistent with how these businesses are run.  The impacts of credit provisioning are restricted to the disclosure impact arising out of reclassifications between net interest income and impairment losses.  Details of these adjustments can be found on page 129.

(4)            A-IFRS Adjusted Earnings reflect earnings adjusted for the impact of accounting reclassifications and the impacts of AASB 132/139.

(5)            To provide comparability between reporting periods we have identified the impacts of exchange rates on New Zealand earnings.  The impacts, whilst not significant at a cash earnings level due to the hedging of these earnings, have an impact on period on period growth rates on compositional line items.  In addition, the net cash earnings impact is not incorporated in adjusted cash earnings as we regard it as part of normal business operations.

Accounting Reclassifications (Group)

Note	1	2	3	4	5	6	7	8	8
Six months to 31 March 2006		Policyholder	Managed				Hybrid	Sale of Sub-	Deferred
		Tax	Investment	Hybrid	Treasury	New Zealand	Capital	Custody	Tax Asset
$m	Epic	Recoveries	Schemes	Revaluations	Shares	Class Shares	Benefit	Business	Write-Off	Total
Net interest income	—	—	—	—	—	—	(59)	—	—	(59)
Non-interest income	—	(58)	—	43	13	—	—	—	—	(2)
Net operating income	—	(58)	—	43	13	—	(59)	—	—	(61)
Operating expenses	—	—	—	—	—	—	—	—	—	—
Core earnings	—	(58)	—	43	13	—	(59)	—	—	(61)
Impairment losses	—	—	—	—	—	—	—	—	—	—
Operating profit before tax	—	(58)	—	43	13	—	(59)	—	—	(61)
Income tax expense	—	58	—	(13)	(1)	—	18	—	—	62
Net profit	—	—	—	30	12	—	(41)	—	—	1
Net profit attributable to outside equity interests	—	—	—	—	—	—	41	—	—	41
Net Profit attributable to equity holders of WBC	—	—	—	30	12	—	—	—	—	42
Treasury shares	—	—	—	—	(12)	—	—	—	—	(12)
Distribution on other equity instruments	—	—	—	—	—	—	—	—	—	—
TPS revaluations	—	—	—	(30)	—	—	—	—	—	(30)
Sale of sub-custody business	—	—	—	—	—	—	—	—	—	—
Deferred tax asset write-off	—	—	—	—	—	—	—	—	—	—
Cash earnings	—	—	—	—	—	—	—	—	—	—

AASB 132/139 Adjustments (Group)

Note	9	10	11	12	13
Six months to 31 March 2006	Debt v	Effective		Fair Value
	Equity	Yield /	Credit	and
$m	(Hybrids)	DACS	Provisioning	Hedging	Other	Total
Total Group:
Net interest income	41	(131)	33	(9)	1	(65)
Non-interest income	—	134	—	1	(2)	133
Net operating income	41	3	33	(8)	(1)	68
Operating expenses	—	3	—	—	—	3
Core earnings	41	6	33	(8)	(1)	71
Impairment losses	—	—	(33)	—	—	(33)
Operating profit before tax	41	6	—	(8)	(1)	38
Income tax expense	(14)	(2)	—	3	1	(12)
Net profit	27	4	—	(5)	—	26
Net profit attributable to outside equity interests	(27)	—	—	—	—	(27)
Net Profit attributable to equity holders of WBC	—	4	—	(5)	—	(1)
Treasury shares	—	—	—	—	—	—
Distribution on other equity instruments	—	—	—	—	—	—
TPS revaluations	—	—	—	—	—	—
Sale of sub-custody business	—	—	—	—	—	—
Deferred tax asset write-off	—	—	—	—	—	—
Cash earnings	—	4	—	(5)	—	(1)

Notes

Accounting Reclassifications

(1) Epic

On 2 June 2004, Westpac through its Hastings Funds Management subsidiary, acquired a 100% interest in a group of companies holding three strategically placed natural gas pipeline assets (Epic) via a trust structure. On 14 December 2004, these companies were deconsolidated following a public offering of stapled securities in the trust structure. Included in the Group results for the twelve months ended 30 September 2005 were revenue and expenses which we have highlighted as they did not form part of our core banking activities.

(2) Policyholder tax recoveries

The Life Insurance standard AASB 1038 requires the grossing up of tax expense and income for the tax on earnings applicable to holders of our life policies (policy holder tax recoveries). We reverse the impact of this gross up to provide comparability across reporting periods.

(3) Managed investment schemes

The Life Insurance Standard previously required the consolidation of certain Managed Investment Schemes (MIS) where the statutory funds within Westpac Life Insurance Services Limited demonstrated a capacity to control these schemes. The effect on the reported results for the period ended 30 September 2005 is to increase non-interest income and operating expenses with an equivalent increase in Outside Equity Interests. This adjustment has been reversed in the prior reporting period results to provide comparability. From 1 October 2005, the accounting standard changed following the introduction of A-IFRS. The consolidation of MIS was reclassified from Outside Equity Interest to Policyholder liabilities on the Balance sheet and the gross up in the income statement no longer occurs.

(4) Hybrid revaluations

(a)           TPS 2003 hybrid revaluation

For the period ended 30 September 2006, Westpac has adjusted cash earnings for the impacts of the revaluation of a derivative hedging our US$750 million 2003 Trust Preferred Securities (TPS 2003) hybrid instrument. We have entered into an Interest rate swap as part of the structure which is measured at fair value, with changes in the fair value reported in non interest income. The underlying hybrid instrument is classified as equity under AASB 132 and measured at historic cost. The after tax amount of this revaluation is added back to derive cash earnings as it does not affect cash flows available to ordinary shareholders. We reverse the impact of these amounts in income and the cash earnings adjustment to provide comparability between reporting periods.  In addition, we also reverse the impacts of any mismatches in accounting treatment arising out of other economic hedges associated with the structure.

(b)           TPS 2004 hybrid revaluation

For the period ended 30 September 2005, Westpac adjusted cash earnings for the impacts of the revaluation of a derivative hedging our US$525 million 2004 Trust Preferred Securities (TPS 2004) hybrid instrument. We have entered into a NZ$/US$ cross currency swap in respect of the US dollar exposure on the transaction, which arises due to the funds being invested in US dollar convertible debentures that qualify as equity. Under the A-IFRS standards that apply with respect to comparative results, the revaluation of the swap is reported in non-interest income while the equity instruments are retranslated at historic exchange rates. The after tax amount of this revaluation is added back to derive cash earnings as it does not affect cash flows available to ordinary shareholders. We reverse the impact of the revaluation of the hedging derivative in income and cash earnings adjustment to provide comparability between reporting periods.  From 1 October 2005, following the introduction of AASB 132/139, the accounting treatment of TPS 2004 was changed from equity to debt classification and the swap revaluation now offsets the revaluation of the debt instrument within income.

(5) Treasury shares

Under A-IFRS, shares in Westpac Banking Corporation held by the Group, including securities held in statutory life funds and consolidated managed investment vehicles, are reclassified as treasury shares and accounted for as a deduction from share capital.  Any changes in the value of treasury shares held are recognised in equity at the time of disposal and dividends are not recognised as income or distributions. Recognition of income related to treasury shares is prohibited under AIFRS. We reverse these amounts from income and cash earnings to provide comparability between reporting periods.

(6) New Zealand Class shares

Under A-IFRS dividends on the previously outstanding New Zealand Class shares are classified as net profit attributable to outside equity interests. These distributions are added back in deriving cash earnings as it is considered that NZ Class shareholders had the same rights as ordinary shareholders. NZ Class shares were exchanged for Westpac ordinary shares in July 2005.  For the period ended 30 September 2005, these amounts have been reversed from net profit attributable to outside equity interests and the cash earnings adjustment to provide comparability between reporting periods.

(7) Hybrid Capital Impact

In analysing underlying growth in net interest income we add back the impacts of hybrid instruments, the distributions on which, are reflected in outside equity interests.  This covers distributions on both instruments classified directly as outside equity interests, and those that we have reclassified to outside equity interests as part of our A-IFRS adjustments.  The adjustment to net interest income reflects a ‘debt equivalent’ impact of the hybrid distributions.

(8) Sale of sub-custody business/deferred tax asset write-off

Significant items, that are one-off in nature, are reversed when analysing adjusted results.

A-IFRS AASB 132/139 Adjustments

(9)  Debt v equity (hybrids)

Hybrid instruments issued by the Group are classified as other equity interests under A-IFRS comparative information. Distributions on the instruments are reflected net of tax in the income statement in net profit attributable to outside equity interests. From 1 October 2005 the Fixed Interest Resettable Trust Securities (FIRsTS) and TPS 2004 hybrid equity instruments were reclassified as debt on the balance sheet. From this date distributions on these instruments have been classified as interest expense in the income statement with associated tax recorded in tax expense. Trust Preferred Securities 2003 (TPS 2003) and Trust Preferred Securities 2006 (TPS 2006) are classified as outside equity instruments in the balance sheet with its distributions included in net profit attributable to outside equity interests in the income statement.

(10) Effective yield/deferred acquisition costs (DACs)

From 1 October 2005, certain lending and borrowing related fees received and costs paid are required to be deferred on the balance sheet as part of loans, deposits or debt issues and subsequently recognised as a yield adjustment to interest income or interest expense. Although there should be no impact on net income over time, the classifications of some income and expense items change and there will be short term impacts, with greater levels of income deferred in the short term in a growing business.  Under revised A-IFRS measurement rules, different discount rates and amortisation periods are applied when determining life insurance policyholder liabilities.  Additionally, deferred acquisition costs and deferred entry fees are no longer included in the calculation of policyholder liabilities.

(11) Credit provisioning

Under A-IFRS, Westpac has moved from using an “expected loss model” to an “incurred loss model” to estimate bad and doubtful debt charges and related balance sheet provisions. More specifically, the previous approach under AGAAP of calculating specific and general provisions will be replaced by an approach that calculates provisions that are individually assessed (similar to AGAAP specific provisions) and collectively assessed.

Significant differences between the two approaches include:

•                                            A requirement under A-IFRS that expected cash flows be discounted at the effective yield rate when calculating provisions; and

•                                            The use under A-IFRS of loss rates reflecting current experience and economic conditions, rather than being based on long run average rates used in the prior AGAAP methodology.

For disclosure purposes, a portion of the charge is required to be reflected in net interest income under A-IFRS.  We reverse this compositional change in analysing adjusted results.

(12)  Fair value and hedging

From 1 October 2005 A-IFRS requires that all derivative contracts and financial assets and liabilities, whether used as hedging instruments or otherwise, be recognised on the balance sheet at fair value, with changes in fair value recognised in the income statement. Excluding the impacts of fair valuation adjustments for Treasury and the investment securities portfolio in the Institutional bank, the adjustment represents the net impact of hedge ineffectiveness and fair value changes in other financial assets and liabilities, previously held at amortised cost.

(13) Other

The other items line summarises the impact of other adjustments that are not individually significant.

8.3 AVERAGE BALANCE SHEET EXCLUDING THE IMPACT OF AASB 132/139

	Full Year			Full Year
	30 Sept 06			30 Sept 05
	Average	Interest	Average	Average	Interest	Average
	Balance	Income	Rate	Balance	Income	Rate
	$m	$m	%	$m	$m	%
Assets
Interest earning assets
Due from other financial institutions	13,957	795	5.7%	14,646	747	5.1%
Other trading assets	14,026	713	5.1%	12,108	530	4.4%
Investment securities	4,142	270	6.5%	3,034	225	7.4%
Regulatory deposits	331	16	4.8%	448	12	2.7%
Loans and other receivables	214,794	15,891	7.4%	193,462	14,212	7.3%

Total interest earning assets and interest income	247,250	17,685	7.2%	223,698	15,726	7.0%
Non-interest earning assets

Cash, due from other financial institutions and regulatory deposits	733			1,396

Life insurance assets	14,039			13,353
All other assets	16,918			14,751
Provisions for impairment losses on loans	(1,813)			(1,743)
Total non-interest earning assets	29,877			27,757
Acceptances of customers	4,895			5,235
Total assets	282,022			256,690

	Full Year			Full Year
	30 Sept 06			30 Sept 05
	Average	Interest	Average	Average	Interest	Average
	Balance	Expense	Rate	Balance	Expense	Rate
	$m	$m	%	$m	$m	%
Liabilities
Interest bearing liabilities
Deposits	152,840	7,568	5.0%	140,873	6,549	4.6%
Due to other financial institutions	10,041	532	5.3%	8,190	363	4.4%
Loan capital	4,863	262	5.4%	4,487	214	4.8%
Other interest bearing liabilities	58,860	3,676	n/a	49,744	3,127	n/a

Total interest bearing liabilities and interest expense	226,604	12,038	5.3%	203,294	10,253	5.0%

Non-interest bearing liabilities
Deposits and due to other financial institutions	6,392			6,332
Life insurance policy liabilities	11,956			11,368
All other liabilities	14,632			14,303
Total non-interest bearing liabilities	32,980			32,003
Acceptances	4,895			5,235
Total liabilities	264,479			240,532
Shareholders’ equity	13,657			12,651
Outside equity interests	3,886			3,507
Total equity	17,543			16,158
Total liabilities and equity	282,022			256,690

8.4 MARGIN ANALYSIS EXCLUDING THE IMPACT OF AASB 132/139

Group	Full Year Sept 06	Full Year Sept 05
External interest earning assets ($m)	247,250	223,698
Net interest income ($m)	5,647	5,473
Interest spread (%)	1.84%	1.99%
Benefit of net non-interest bearing liabilities and equity (%)	0.44%	0.46%
Interest margin (%)	2.28%	2.45%

	External Interest Earning Assets ($m)		Net Interest Income ($m)(1)		Interest Margin (%)
Analysis by Business Unit	Full Year Sept 06	Full Year Sept 05	Full Year Sept 06	Full Year Sept 05	Full Year Sept 06	Full Year Sept 05
Business and Consumer Banking	151,909	136,855	3,651	3,462	2.40%	2.53%
Westpac Institutional Bank	43,820	40,223	253	284	0.58%	0.71%
New Zealand (AUD)	30,316	28,211	726	682	2.39%	2.42%
BT Financial Group	3,332	2,376	(77)	(85)	(2.30%)	(3.56%)
Pacific Banking	861	698	80	64	9.34%	9.23%
Group Business Unit	17,012	15,335	1,014	1,066	5.96%	6.95%
Group total	247,250	223,698	5,647	5,473
Tax equivalent gross up			(111)	(214)
Reported net interest income			5,536	5,259
New Zealand (NZ$)	34,527	30,614	795	779	2.30%	2.55%

(1)          Excludes the impact of capital benefit, representing the notional revenue earned on capital allocated to business units under the Bank’s economic capital framework.

8.5 HALF ON HALF AVERAGE BALANCE SHEET

	Half Year Sept 06			Half Year Mar 06			Full year Sep 06
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Balance	Income	Rate	Balance	Income	Rate	Balance	Income	Rate
	$m	$m	%	$m	$m	%	$m	$m	%
Assets
Interest earning assets
Due from other financial institutions	14,314	423	5.9%	13,602	372	5.5%	13,959	795	5.7%
Trading securities	14,522	345	4.7%	13,527	373	5.5%	14,026	718	5.1%
Available-for-sale securities	771	27	7.0%	867	24	5.5%	819	51	6.2%
Investment Securities
Other financial assets designated at fair value	3,038	98	6.4%	2,775	95	6.8%	2,907	193	6.6%
Regulatory deposits	334	9	5.4%	328	7	4.3%	331	16	4.8%
Loans and other receivables	224,900	8,468	7.5%	212,389	7,931	7.5%	218,661	16,399	7.5%
Total interest earning assets and interest income	257,879	9,370	7.2%	243,488	8,802	7.2%	250,703	18,172	7.2%
Non-interest earning assets
Cash, due from other financial institutions and regulatory deposits	493			976			734
Life insurance assets	14,373			13,703			14,039
All other assets	16,409			16,744			16,576
Provisions for impairment losses on loans
Total non-interest earning assets	31,275			31,423			31,349
Acceptances of customers
Total assets	289,154			274,911			282,052

	Half Year Sept 06			Half Year Mar 06			Full Year 30 Sept 06
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
	$m	$m	%	$m	$m	%	$m	$m	%
Liabilities
Interest bearing liabilities
Deposits	157,434	3,988	5.1%	148,389	3,581	4.8%	152,924	7,569	4.9%
Due to other financial institutions	9,511	259	5.4%	10,622	273	5.2%	10,065	532	5.3%
Other financial liabilities designated at fair value	4,990	155	6.2%	4,292	130	6.1%	4,642	285	6.1%
Loan capital	6,301	178	5.6%	6,163	169	5.5%	6,232	347	5.6%
Other interest bearing liabilities	61,861	1,954	n/a	56,429	1,732	n/a	59,153	3,686	n/a
Total interest bearing liabilities and interest expense	240,097	6,534	5.4%	225,895	5,885	5.2%	233,016	12,419	5.3%
Non-interest bearing liabilities
Deposits and due to other financial institutions	6,235			6,578			6,406
Life insurance policy liabilities	13,507			12,761			13,135
All other liabilities	14,100			15,209			14,653
Total non-interest bearing liabilities	33,842			34,548			34,194
Acceptances of customers
Total liabilities	273,939			260,443			267,210
Shareholders’ equity	13,552			13,185			13,369
Outside equity interests	1,662			1,283			1,473
Total equity	15,214			14,468			14,842
Total liabilities and equity	289,153			274,911			282,052

9. ECONOMIC PROFIT

Economic profit is defined as cash earnings less a capital charge calculated at 10.5% of average ordinary equity plus the estimated value of franking credits paid to shareholders. Business unit economic profit is defined as cash earnings less a capital charge calculated at 10.5% on allocated capital plus 70% of the value of Australian tax paid.  The measure of capital, the cost of capital and the franking benefit calculation differs between the Group and that used by business units.  As a result the sum of business units’ economic profit will not equal the Group’s economic profit.

Economic profit is used as a key measure of our financial performance because it focuses on shareholder value by requiring a return in excess of a risk—adjusted cost of capital.

Reconciliation of economic profit to net profit attributable to equity holders for the twelve months to 30 September 2006

		Business and	Westpac			BT Financial
		Consumer	Institutional	New	Pacific	Group
$m	Group	Banking	Bank	Zealand(1)	Banking	(Australia)
Net profit attributable to equity holders	3,071	1,682	504	423	76	339
Treasury shares	9
Distribution on other equity instruments
TPS revaluations	30
Sale of sub-custody business	(72)	—	—	—	—	—
Deferred tax asset write-off	41	—	—	—	—	—
Cash earnings	3,079	1,682	504	423	76	339
Franking benefit	628	501	116	—	—	101
Adjusted cash earnings	3,707	2,183	620	423	76	440
Average ordinary equity	13,369	5,644	2,961	1,738	132	2,078
Equity charge	(1,404)	(593)	(311)	(182)	(14)	(218)
Economic profit	2,303	1,590	309	241	62	222

Reconciliation of economic profit to net profit attributable to equity holders for the twelve months to 30 September 2005

		Business and	Westpac			BT Financia
		Consumer	Institutional	New	Pacific	Group
$m	Group	Banking	Bank	Zealand1(1)	Banking	(Australia)
Net profit attributable to equity holders	2,698	1,517	484	405	65	309
Treasury shares	32
Distribution on other equity instruments	49
TPS revaluations	25
Sale of sub-custody business	—	—	—	—	—	—
Deferred tax asset write-off	—	—	—	—	—	—
Cash earnings	2,804	1,517	484	405	65	309
Franking benefit	557	451	128	9	—	74
Adjusted cash earnings	3,361	1,968	612	414	65	383
Average ordinary equity	12,651	5,479	2,688	1,622	137	2,066
Equity charge	(1,328)	(575)	(282)	(170)	(14)	(217)
Economic profit	2,033	1,393	330	244	51	166

(1)          In A$ equivalents.

Reconciliation of economic profit to net profit attributable to equity holders for the six months ended 30 September 2006

		Business and	Westpac			BT Financial
		Consumer	Institutional	New	Pacific	Group
$m	Group	Banking	Bank	Zealand(1)	Banking	(Australia)
Net profit attributable to equity holders	1,602	840	263	213	40	174
Treasury shares	(3)
Distribution on other equity instruments
TPS revaluations
Sale of sub-custody business	(72)	—	—	—	—	—
Deferred tax asset write-off	41	—	—	—	—	—
Cash earnings	1,568	840	263	213	40	174
Franking benefit	320	243	57	—	—	52
Adjusted cash earnings	1,888	1,083	320	213	40	226
Average ordinary equity	13,552	5,484	2,967	1,747	144	2,088
Equity charge	(714)	(291)	(158)	(90)	(8)	(110)
Economic profit	1,174	792	162	123	32	116

Reconciliation of economic profit to net profit attributable to equity holders for the six months ended 31 March 2006

		Business and	Westpac			BT Financial
		Consumer	Institutional	New	Pacific	Group
$m	Group	Banking	Bank	Zealand(1)	Banking	(Australia)
Net profit attributable to equity holders	1,469	842	241	210	36	165
Treasury shares	12
Distribution on other equity instruments
TPS revaluations	30
Sale of sub-custody business	—	—	—	—	—	—
Deferred tax asset write-off	—	—	—	—	—	—
Cash earnings	1,511	842	241	210	36	165
Franking benefit	308	258	59	—	—	49
Adjusted cash earnings	1,819	1,100	300	210	36	214
Average ordinary equity	13,186	5,776	2,927	1,750	107	2,068
Equity charge	(690)	(302)	(153)	(92)	(6)	(108)
Economic profit	1,129	798	147	118	30	106

(1)          In A$ equivalents.

10. GLOSSARY

EARNINGS

Cash earnings

Net profit attributable to equity holders adjusted for the impact of the economic hedges related to TPS 2004 (2005 only) and TPS 2003 (2006 only), distributions on New Zealand Class shares (2005 only)(1), significant items that are one-off in nature and the impact of earnings from treasury shares.

SHAREHOLDER VALUE

Earnings per ordinary share

Net profit attributable to equity holders adjusted for dividends paid on New Zealand Class shares (2005 only)(1) divided by the weighted average ordinary shares (statutory basis). Earnings are adjusted in 2005 for New Zealand Class shares dividends as under A-IFRS these are included in net profit attributable to outside equity interests.

Cash earnings per ordinary share	Cash earnings divided by the weighted average ordinary shares (underlying basis).

Weighted average ordinary shares(1) (underlying)	Weighted average number of fully paid ordinary shares listed on the ASX for the relevant period.

Weighted average ordinary shares(1) (statutory)	Weighted average number of fully paid ordinary shares listed on the ASX for the relevant period less Westpac shares held by the Group (‘Treasury shares’)

Fully franked dividends per ordinary share (cents)	Dividends paid out of retained profits which carries a credit for Australian company income tax paid by Westpac.

Dividend payout ratio - net profit	Ordinary dividend per share divided by net profit per share attributable to the equity holders of WBC.

Dividend payout ratio - cash earnings	Ordinary dividend per share divided by cash earnings per share.

Return on equity (ROE)	Net profit attributable to equity holders adjusted for dividends paid on New Zealand Class shares (2005 only) divided by average ordinary equity.

Cash ROE	Cash earnings divided by average ordinary equity.

Economic profit - Group	Cash earnings less a capital charge calculated at 10.5% of average ordinary equity plus 70% of the estimated value of franking credits paid to shareholders.

Economic profit - Business Units	Cash earnings less a capital charge calculated at 10.5% of allocated capital plus 70% of the value of Australian tax paid.

Average ordinary equity	Average total equity less average outside equity interests and average hybrid equity.

(1)          On 11 July 2005, each NZ Class share was exchanged for one Westpac ordinary share. A total of 52.6 million ordinary shares were issued and the NZ Class shares were subsequently cancelled. There was no change to the total number of ordinary shares on issue.

PRODUCTIVITY AND EFFICIENCY

Operating expenses	Operating expenses do not include impairment losses on loans.

Expense to income ratio	Operating expenses divided by net operating income.

Total banking group expense to income ratio

Total banking operating expenses divided by total banking operating revenue. Total banking business includes Business and Consumer Banking, Institutional Bank, New Zealand banking operations, Pacific Bank and the Group Business Unit.

Full-time equivalent employees (FTE)	A calculation based on the number of hours worked by full and part-time employees as part of their normal duties. For example, the full-time equivalent of one FTE is 76 hours paid work per fortnight.
BUSINESS PERFORMANCE

Net interest spread	The difference between the average yield on all interest bearing assets and the average rate paid on interest bearing liabilities.

Net interest margin	The net interest spread plus the benefit of net non-interest bearing liabilities and equity.

Average interest earning assets	The average balance of assets held by the Group that generate interest income. Where possible, daily balances are used to calculate the average balance for the period.

Average interest bearing liabilities	The average balance of liabilities owed by the Group that incur an interest expense. Where possible, daily balances are used to calculate the average balance for the period.

CAPITAL ADEQUACY

Total capital ratio	Tier 1 capital ratio plus Tier 2 capital ratio less deductions.

Tier 1 capital ratio	Total Tier 1 capital as defined by APRA divided by risk weighted assets.

Adjusted Common Equity (ACE) ratio

ACE is equal to shareholders’ funds less hybrid equity, intangible assets, investments in insurance, funds management and securitisation entities and any other Tier 1 deductions. This is divided by risk adjusted assets.

Risk Weighted Assets (RWA)

Assets (both on and off-balance sheet) of the Bank are assigned within a certain category, amounts included in these categories are multiplied by a risk weighting, and with the resulting weighted values added together to arrive at total risk weighted assets(1).

(1)          Australian banks are required to maintain a minimum ratio of capital to risk weighted assets of 8%. In determining risk weighted assets, assets (including off-balance sheet exposures) are weighted according to notional credit risk as specified by the local regulator. Classes of asset are assigned a risk weighting according to the amount of capital required to support that asset. An additional risk weighting is determined for market risk.

ASSET QUALITY

Individually assessed provisions

Provisions rose for losses that have already been incurred on loans that are known to be impaired and are individually significant. The estimated losses on these impaired loans will be based on expected future cash flows discounted to their present value and as this discount unwinds, interest will be recognised in the statement of financial performance.

Collectively assessed provisions

Loans not found to be individually impaired or significant will be collectively assessed in pools of similar assets with similar risk characteristics. The size of the provision is an estimate of the losses already incurred and will be estimated on the basis of historical loss experience for assets with credit characteristics similar to those in the collective pool. The historical loss experience will be adjusted based on current observable data.

Impaired assets	Impaired assets, as defined by APRA can be classified into the following categories:

Non-accrual assets: Loans with individually assessed impairment provisions held against them, excluding restructured loans.

Restructured assets: assets where the original contractual terms have been formally modified to provide concessions of interest or principal for reasons related to the financial difficulties of the customer.

90 days past due: consumer exposures where contractual payments are 90 days or more in arrears and not well secured.

90 days past due — well secured

A loan facility where payments of interest or principal are 90 or more days past due and the value of the security is sufficient to cover the repayment of all principal and interest amounts due, and an additional six months interest.

OTHER

Customer satisfaction	Refers to the proportion of people for whom Westpac is their main financial institution who rate their overall relationship with Westpac as Very or Fairly Satisfied.

Employee morale	Refers to an index (between 0 and 10) rating employee satisfaction across Westpac. The closer the number is to ten, the greater the number of positive responses from surveyed participants.

AASB 132 and AASB 1 39

 AASB  32 Financial Instruments: Disclosure and Presentation and AASB 139 Financial Instruments: Recognition and Measurement. These standards are only applicable to Westpac’s results from 1 October 2005.

References are made in the profit announcement for the impacts for AASB 132/139 on Westpac’s results for 2006. Where such references are made, the impact also includes certain standards relating to insurance contracts, which were also only applicable to Westpac’s results from 1 October 2005. These standards include AASB 4: Insurance Contracts, AASB 1023: General Insurance Contracts and AASB1038: Life Insurance Contracts.

Accounting reclassifications

Adjustments made for accounting treatments that have the effect of grossing up the income statement (primarily between income and tax expense/profits attributable to outside equity interest). Key reclassifications include gross ups for policyholder tax recoveries, consolidation of managed investments schemes and the impact of treasury shares. These adjustments have no impact on cash earnings.